Exhibit 10.46
EXECUTION VERSION

*** INDICATES CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B) OF REGULATION S-K BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

February 11, 2020

LA SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER

and

BP MAURITANIA INVESTMENTS LIMITED

and

KOSMOS ENERGY MAURITANIA

and

LA SOCIETE DES PÉTROLES DU SENEGAL

and

BP SENEGAL INVESTMENTS LIMITED

and

KOSMOS ENERGY INVESTMENTS SENEGAL LIMITED

and

BP GAS MARKETING LIMITED

AGREEMENT FOR A LONG TERM SALE AND PURCHASE OF LNG from Greater Tortue/Ahmeyim field offshore Mauritania and Senegal

EXECUTION VERSION

TABLE OF CONTENTS

Clause    Headings                                     Page

1.	DEFINITIONS AND INTERPRETATION 2

2.	SALE AND PURCHASE 17

3.	SELLER GROUP 19

4.	EFFECTIVE DATE AND REPRESENTATIONS AND WARRANTIES 24

5.	COMMISSIONING 24

6.	DURATION 27

7.	QUANTITIES 28

8.	DELIVERY POINT, TITLE AND RISK 34

9.	TRANSPORTATION AND LOADING 35

10.	ANNUAL DELIVERY PROGRAMME 51

11.	CONTRACT PRICE 57

12.	INVOICING AND PAYMENT 60

13.	TAXES AND CHARGES 64

14.	QUALITY 65

15.	MEASUREMENTS AND TESTING 68

16.	FORCE MAJEURE 68

17.	LIABILITIES 75

18.	SAFETY, SECURITY AND ENVIRONMENT 76

EXECUTION VERSION

19.	IMPLEMENTATION PROCEDURES AND EXCHANGE OF INFORMATION 77

20.	FUTURE IMPLEMENTATION 77

21.	CONFIDENTIALITY 78

22.	DEFAULT AND TERMINATION 80

23.	DISPUTE SETTLEMENT AND GOVERNING LAW 84

24.	ASSIGNMENT 88

25.	MISCELLANEOUS 90

26.	NOTICES 93

EXECUTION VERSION

THIS AGREEMENT, dated this __ day of _____, 2020 is made
BETWEEN:

(1)
LA SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER, the national oil company of the Islamic Republic of Mauritania, incorporated by Decree No. 2005-106 dated 7 November 2005 as amended by Decree No. 2009-168 dated 3 May 2009 and Decree No. 2014-001 dated 6 January 2014 under the laws of the Islamic Republic of Mauritania and having its registered office at l’Ilot K Rue 42-133, N° 349, BP 4344, Nouakchott, Mauritania ("SMHPM");

(2)
BP MAURITANIA INVESTMENTS LIMITED, a company incorporated under the laws of England and Wales, with company number 10519279, and having its registered office at Chertsey Road, Sunbury On Thames, Middlesex, United Kingdom, TW16 7BP and with a registered branch in Mauritania with registration number 94860/GU/15869 ("BPMIL");

(3)
KOSMOS ENERGY MAURITANIA, a company incorporated under the laws of the Cayman Islands, with company number 266444, and having its registered office at Century Yard, 4th Floor, Cricket Square, P.O. Box 32322, George Town, Grand Cayman KY1, 1209 ("KEM");

(4)
LA SOCIETE DES PETROLES DU SENEGAL, the national oil company of the Republic of Senegal, incorporated under the Laws of the Republic of Senegal, with a share capital of 5,021,000,000 FCFA, registered at the Commercial Register under number RC-SN-DKR-1981-B-82 and modified under number SN-DKR-2013-M-4659, and having its registered office at Route du Service Geographique, Hann BP 2076, Dakar, Senegal ("PETROSEN");

(5)
BP SENEGAL INVESTMENTS LIMITED, a company incorporated under the laws of England and Wales, with registered number 09978028, and having its registered office at Chertsey Road, Sunbury On Thames, Middlesex, United Kingdom, TW16 7BP and with a registered branch in Senegal with registration number SN.DKR.2017.E.16337 ("BPSIL");

(6)
KOSMOS ENERGY INVESTMENTS SENEGAL LIMITED, a company incorporated under the laws of England and Wales, with registered number 10520822, and having its registered office at 6th Floor, 65 Gresham Street, London, United Kingdom, EC2V 7NQ ("KEISL");

(SMHPM, BPMIL, KEM, PETROSEN, BPSIL and KEISL each a “Seller” and together the “Seller Group”)

(7)
BP GAS MARKETING LIMITED, a company incorporated under the laws of England, with registered number 908982, and having its registered office at Chertsey Road, Sunbury-on-Thames, Middlesex TW16 7BP (the "Buyer");

RECITALS:

(A)	SMHPM, BPMIL and KEM are parties to an exploration and production contract covering the Block C8 Contract Area offshore Mauritania signed on 5 April 2012 and effective 15 June 2012;

(B)
PETROSEN, BPSIL and KEISL are parties to a hydrocarbon exploration and production contract covering the Saint-Louis Offshore Profond Block Contract Area offshore Senegal signed on 17 January 2012 and effective 19 June 2012;

(C)
The Greater Tortue/Ahmeyim field encompasses a portion of the contract areas of both the Block C8 PSC and the St-Louis PSC. Pursuant to the authority of the Inter-State Cooperation Agreement (ICA) entered into by Mauritania and Senegal on 9 February 2018, SMHPM, BPMIL, KEM, PETROSEN, BPSIL and KEISL entered into a Unitization and Unit Operating Agreement dated 7 February 2019 for the Greater Tortue/Ahmeyim field. The Seller Group are currently engaged in the development of the Greater Tortue/Ahmeyim field utilising a FLNG facility from which LNG is to be produced;

(D)	The Seller Group wishes to make available and sell and deliver to the Buyer quantities of LNG at the Delivery Point, in accordance with the terms of this Agreement;

EXECUTION VERSION

(E)	The Buyer wishes to purchase and receive from the Seller Group quantities of LNG at the Delivery Point, in accordance with the terms of this Agreement;

(F)
The Buyer intends to deliver a programme of capability development and training to SMHPM and PETROSEN for the duration of this Agreement to support national talent development in accordance with Schedule 6.

NOW THEREFORE, in consideration of the mutual agreements contained herein, it is hereby agreed as follows:

EXECUTION VERSION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, except to the extent that the context requires otherwise:
"ABC Law" means any anti-bribery, corruption or anti-money laundering Law which applies to any Party in relation to the subject matter of this Agreement, including applicable anti-corruption Laws of Mauritania and Senegal, the United States of America's Foreign Corrupt Practices Act, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries, and any other Laws or regulations in any jurisdiction relating to bribery, corruption or any similar practices to the extent applicable to a Party (as the case may be).
"ABC Law Violation" means a situation where any Party (or any of that Party's Representatives) has breached any ABC Law with respect to or in connection with the subject matter of this Agreement or any activities contemplated hereunder.
Acceptable Affiliate” means:

(i)
[***] provided that at all times when acting as an Acceptable Credit Support Provider, it: (A) has net assets (being total assets less total liabilities, as shown in the balance sheet of its latest audited financial statements) of not less than [***] and (B) is, directly or indirectly, a Wholly Owned Affiliate of the ultimate parent or ultimate holding company of the Buyer; or

(ii)
if at any time [***] does not meet the requirements of paragraph (i) above, any other Affiliate of the Buyer provided that, at all times when acting as an Acceptable Credit Support Provider, it: (A) has net assets (being total assets less total liabilities as shown in the balance sheet of its latest audited financial statements) of not less than [***] and (B) is itself, or is, directly or indirectly, a Wholly Owned Affiliate of the ultimate parent or ultimate holding company of the Buyer.

Acceptable Credit Support” means:

(i)	a Deed of Guarantee issued by [***]; or

(ii)	if at any time [***] is no longer an Acceptable Affiliate:

(A)	a Deed of Guarantee issued by an Acceptable Affiliate;

(B)	a Bank Guarantee issued by an Acceptable Financial Institution; or

(C)	a Letter of Credit issued by an Acceptable Financial Institution,
"Acceptable Credit Support Provider" means an entity which is either
(i)    an Acceptable Affiliate; or
(ii)    an Acceptable Financial Institution.
“Acceptable Financial Institution” means any top tier international bank or financial institution based in the United States, France, Switzerland or the United Kingdom which has a long-term credit rating of not lower than [***] from Standard & Poor’s Ratings Services or not lower than [***] from Moody’s Investors Service Inc., or, if both such agencies cease to publish credit ratings or the definitions of such ratings change in any material respect during the Contract Term or the relevant agency ceases, for any reason, to be generally recognised in the interbank market as a reliable source of long-term credit ratings, an equivalent rating from another agency of similar repute reasonably acceptable to the Seller Group.
"Adjusted ACQ" or "AACQ" is as defined in Clause 7.2.
“ADP/SDS Change Notice” is as defined in Clause 10.5.1.

EXECUTION VERSION

"Adverse Weather" means weather, sea or metocean conditions actually experienced or forecast to be experienced, at or near the LNG Hub Facilities that are sufficiently severe:

(i)
to delay or prevent an Approved LNG Ship from proceeding to berth, loading and/or departing from berth at the LNG Hub Facilities in accordance with the weather standards prescribed in the Facilities Manuals or by order of the LNG Hub Facilities Operator; and/or

(ii)	to cause an actual determination by the master of the Approved LNG Ship that it is unsafe to berth, load or depart from berth.
"Affected Party" is as defined in Clause 16.5.
"Affiliate" means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Person, except that:

(i)	neither the Buyer nor any subsidiary under the Buyer’s Control shall be considered an Affiliate of BPMIL or BPSIL;

(ii)	neither BPMIL, BPSIL nor any subsidiary under the Control of BPMIL or BPSIL shall be considered an Affiliate of the Buyer; and

(iii)
except with respect to Clause 3.1.4, 5.3.1, 16.1.5 and Clause 24, no Competent Authority in the Islamic Republic of Mauritania shall be considered an Affiliate of SMHPM (or any Mauritania State-owned successor Party) and no Competent Authority in the Republic of Senegal shall be considered an Affiliate of PETROSEN (or any Senegal State-owned successor Party).

[***]
"Agreement" means this Agreement.
"Allowed Laytime" is as defined in Clause 9.12.2.
[***]
"Annual Contract Quantity" or "ACQ" means the quantity of LNG specified in Clause 7.1.1.
“Annual Deliver or Pay Obligation” is as defined in Clause 10.1.13.
“Annual Deliver or Pay Price” is as defined in Clause 10.1.14.
“Annual Deliver or Pay Quantity” is as defined in Clause 10.1.13.
"Annual Delivery Programme" or “ADP” means the programme for loading LNG for any Contract Year, as defined in Clause 10.1.1 and including any Extension Period Annual Delivery Programme pursuant to Clause 10.3, as appropriate.
“Annual Take or Pay Obligation” is as defined in Clause 10.1.11.
“Annual Take or Pay Price” is as defined in Clause 10.1.12.
“Annual Take or Pay Quantity” is as defined in Clause 10.1.11.
"Approved LNG Ship Conditions" is as defined in Clause 9.3.2.
"Approved LNG Ship" means an LNG vessel listed in Schedule 2 and any LNG vessel which meets the Approved LNG Ship Conditions, is nominated by the Buyer and is approved by the Seller Group pursuant to Clause 9.3 to be used by the Buyer for the receipt and transportation of LNG under this Agreement. Schedule 2 shall be amended from time to time to list the Approved LNG Ships.
"Approved 125 LNG Ship" means an Approved LNG Ship with a gross volumetric capacity of approximately one hundred and twenty-five thousand (125,000) cubic metres.
"Approved 155 LNG Ship" means an Approved LNG Ship with a gross volumetric capacity of approximately one hundred and fifty-five thousand (155,000) cubic metres.
"Approved 174 LNG Ship" means an Approved LNG Ship with a gross volumetric capacity of approximately one hundred and seventy-four thousand (174,000) cubic metres.

EXECUTION VERSION

"Arrival Window" means:

(i)
in relation to a Commissioning Cargo, the twenty four (24) hour period commencing at 00:01 hours (local time at the Loading Terminal) notified to the Buyer by the Seller Group’s Representative in accordance with Clause 5.3.4; or

(ii)
in relation to a Cargo, the twenty-four (24) hour period commencing at 00:01 hours (local time at the Loading Terminal) notified in the relevant Annual Delivery Programme or Specific Delivery Schedule (whichever is more recent);

during which period the Approved LNG Ship is scheduled to arrive at the Pilot Boarding Station of the LNG Hub Facilities and tender NOR.
"Arrival Temperature" is as defined in Clause 9.10.
"ASTM" means ASTM International formerly known as the American Society for Testing and Materials.
"Authorisation" means an authorisation, consent, approval, permit, ruling, resolution, licence, concession, exemption, filing, registration or other authorisation or permission or waiver of whatsoever nature that is required to be obtained from and/or granted by any Competent Authority.
“Bank Guarantee” means any one or more irrevocable and unconditional bank guarantees to be provided by the Buyer, which are, when taken together with other Acceptable Credit Support equal to the Buyer Credit Support Amount, less any amount drawn down or demanded (subject to collection of the amount demanded) under Acceptable Credit Support before the date of issuance of the Bank Guarantee, as issued by Acceptable Financial Institutions and naming the Sellers as the beneficiary and which, is in a form acceptable to the Sellers (acting reasonably);
"Base Contract Price" is as defined in Clause 11.1.
"Block C-8 Owners" means the parties who hold a participating interest in the Block C-8 PSC from time to time, being SMHPM, BPMIL and KEM at the date of this Agreement.
"Block C-8 PSC" means the exploration and production contract covering the Block C-8 Contract Area offshore Mauritania dated 5 April 2012 and effective on 15 June 2012 to which SMHPM, BPMIL and KEM are parties at the date of this Agreement.
[***]
"Btu", "BTU" or "British Thermal Unit" means the amount of heat equal to one thousand and fifty-five decimal zero five six (1,055.056) Joules.
"Business Day" means any day, other than a Saturday, Sunday or any other day on which commercial banks in London (UK), New York (United States of America), Paris (France), Geneva (Switzerland) Nouakchott, Mauritania, Dakar, Senegal, the location of a Seller’s Account, or the State’s Accounts or the location of the Buyer’s Account are closed for business.
“Buyer Credit Support Amount” means [***] Dollars to provide security for:
[***]
"Buyer Event of Default" is as defined in Clause 22.1.
"Buyer Insolvency Event" means an Insolvency Event occurring in respect of the Buyer.
“Buyer Tracking Account Entitlement” is as defined in 7.1.2(F).
“Buyer’s Account” means a bank account, designated by the Buyer in accordance with Clause 12.3.5.
"Buyer's Consents" means, at any time, any and all Authorisations that are required at that time to allow the Buyer or its Affiliates, as the context may require, to perform its obligations under this Agreement.
"Buyer's Force Majeure" is as defined in Clause 16.2.

EXECUTION VERSION

"Calendar Quarter" means, in any year, each of the following periods (all dates inclusive):

(i)	1 January to 31 March;

(ii)	1 April to 30 June;

(iii)	1 July to 30 September; and

(iv)	1 October to 31 December.
"Cargo" means the aggregate quantity of LNG scheduled to be loaded onto an Approved LNG Ship whether in one or multiple berthings and shall include any Commissioning Cargo.
"Cargo Deliver or Pay Credit" is as defined in Clause 7.6.3.
"Cargo Deliver or Pay Obligation" is as defined in Clause 7.6.1.
"Cargo Deliver or Pay Price" is as defined in Clause 7.6.1.
"Cargo Deliver or Pay Quantity" is as defined in Clause 7.6.1.
[***]
"Cargo Take or Pay Obligation" is as defined in Clause 7.4.1.
"Cargo Take or Pay Price" is as defined in Clause 7.4.1.
"Cargo Take or Pay Quantity" is as defined in Clause 7.4.1.
"Commercial Operations Date" is as defined in Clause 5.2.2.
"Commissioning Cargo" is as defined in Clause 5.3.1.
“Commissioning Cargo Quantity” is as defined in Clause 5.3.4(D).
"Commissioning Period" is as defined in Clause 5.1.
"Commissioning Period Price" is as defined in Clause 11.2.
"Commissioning Start Date" means the first day of the Commissioning Period, as determined in accordance with Clause 5.1, being the date on which the Seller Group has completed any necessary commissioning of the Upstream Facilities and the Upstream Facilities are ready to allow the FLNG Facility to start the commissioning and testing process as established under the FLNG Lease and Operate Agreement.
"Competent Authority" means any national, regional, state, municipal or other local government, or any subdivision, agency, trust, department, regulator, commission, inspectorate, minister, ministry, official, public or statutory Person (whether autonomous or not), quasi-governmental organisation or authority, including any port authority, any court, tribunal, judicial or quasi-judicial authority or other Person exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing, in each case, acting or purporting to act within its legal authority.
"Completion of Loading" means, following loading of a Cargo on the relevant Approved LNG Ship, the time at which:

(i)	all the flange couplings of her cargo manifold have been disconnected from the flange couplings of the loading lines at the LNG Hub Facilities;

(ii)	the flange coupling of her vapour return line has been disconnected from the flange coupling of the vapour receipt line at the LNG Hub Facilities; and

(iii)
all relevant documents required for the Approved LNG Ship to leave the LNG Hub Facilities and proceed to open sea have been received by the master of the Approved LNG Ship, excluding any documents to be provided by the Buyer, the master of the Approved LNG Ship or the Independent Surveyor.

"Conditions of Use" or "COU" means the required conditions for the use by any Approved LNG Ship of the LNG Hub Facilities that relate to safety, prevention and remediation of pollution, insurance,

EXECUTION VERSION

liability, public health, required equipment and its technical specifications and/or similar financial, technical or operational requirements, which shall initially be as attached hereto as Schedule 8, as may be updated from time to time in accordance with Clause 9.2.6.
“Conditions of Use Requirements” is as defined in Clause 9.2.5.
"Consequential Loss" is as defined in Clause 17.1.
"Contract Price" means the Base Contract Price or Commissioning Period Price [***] applicable to a Cargo pursuant to Clause 11.
"Contract Term" means the Initial Term and the First Extension Term (if applicable) and the Second Extension Term (if applicable).
"Contract Year" means each successive period of twelve (12) consecutive months during the Contract Term starting on the day of 1 January and ending on the next following 31 December, provided that:

(i)	the first Contract Year shall commence on the Commercial Operations Date and end on the next following 31 December; and

(ii)	the final Contract Year shall end on the expiration of the last day of the Contract Term.
"Control" means:

(a)	in respect of the Block C-8 Owners, the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a company or any other legal entity;

(b)	in respect of the St-Louis Owners, the ownership directly or indirectly of at least fifty percent (50%) of the voting rights in a company or any other legal entity; and

(c)	in respect of any other Persons, the ownership of fifty percent (50%) or more of the voting rights in a company or any other legal entity, and "Controls", "Controlled by" and other derivatives shall be construed accordingly.
“Credit Support Provider” means any Person issuing a Deed of Guarantee, a Bank Guarantee or a Letter of Credit;
"Daily Boil-off Rate" means, for each Approved LNG Ship, the amount set out as a percentage per day in Schedule 2 for such Approved LNG Ship, and for any Proposed LNG Ship that becomes an Approved LNG Ship, the percentage per day set out in Form B or C, or in the OCIMF Harmonized Vessel Particulars Questionnaire (as applicable), reflecting the design specifications for such vessel, [***].
“Deed of Adherence” is as defined in Clause 3.1.4.
“Deed of Guarantee” means an irrevocable and unconditional deed of guarantee for the Buyer Credit Support Amount, less any amount drawn down or demanded (subject to collection of the amount demanded) under Acceptable Credit Support before the date of issuance of a Deed of Guarantee, from:
(i)    [***]; or
(ii)    if at any time [***] is not an Acceptable Affiliate, any other Acceptable Affiliate of the Buyer, and naming the Sellers as the beneficiaries, substantially on the form set out in Schedule 5.
“Deed of Novation” is as defined in Clause 3.1.4.
"Defaulting Party" is as defined in Clause 22.6.1.
"Delivery Point" is as defined in Clause 8.1.
“Deliverability Report” means a report delivered in conjunction with a Reserves Report or Reserves Certificate reflecting the quantities and rates at which Natural Gas supplies can be delivered from

EXECUTION VERSION

the Gas Supply Area to the FLNG Facility and Future GTA Project if applicable during the Contract Term, prepared by an independent engineer.
“Deliverability” means the rate at which Natural Gas can be produced from the Gas Supply Area;
"Demurrage" means the amount payable at the Demurrage Rate by the Seller Group to the Buyer in the circumstances set out in Clause 9.12.5.
“Demurrage Rate” means, for each Approved LNG Ship [***].
"Directive" means any present or future requirement, instruction, direction, rule or requirement of any Competent Authority that is legally binding and any modification, extension or replacement thereof from time to time in force.
"Dispute" is as defined in Clause 23.2.1.
[***]
"Dollar", "USD" and "$" means the lawful currency of the United States of America.
“Due Diligence Requests” is as defined in Clause 3.1.3.
[***]
"Effective Date" is as defined in Clause 4.1.
“Escrow Account” means an escrow account with an Acceptable Financial Institution established in accordance with the Escrow Arrangements.
“Escrow Arrangements” means the escrow arrangements to be agreed by the Buyer and the Seller Group (each acting reasonably) no later than the date that is ninety (90) days after the issuance of any Bank Guarantee or Letter of Credit provided by or on behalf of the Buyer pursuant to Clause 12 or, if applicable. implemented by the beneficiaries pursuant to Clause 12.7.7, providing for (among other things) the deposit to the Escrow Account of amounts drawn on any Bank Guarantee or Letter of Credit, the release of those amounts to the named beneficiary of the relevant Bank Guarantee or Letter of Credit in circumstances in which such Bank Guarantee or Letter of Credit can be drawn upon by such named beneficiary and the return of amounts standing to the credit of the Escrow Account to the Buyer or the Seller Group (as applicable) upon replacement Acceptable Credit Support being provided by or on behalf of the Buyer or the Seller Group in accordance with this Agreement.
"Estimated Time of Arrival" or "ETA" is as defined in Clause 9.7.1.
"Expert" means an appropriately qualified and experienced professional who is knowledgeable in the international LNG industry and is technically competent in the subject area of any Dispute and who is appointed pursuant to Clause 23.3.1.
"Export" means the shipment of LNG sold under this Agreement from the customs territory of Mauritania and/or Senegal, to a destination outside the customs territory of Senegal and/or Mauritania.
"Exporter of Record" means the entity responsible for obtaining and documenting Export clearance.
"Extension Period" means a period after the Initial Term during which this Agreement is extended pursuant to Clause 6.2, being the First Extension Period or the Second Extension Period.
"Facilities Manuals" means the operations manual and marine operations manual to be produced in respect of the LNG Hub Facilities and the FLNG Facility and which shall include the implementation procedures for the services to be provided by the LNG Hub Facilities Operator and the FLNG Facility Operator and the procedures applicable to the Approved LNG Ships.
"Feed Gas" means processed Natural Gas delivered to the FLNG Facility and/or Future Facilities for the production of LNG.

EXECUTION VERSION

“Firm LNG Buyer” any LNG purchaser (excluding Buyer) under an agreement wherein such LNG buyer undertakes to take or pay for, and the Seller undertakes to deliver, LNG on a firm basis from the Seller Group’s Facilities.
"First Extension Term" is as defined in Clause 6.2.1(A).
“First Loading” is as defined in Clause 7.4.1.
"First Window Period" is as defined in Clause 5.1.2.
"FLNG Facility" means a Moss-type floating liquefaction vessel (containing LNG storage facilities) to be moored at the LNG Hub Facilities, provided under the terms of the FLNG Lease and Operate Agreement.
"FLNG Facility Operator" means Golar MS Operator S.A.R.L., incorporated in Mauritania, the operator of the FLNG Facility, being a wholly owned subsidiary of Gimi MS Corporation, or any successor operator of the FLNG Facility.
"FLNG Lease and Operate Agreement" or “LOA” means that certain Lease and Operate Agreement by and between Gimi MS Corporation and BPMIL, as operator under the UUOA, dated 26 February 2019, for the provision of the FLNG Facility.
"FLNG Provider" means Gimi MS Corporation.
"Force Majeure Event" means Buyer's Force Majeure or Seller's Force Majeure.
“FM Notice” is as defined in Clause 16.5.
“Future Facilities Commercial Operations Date” means the date, on which the commissioning and testing process in respect of the Future Facilities is completed, which shall be notified by the Seller Group to the Buyer.
"Future Facilities Commissioning Start Date" means the date on which the Future Facilities are ready to start the commissioning and testing process.
"Future Facilities" means any and all variations and modifications to the existing Upstream Facilities and/or the existing LNG Hub Facilities, as well as any new facilities, including additional upstream facilities, additional LNG hub facilities, an additional FLNG facility, additional liquefaction facilities and additional LNG storage facilities, required for the purpose of implementing the Future GTA Project.
"Future Facilities Implementation Works" means any planning, development, design, engineering, procurement, manufacturing, financing, construction, fabrication, erection, permitting, completion, testing, commissioning, installation, insurance, ownership, classification, operation and maintenance work in respect of the Future Facilities, for the purpose of implementing the Future GTA Project.
"Future GTA Project" means the development, design, engineering, procurement, manufacturing, financing, construction, fabrication, erection, permitting, completion, testing, commissioning, installation, insurance, ownership, classification, operation and maintenance of an LNG export project for the phases of development of the Gas Supply Area subsequent to the first phase.
"Gas Supply Area" means the Greater Tortue/Ahmeyim gas field, underlying the unit area established by the UUOA, from which Natural Gas is produced, as described more fully in Part A of Schedule 1.
"GIIGNL" means the International Group of Liquefied Natural Gas Importers.
"GPA" means the Gas Processors Association.
"Gross Heating Value (Mass)" means, when expressed in MJ/kg the quantity of heat produced by the complete combustion in dry air of one (1) kilogram mass of dry ideal gas and the condensation of all the water formed, with the initial and final temperature and pressure being fifteen (15) degrees Celsius and one hundred and one decimal three two five (101.325) kilopascals absolute respectively.

EXECUTION VERSION

"Gross Heating Value (Volumetric)" means when expressed in Btu/SCF, the quantity of heat produced by the complete combustion in dry air of one (1) Standard Cubic Foot of dry ideal gas and the condensation of all the water formed with the initial and final temperature and pressure being sixty (60) degrees Fahrenheit and fourteen decimal six nine six (14.696) pounds per square inch respectively.
"GTA Project" means the development, design, engineering, procurement, manufacturing, financing, construction, fabrication, erection, permitting, completion, testing, commissioning, installation, insurance, ownership, classification, operation and maintenance of an LNG export project for the first phase of development of the Gas Supply Area including the Upstream Facilities and the FLNG Facility.
“GTT” means Gaz Transport and Technigaz, an LNG cargo tank engineering company whose details are available at https://www.gtt.fr/.
"HSSE" means health, safety, security and environment.
"IACS" is as defined in Clause 9.3.13(C).
"ICA" means the Inter-state Cooperation Agreement dated 9 February 2018 between the States pertaining to the unitization, development and exploitation of the Gas Supply Area and liquefaction and marketing of LNG produced from the Gas Supply Area.
“In Year Surplus Quantity” is as defined in Clause 7.3.3.
“Independent Engineer” means an internationally recognised independent petroleum engineering firm selected by the Seller Group.
"Independent Surveyor" means the independent surveyor agreed upon by the Buyer and the Seller Group pursuant to Schedule 3.
"Initial Term" is as defined in Clause 6.1.
"Insolvency Event" means in respect of a Person, the occurrence of any of the following:

(a)	it is dissolved (other than pursuant to a permitted consolidation, amalgamation or merger);

(b)	it becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	it suspends making payments on indebtedness (or any category of indebtedness);

(d)	by reason of actual or anticipated financial difficulties, it commences negotiations with its creditors generally, with a view to rescheduling any of its indebtedness;

(e)
a secured party takes possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) days thereafter;

(f)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

i.
the suspension of payments (or any category of payments) generally, a moratorium of any indebtedness (or any category of indebtedness) generally, Winding-Up, dissolution, administration or reorganisation of that Person or an administrator is appointed for that Person;

ii.	a composition, compromise, assignment or arrangement with that Person’s creditors generally;

iii.
seeking or becoming subject to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Person or any of its assets; or

EXECUTION VERSION

iv.	any analogous procedure or step is taken in any jurisdiction;

v.	provided that this Clause (v.) does not apply to any Winding-Up petition which is frivolous or vexatious and is discharged, stayed or dismissed within seventy-five (75) days of commencement.
"Interest Rate" means interest calculated at the rate of LIBOR, calculated on the basis of a [***] day year. If LIBOR is not published on the first day of the relevant period, then the LIBOR published on the nearest preceding day shall be used.
"International Standards" means the international standards, practices and guidelines from time to time applicable to the ownership, design, construction, equipment, operation or maintenance of LNG production facilities (floating or otherwise), LNG loading terminals and LNG ships, and the measurement, testing and analysis of LNG established by the OCIMF, SIGTTO ASTM, ISO, GPA and GIIGNL (or successor body of any of the same or any other internationally recognised agency or organisation), with which standards, practices and guidelines it is customary for Reasonable and Prudent Operators of such facilities and LNG ships to comply.
“Inventory Conflict” means an event where the aggregate quantity of LNG, in cubic meters, in the LNG storage tanks at the FLNG Facility either (i) exceeds or is reasonably expected to exceed the Maximum Inventory Level or (ii) fails or is reasonably expected to fail to remain above the Minimum Inventory Level.
“Inventory Level” means the LNG inventory level in the tanks in the FLNG Facility.
"ISO" means the International Organization for Standardization.
"Joule" has the meaning shown in ISO 80000-1.
"Kilogram" or "kg" has the meaning shown in ISO 1000:1992(E).
"Law" means all common or customary law for the time being or as amended, including any and all statutes, laws, legislation, regulations, ordinances, orders, decrees, judgments, rules, codes, Directives, treaties, consents, notes, decisions and any other legislative measures, in each case of any jurisdiction whatsoever having the force of law (and "lawful" and "unlawful" shall be construed accordingly).
“Letter of Credit” means any one or more irrevocable and unconditional standby letters of credit to be provided by the Buyer, which are, when taken together with other Acceptable Credit Support equal to the Buyer Credit Support Amount, less any amount drawn down or demanded (subject to collection of the amount demanded) under Acceptable Credit Support before the date of issuance of the Letter of Credit, as issued by Acceptable Financial Institutions and naming the Sellers as the beneficiaries; and which, is in a form acceptable to the Sellers (acting reasonably).
"LIBOR" means the applicable Screen Rate; as of 11:00 am on the Reference Day for three (3) month deposits of Dollars and, if any such applicable Screen Rate is below zero (0), LIBOR will be deemed to be zero (0). If LIBOR ceases to be published for any reason (other than temporarily) or ceases to exist or there is a fundamental change in the manner in which any such index or rate is calculated, a replacement index or rate will be determined in accordance with Clause 11.4.If the Screen Rate is not available for the relevant period, the Parties shall apply such comparable rate as the Parties may agree.
"LNG" means Natural Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.
"LNG Hub Facilities" means the shallow water breakwater, incorporating marine structures (trestles/jetty, berths, moorings, docks), jetty topsides (gas receiving, LNG transfer lines and offloading arms, utilities distribution) and living quarters/utilities facilities located at Latitude: 16▫04’00”N, Longitude 16▫36’00”W (WGS84) as shown on the map attached as Part B in Schedule 1, and all vessels, equipment and facilities required to carry out the Marine Services, but shall not include the FLNG Facility.

EXECUTION VERSION

"LNG Hub Facilities Operator" means the operator of the LNG Hub Facilities, being the “Unit Operator” appointed pursuant to the UUOA.
"LNG Ship International Conventions, Rules and Regulations" is as defined in Clause 9.3.11(C).
"LNG SPA Participation" means each Seller’s undivided share (expressed as a percentage of the total shares of all of the Seller Group) in the rights, interests, obligations and liabilities of the Seller Group under this Agreement, as set out in Clause 3.1.1 and as such LNG SPA Participations may be amended and notified pursuant to Clauses 3.1.2 and 3.1.5.
“LOA Commercial Operations Date” means the “Commercial Operations Date” as defined in and under the FLNG Lease and Operate Agreement, being the date on which the FLNG Facility passes all relevant acceptance tests or is otherwise accepted by the operator (as designated under the UUOA) pursuant to the LOA.
"Loading Terminal" means the loading facility at the LNG Hub Facilities or any other loading terminal at which LNG is, or is proposed to be, made available under this Agreement.
"Make-Up Quantity" is as defined in Clause 7.5.1.
“Marine Authorisations” is as defined in Clause 9.6.2.
"Marine Services" means all services necessary for the safe approach, berthing, mooring, loading, unberthing and departure of an Approved LNG Ship at the LNG Hub Facilities, including towing, escort, fireboats, line handling, pilot services, harbour/assist tugs and boats required by an Approved LNG Ship (such approach and departure being from and to the Pilot Boarding Station).
“Marine Working Group” means the forum established by Buyer and the Seller Group, for the exchange of required technical, operational and safety information to support effective and safe marine interfaces contemplated under this Agreement, as provided for in Schedule 7.
“Mauritania State Share” is as defined in Clause 3.1.1(B).
“Maximum Inventory Level” means [***] in the FLNG Facility.
"Megajoule" or "MJ" means one million (1,000,000) Joules.
“Minimum Inventory Level” means [***] in the FLNG Facility.
"MMBtu" means one million (1,000,000) Btu.
"Natural Gas" means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane, which may contain other hydrocarbons and non-combustible gases, all of which are substantially in the gaseous phase at atmospheric temperature and pressure.
[***]
"Non-Affected Party" is as defined in Clause 16.5.
"Non-Defaulting Party" is as defined in Clause 22.6.1.
"Notice of Dispute" is as defined in Clause 23.1.1.
"Notice of Readiness" or "NOR" is as defined in Clause 9.8.
"Normal Cubic Metre" or "Nm3" means, in relation to gas, the quantity of dry ideal gas, at a temperature of zero (0) degrees Celsius and a pressure of one hundred and one decimal three two five (101.325) kilopascals absolute contained in a volume of one (1) cubic metre;
"Off-Specification LNG" is as defined in Clause 14.2.1.
“Offered In Year Surplus Quantity” is as defined in Clause 7.3.1.
"OCIMF" means the Oil Companies' International Marine Forum.
“Operational Tolerance” is as defined in Clause 7.9.

EXECUTION VERSION

"Party" means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.
“Payee” is as defined in Clause 13.3.
“Payer” is as defined in Clause 13.3.
“Permitted Time” means:

(i)	for Commissioning Cargoes, other than the first Commissioning Cargo [***]; and

(ii)	for the first Commissioning Cargo [***]; and

(iii)	from the Commercial Operations Date until the Future Facilities Commercial Operations Date, a period [***]; and

(iv)	after the Future Facilities Commercial Operations Date, a period equal to the Allowed Laytime (without any extension pursuant to Clause 9.12.2), measured in each case from the time the relevant NOR becomes effective.
“Person” has the meaning given in Clause 1.2.17.
"Pilot Boarding Station" means the pilot boarding station or other customary waiting area or the area where the pilot boards the Approved LNG Ship as determined by the relevant Competent Authority or the LNG Hub Facilities Operator.
"Port Charges" means any:

(i)
charges, duties, fees, levies, light dues or other marine charges or dues of any sort imposed by any Competent Authority of either of the States, or the LNG Hub Facilities Operator that become payable in connection with the use of the LNG Hub Facilities by an Approved LNG Ship; and

(ii)	costs associated with the use of Marine Services.
“Price Adjustment Objectives” is as defined in Clause 11.6.3.
“PRMS” means the Petroleum Resource Management System approved by the Society of Petroleum Engineers and the World Petroleum Council in March 2007.
“Proposed Annual Delivery Programme” is as defined in Clause 10.1.4.
"Proposed LNG Ship" is as defined in Clause 9.3.4.
“Proved Reserves” and “Probable Reserves” is as each term is in the PRMS.
“Provisional Adjusted Annual Contract Quantity” or “PAACQ” is as defined in Clause 10.1.3.
"Quantity Delivered" means the quantity of LNG (expressed in MMBtu) actually loaded onto an Approved LNG Ship as determined in accordance with Schedule 3.
"Quarterly Statement" is as defined in Clause 7.8.1.
"Reasonable and Prudent Operator" means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator complying with all applicable Laws, International Standards, and Authorisations, engaged in the same type of undertaking under the same or similar circumstances and conditions.
"Reference Day" means, in relation to any period for which an interest rate is to be determined, the first day of that period.
"Representatives" means in respect of any Party, that Person and its Affiliates and any Person acting on its or their behalf, including directors, officers, employees and agents, either in private business dealings or in dealings with the public or government sector, directly or indirectly.

EXECUTION VERSION

“Reserves” means the Proved Reserves and Probable Reserves of Natural Gas in the Gas Supply Area.
“Reserves Certificate” means a certificate provided by an Independent Engineer expressing its estimate of the Reserves available within the Gas Supply Area at the time of such certificate.
“Reserves Evaluation” means the process carried out by the Independent Engineer whereby the Proved Natural Gas Reserves and the Probable Natural Gas Reserves are reviewed and estimated in accordance with the PRMS.
“Reserves Report” means a report provided by an Independent Engineer with respect to the results of a Reserves Evaluation and based on the information from such Reserves Evaluation, showing the Proved Reserves and Probable Reserves, such Certified Reserves Report being prepared by an Independent Engineer.
"Round-Down Quantity" is as defined in Clause 7.1.4(C).
"Round-Up Quantity" is as defined in Clause 7.1.4(A).
"Sanctions Authority" means:

(i)	the United Nations;

(ii)	the United States government;

(iii)	the European Union;

(iv)	the UK government (including the Privy Council);

(v)	the government of the Islamic Republic of Mauritania;

(vi)	the government of the Republic of Senegal; or

(vii)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United Nations Security Council and Her Majesty's Treasury of the United Kingdom.
"Sanctions List" means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Denied Persons List maintained by the US Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty's Treasury, the European Union’s consolidated list of persons, groups and entities subject to EU financial sanctions, or any other list issued or maintained by any Sanctions Authority of persons subject to Trade Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.
"Scheduled Downtime" is as defined in Clause 7.1.3(A).
"Scheduled Downtime Quantity" is as defined in Clause 7.1.3(B).
[***]
"Scheduled Loading Quantity" means the quantity of LNG (expressed in MMBtu) expected to be loaded for a Cargo scheduled for delivery in an Annual Delivery Programme and/or Specific Delivery Schedule or scheduled for delivery as a Commissioning Cargo, as stated therein.
"Scheduling Requirements" is as defined in Clause 10.1.1.
"Screen Rate" means the London interbank offered rate administered by Intercontinental Exchange Benchmark Administration Ltd. (or any other Person that takes over the administration of that rate) for the relevant currency for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page that displays such rate) or on the appropriate page of such other information service that publishes such rate from time to time in place of Reuters.
"Second Extension Term" is as defined in Clause 6.2.1(B).
“Second Loading” is as defined in Clause 7.4.1.

EXECUTION VERSION

"Second Window Period" is as defined in Clause 5.1.3.
"Seller’s Account" means one or more bank accounts, designated by each of the Sellers in accordance with Clause 12.3.4.
“Seller Event of Default” is as defined in Clause 22.3.
"Seller's Force Majeure" is as defined in Clause 16.1.
"Seller Group Event of Default" is as defined in Clause 22.2.
"Seller Group's Annual LNG Production Forecast" is as defined in Clause 10.1.3(H).
"Seller Group's Consents" means, at any time, any and all Authorisations that are required at that time to allow any Seller or its Affiliates, as the context may require, to perform its obligations under this Agreement.
[***]
“Seller Group’s Facilities” means the FLNG Facility, the LNG Hub Facilities, the Loading Terminal and any Future Facilities.
“Seller Group Supply Obligation” means, at any point in time, the amount of (i) Natural Gas from the Gas Supply Area, and (ii) LNG produced from Natural Gas produced from the Gas Supply Area required to satisfy the obligations of:

(i)	the Seller Group to supply Natural Gas to any Person from the Gas Supply Area during the then-current Contract Year and all subsequent Contract Years under any Natural Gas supply agreements;

(ii)	the Seller Group to supply to the Buyer the AACQ and In Year Surplus Quantities for the then-current Contract Year and the ACQ for all subsequent Contract Years; and

(iii)
any Seller to supply to any Firm LNG Buyer from the Gas Supply Area the applicable firm contract quantities of LNG for the then-current contract year and all subsequent contract years under sale and purchase agreements with all such buyers;

"Seller Group’s Representative" means the Person appointed by the Seller Group in accordance with Clause 3.3 and any successor appointed in accordance with Clause 3.3 [***] to the .5.
"Seller Group's Surplus Notification" is as defined in Clause 7.3.1.
"Seller Insolvency Event" means an Insolvency Event occurring in respect of any Seller.
[***]
“Senegal State Share” is as defined in Clause 3.1.1(C).
“Seven Day Rule LNG” means the quantity of LNG scheduled in the Annual Delivery Programme and Specific Delivery Schedule for a Contract Year and which is actually delivered by the Seller Group and taken by the Buyer between 1 and 7 January (both dates included) of the immediately following Contract Year (which Seven Day Rule LNG shall not be considered as having been made available by the Seller Group and taken by the Buyer in such immediately following Contract Year).
"SIGTTO" means the Society of International Gas Tanker and Terminal Operators.
“SIRE” means OCIMF’s Ship Inspection and Report Programme.
"Specifications" is as defined in Clause 14.1.
"Specific Delivery Schedule" or “SDS” is as defined in Clause 10.4.1.
"St-Louis Owners" means the parties who hold a participating interest in the St-Louis PSC from time to time, being PETROSEN, BPSIL and KEISL at the date of this Agreement.
"St-Louis PSC" means the hydrocarbon exploration and production contract covering the Saint-Louis Offshore Profond Block Contract Area offshore Senegal dated 17 January 2012 and effective on 19 June 2012 to which PETROSEN, BPSIL and KEISL are parties at the date of this Agreement.

EXECUTION VERSION

"Standard Cubic Foot" or "SCF" means a quantity of Natural Gas which at sixty degrees Fahrenheit (60°F) and at an absolute pressure of fourteen decimal six nine six (14.696) pound per square inch and when free of water vapour occupies the volume of one (1) cubic foot.
"States" means the Islamic Republic of Mauritania and the Republic of Senegal.
“State’s Account” is as defined in Clause 12.3.4.
"Target Period" is as defined in Clause 5.1.1.
"Tax" and "Taxation" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset value, turnover, added value or other sales tax, and statutory governmental, state, provincial, local government or municipal imposition duties, contributions, rates and levies (including any payroll taxes and customs duties), wheresoever imposed, collected or administered (whether by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person, and all penalties, charges, costs and interest relating thereto, but excluding any Port Charges.
“Therm” means one hundred and five million, five hundred and five thousand, five hundred and sixty (105,505,560) Joules.
"Third Party" means any Person who is (i) not a Party to this Agreement or (ii) an Affiliate of a Party to this Agreement, or (iii) a joint venture entity set up by two or more Parties to this Agreement for purposes of exercising rights or obligations with respect to this Agreement.
[***]
"Third Window Period" is as defined in Clause 5.1.4.
"Trade Sanctions" means any laws or regulations relating to economic or financial sanctions or trade embargoes or travel bans or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority.
"Transfer" means, in respect of any Upstream Participating Interest, any sale, assignment, transfer, relinquishment, withdrawal, forfeiture or other disposition by a Seller of all or part of such Upstream Participating Interest and, in respect of such Seller’s LNG SPA Participation, any transfer of its rights, interests, obligations and liabilities in such LNG SPA Participation (and references to “Transferred” and “Transferring” shall be construed accordingly).
“Transfer Date” is as defined in Clause 3.1.5.
“Transferee” is as defined in Clause 3.1.4.
“Transferee Rejection Notice” is as defined in Clause 3.1.4.
“Transferring Proportion” is as defined in Clause 3.1.4.
"Transporter" means Buyer or any Person other than the Buyer who owns, operates and/or contracts with the Buyer for the purposes of providing and/or operating an Approved LNG Ship.
"UK" means the United Kingdom of Great Britain and Northern Ireland.
"Upstream Facilities" means the Natural Gas wells and subsea gathering/delivery facilities, transportation facilities, a floating production, storage and offloading vessel, a domestic Natural Gas pipeline connection for Mauritania, a domestic Natural Gas pipeline connection for Senegal, a Feed Gas supply pipeline and the LNG Hub Facilities, and any other associated facilities that shall be constructed or have been constructed for the production of Natural Gas from the Gas Supply Area and the supply of such Natural Gas as Feed Gas to the FLNG Facility and any Future Facilities.
"Upstream Participating Interest" means, with respect to each Seller, the undivided interest of such Seller (expressed as a percentage of the total interests of all of the Seller Group) in the rights and obligations of the Gas Supply Area, which as of the Effective Date is set out in Clause 3.1.1.
“Upstream Transfer” is as defined in Clause 3.1.4.

EXECUTION VERSION

"Used Laytime" is as defined in Clause 9.12.3.
“UUOA” means that certain Unitization and Unit Operating Agreement by and among SMHPM, BPMIL, KEM, PETROSEN, BPSIL and KEISL dated 7 February 2019 for the Greater Tortue/Ahmeyim field.
[***]
“Wholly Owned Affiliate” means, in respect of any Person, an Affiliate of such Person all of whose voting share capital is, directly or indirectly, owned by such Person.
"Winding-Up" of a Person includes the amalgamation, reconstruction, re-organisation, administration, dissolution, liquidation, merger or consolidation of such Person or any equivalent or analogous procedure under the Law of any jurisdiction in which such Person is incorporated, domiciled or resident, carries on business, or has assets.

1.2	Interpretation
In this Agreement, except to the extent that the context requires otherwise:

1.2.1
references to a law, or to a provision of it, shall be construed, at any particular time, as including a reference to any modification, extension or re-enactment of it at any time then in force and to all subordinate legislation and regulations made from time to time under it;

1.2.2	references to this Agreement include its Schedules, and references to paragraphs, Clauses, Recitals, Schedules or Appendices are references to such provisions of this Agreement;

1.2.3
references in the singular shall include references in the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural Persons shall include any other Persons;

1.2.4	headings shall be ignored in construing this Agreement;

1.2.5
no Authorisation shall be treated as having been granted for the purposes of this Agreement unless such Authorisation has been finally granted or issued by the relevant Competent Authority without such grant or issue being subject to any appeal or any condition as to its effectiveness;

1.2.6
references to an agreement, deed, instrument, licence, code or other document (including this Agreement), or to a provision contained in any of these, shall be construed, at the particular time, as a reference to it as it may then have been amended, varied, supplemented, modified, suspended, assigned or novated;

1.2.7	references to times of day are to local time at the place where the relevant right or obligation is to be performed unless otherwise stated;

1.2.8
in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall not be included. Unless this Agreement provides otherwise, any payment falling due on a non-Business Day shall be deemed to be due and payable on the next following Business Day;

1.2.9
the language that governs the interpretation of this Agreement is the English language. All notices to be given by any Party and all other communications and documentation between the Parties that are in any way relevant to this Agreement or the performance or termination of this Agreement shall be in the English language;

1.2.10	a reference to "writing" includes any means of reproducing words in a tangible and permanently visible form (including facsimile or email transmissions);

1.2.11	a reference to a "day" means a calendar day;

1.2.12	a reference to a "month" means a calendar month;

EXECUTION VERSION

1.2.13	a reference to a "year" means a calendar year under the Gregorian calendar;

1.2.14
a reference to "encumbrance" includes without limitation, any claim, mortgage, pledge, lien, option, charge, assignment by way of security, security interest, title retention, equitable right, power of sale, usufruct, retention of title, right of pre-emption, right of first refusal or preferential right or trust arrangement or any other security agreement or arrangement or other Third Party right having the effect of security;

1.2.15	a reference to a "judgment" includes any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

1.2.16	the words "include" and "including" are to be construed without limitation;

1.2.17
a reference to a "Person" includes any person, firm, company, corporation, Competent Authority, or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.2.18
wherever in this Agreement, a matter is stated to be in the “sole discretion” or “sole opinion” of a Party, to the fullest extent permitted by applicable Law, the discretion may be exercised by the relevant Party without any justification and for any or no reason, and the exercise of such discretion shall not be capable of being challenged in any legal or arbitral proceeding and shall not be a matter that constitutes a Dispute for the purposes of Clause 23; and

1.2.19	wherever in this Agreement a Party is permitted to “inspect” anything, it is understood that such Party may act through an independent inspector or through its Representative.

1.3	Several obligations
All liabilities and obligations of the Sellers under this Agreement shall be several and not joint and several, and no Seller shall have any liability or obligation arising out of a breach by another Seller of its obligations, representations, warranties or undertakings in this Agreement.

1.4	Conflicts
In the event of any inconsistency between the main body of this Agreement and its Schedules then, unless specified otherwise, the main body of this Agreement shall prevail to the extent of the inconsistency.

1.5	Rounding of Numbers
For the purposes of this Agreement, rounding shall be done to four (4) decimal places in accordance with ISO 80000-1:2009(en), Annex B, relating to rules for the rounding of numbers.

2.	SALE AND PURCHASE

2.1	Sale and Purchase
During the Commissioning Period and the Contract Term, the Seller Group agrees to make available for delivery and sell to the Buyer or pay damages for if not made available and the Buyer agrees to take and pay for, or pay damages for if not taken, LNG at the Delivery Point in accordance with the terms and conditions of this Agreement.

2.2	Gas Supply Area

2.2.1
Subject to the terms of this Agreement, all LNG produced from the Gas Supply Area at the FLNG Facility during the Commissioning Period, and the AACQ and the In Year Surplus Quantity during the remainder of the Contract Term, shall be tendered for delivery and

EXECUTION VERSION

sold by the Seller Group to the Buyer, and shall be taken and paid for, or paid for if not taken, by the Buyer, in each case in accordance with the terms and conditions of this Agreement. [***].

2.2.2
    The Parties acknowledge and agree that, prior to the Effective Date, the Seller Group has furnished to the Buyer a Reserves Certificate evidencing reserves in the Gas Supply Area, [***] To the extent the Seller Group from time to time obtains or receives an updated or new Reserves Report or Reserves Certificate, the Seller Group’s Representative shall, at Seller Group’s expense, provide the Buyer with a copy of such updated or new Reserves Report or Reserves Certificate within sixty (60) days of the Seller Group’s receipt thereof. If the Seller Group obtains a Deliverability Report, the Seller Group’s Representative shall, at Seller Group’s expense, provide the Buyer with a copy of such Deliverability Report within sixty (60) days of the Seller Group’s receipt thereof.

2.2.3
If at any time the Seller Group becomes aware of an event or circumstance causing a change to the installed facilities or the Deliverability that could reasonably be expected to materially and negatively impact the Seller Group’s ability to fulfil the Seller Group Supply Obligation, the Seller Group will inform the Buyer and discuss with the Buyer an action plan, based on all available LNG quantities attributable to the Gas Supply Area, to address the deficiency. If at any time the Buyer becomes aware of an event or circumstance causing a change to an Approved LNG Ship that could reasonably be expected to materially and negatively impact the Buyer’s ability to load and take delivery of LNG, the Buyer will inform the Seller Group and discuss with the Seller Group an action plan to address the deficiency.

2.2.3(A)	[***]

2.2.4
From time to time and at any time, the Seller Group may, but shall not be obligated to, make available to the Buyer in satisfaction of its obligations hereunder LNG that has been produced (i) using Natural Gas from another gas field within the Block C8 PSC or the St-Louis PSC but outside of the Gas Supply Area, at the FLNG Facility or the Future GTA Project; and/or (ii) from any other LNG facility in Mauritania or Senegal, so long as all of the following conditions are met:

(A)	the Seller Group shall notify the Buyer of the source of such substitute LNG as soon as reasonably practicable and in any event at least [***] before the Arrival Window;

(B)	the Seller Group shall reimburse the Buyer for any additional costs the Buyer incurs in receiving such LNG;

(C)
where such LNG has been produced using Natural Gas from another gas field under (i) above and/or from another LNG facility in Mauritania or Senegal under (ii) above, the Seller Group shall not be entitled to assert any rights under Clause 16.1 in respect of any failure to make Natural Gas available from such other gas field or LNG available from such other LNG facility under this Clause 2.2.4;

(D)
the facilities from which the LNG is delivered to the Buyer shall (i) be compatible in all respects with the Approved LNG Ships, (ii) comply with the provisions of Clause 9.4 and 9.5, (iii) have been reviewed and accepted by Buyer’s marine assurance department, such acceptance not to be unreasonably withheld or delayed, and the conditions of use

EXECUTION VERSION

and facilities manual for such facilities meet the Conditions of Use Requirements, and (iv) at the time of nomination of such facilities, they are not subject to or reasonably likely to become subject to, a Force Majeure Event before the delivery of the substitute LNG;

(E)	the LNG shall comply with the Specifications;

(F)	the receipt of the substitute LNG will not change the Arrival Window or Scheduled Loading Quantity for the relevant Cargo; and

(G)
such change does not, in the reasonable opinion of the Buyer, affect the Buyer’s ability to arrive at the Loading Terminal within the Arrival Window and deliver the LNG at the applicable unloading terminal in accordance with its unloading schedule.

Notwithstanding the above, the Seller Group shall not have the right to make available LNG that has been produced using Natural Gas from another gas field and/or LNG from any other LNG facility in Mauritania or Senegal if the commissioning of such other gas field or LNG facility has not been completed at the time of such notification under Clause 2.2.4(A) above.
[***]

2.3	Third-Person Natural Gas or LNG Sales
Without prejudice to Clause 2.2.1, the Seller Group and any individual Seller shall have the right to sell Natural Gas and/or LNG produced from Natural Gas produced from the Gas Supply Area to any Person, provided that neither the Seller Group nor any individual Seller shall enter into any agreement with any Person for the sale of Natural Gas and/or LNG produced from Natural Gas produced from the Gas Supply Area if the effect of such sale would result in the Reserves or Deliverability, based on the most recent information available to the Seller Group in respect of Reserves, Deliverability, the capacity of the GTA Project and Future GTA Project, including information in the latest Reserves Report or Reserves Certificate, and Deliverability Report (if one is prepared) (“Latest Reserves and Deliverability Information”), being insufficient to meet the Seller Group Supply Obligation. Before entering into any additional commitment of Natural Gas and/or LNG produced from Natural Gas produced from the Gas Supply Area, the Seller Group shall furnish such most recent information to the Buyer. [***]

2.4	Destination of LNG
After taking delivery of LNG at the Delivery Point under this Agreement, the Buyer shall have the unfettered right thereafter to transport and/or deliver such LNG to any port and to any buyer in its sole discretion, provided that the Buyer’s deliveries to such country or buyer would not be in contravention of any Laws and/or Trade Sanctions applicable to the Seller Group or the Buyer, provided further that with respect to Trade Sanctions adopted by the States of Mauritania or Senegal, compliance by the Buyer shall be subject to the Buyer first having received written notification of such Trade Sanctions from the Seller Group or from the Competent Authorities in Mauritania or Senegal, as applicable, prior to taking delivery of the LNG.

3.	SELLER GROUP

3.1	LNG SPA Ownership

3.1.1	(A) As at the Effective Date, each Seller’s respective Upstream Participating Interest is as follows:

EXECUTION VERSION

(i)	SMHPM: seven per cent (7%);

(ii)	BPMIL: twenty-nine decimal six, two, two, two per cent (29.6222%);

(iii)	KEM: thirteen decimal three, seven, seven, eight per cent (13.3778%);

(iv)	PETROSEN: ten per cent (10%);

(v)	BPSIL: twenty-six decimal six, six, six, seven per cent (26.6667%); and

(vi)	KEISL: thirteen decimal three, three, three, three per cent (13.3333%)

(B)
Subject to the following sentence of this Clause 3.1.1(B), the share of LNG committed for sale under this Agreement to which the Islamic Republic of Mauritania is entitled under the Block C8 PSC (“Mauritania State Share”) will be taken in cash (as described in Article 10.6 of the Block C8 PSC) by the Islamic Republic of Mauritania, and will therefore be sold under this Agreement by SMHPM, BPMIL and KEM pro rata to their Upstream Participating Interests under the Block C8 PSC.  The Islamic Republic of Mauritania may make an election, by notice in writing issued by the Minister to SHMPM, BPMIL and KEM at any time within [***] after the Effective Date, to take the Mauritania State Share in kind under the Block C8 PSC (as described in Article 10.5 of the Block C8 PSC).  In such case, the Mauritania State Share shall thereafter be sold by SMHPM, from the effective date of the Minister’s notice, and the LNG SPA Participations below shall be adjusted accordingly with effect from the date of the Minister’s notice.  The Seller Group shall notify the Buyer promptly following receipt of the Minister’s notice, together with the adjusted LNG SPA Participations. [***]

(C)
Subject to the following sentence of this Clause 3.1.1(C), the share of LNG committed for sale under this Agreement to which the Republic of Senegal is entitled under the St-Louis PSC (“Senegal State Share”) will be taken in cash (as described in Article 22.8 of the St-Louis PSC) by the Republic of Senegal, and will therefore be sold under this Agreement by PETROSEN, BPSIL and KEISL pro rata to their Upstream Participating Interests under the St-Louis PSC.  The Republic of Senegal may make an election, by notice in writing issued by the Minister to PETROSEN, BPSIL and KEISL at any time within [***] days after the Effective Date, to take the Senegal State Share in kind under the St-Louis PSC (as described in Article 22.8 of the St-Louis PSC).  In such case, the Senegal State Share shall thereafter be sold by PETROSEN, from the effective date of the Minister’s notice, and the LNG SPA Participations below shall be adjusted accordingly with effect from the date of the Minister’s notice.  The Seller Group shall notify the Buyer promptly following receipt of the Minister’s notice, together with the adjusted LNG SPA Participations. [***]

(D)	As at the Effective Date, each Seller’s respective LNG SPA Participation is as follows:
(i)    SMHPM: seven per cent (7.0%);
(ii)    BPMIL: twenty-nine decimal six, two, two, two per cent (29.6222%);

(i)	KEM: thirteen decimal three, seven, seven, eight per cent (13.3778%);

(ii)	PETROSEN: ten per cent (10%);

(iii)	BPSIL: twenty-six decimal six, six, six, seven per cent (26.6667%); and

(iv)	KEISL: thirteen decimal three, three, three, three per cent (13.3333%).
The Sellers identified above, together with the Republic of Senegal and the Islamic Republic of Mauritania, together represent 100% of the parties with an entitlement to production of Natural Gas from the Gas Supply Area.

EXECUTION VERSION

3.1.2
Each Seller confirms that its respective LNG SPA Participation is identical to its respective Upstream Participating Interest as at the Effective Date, on the basis that the Mauritania State Share is taken in cash by the Islamic Republic of Mauritania as described in Clause 3.1.1(B) and the Senegal State Share is taken in cash by the Republic of Senegal as described in Clause 3.1.1(C) above. If the Islamic Republic of Mauritania and/or the Republic of Senegal elect to take their share in kind pursuant to Clause 3.1.1(B) or Clause 3.1.1(C), the LNG SPA Participations shall be adjusted accordingly and may thereafter vary from time to time in accordance with the production-sharing mechanisms of the Block C8 PSC and the St-Louis PSC, provided always that the aggregate LNG SPA Participations shall equal one hundred percent (100%). The Parties further acknowledge that the Upstream Participating Interests may be adjusted from time to time pursuant to redetermination carried out under the terms of the ICA and UUOA, provided always that the aggregate Upstream Participating Interests shall equal one hundred percent (100%). The Seller Group's Representative shall promptly notify the Buyer of any change to the LNG SPA Participations which may occur from time to time pursuant to such redeterminations and/or in accordance with the terms of the C-8 PSC and/or the St-Louis PSC. For the avoidance of doubt, any such change to LNG SPA Participations shall not require the consent or approval of the Buyer.

3.1.3
No Seller shall Transfer all or any part of its Upstream Participating Interest other than together with a corresponding Transfer of its LNG SPA Participation. For the avoidance of doubt, and subject to Clause 24 and each Seller’s compliance with Clause 3.1.4, any Transfer of an Upstream Participating Interest shall not require the consent of the Buyer.

3.1.4
If any Seller (a “Transferring Seller”) intends to Transfer all or any part of its Upstream Participating Interest and a corresponding part of its LNG SPA Participation (such corresponding part of its LNG SPA Participation being the “Transferring Proportion”) to any Person (such Person being the “Transferee”, and such Transfer being an “Upstream Transfer”), then:

(A)
the Transferring Seller agrees to notify the Buyer prior to the completion of such Upstream Transfer, which notice shall specify the Upstream Participating Interest proposed to be Transferred and reasonable details of the Transferee; and

(B)	if the proposed Transferee:

(1)
is a Seller prior to the date of the Upstream Transfer, then upon completion of the Upstream Transfer the Transferring Seller shall procure that such Transferee shall enter into a deed of novation with such Transferring Seller in the form set out in Schedule 9, pursuant to which such Transferee agrees to assume all of the liabilities, duties and obligations of the Transferring Seller in respect of the Transferring Proportion (the “Deed of Novation”); or

(2)
is not a Seller prior to the date of the Upstream Transfer, then the Transferring Seller shall procure that such Transferee shall provide the Buyer with such information as may be required by the Buyer (acting reasonably) as part of the Buyer’s customary “know your customer” and similar due diligence procedures (the “Due Diligence Requests”) [***]

EXECUTION VERSION

3.1.5	With effect from the date that the relevant Upstream Transfer and Deed of Adherence or Deed of Novation become effective (the “Transfer Date”):

(A)
the LNG SPA Participations of the Sellers under this Agreement shall be automatically amended in order to reflect the Transfer of the Transferring Proportion from the Transferring Seller to the Transferee;

(B)
the Transferee shall enjoy all rights arising out of or in respect of the Transferring Proportion and shall have the right to enforce its rights under this Agreement in respect of the Transferring Proportion and pursue all claims and demands (future or existing) whatsoever arising out of or in respect of the Transferring Proportion arising before, on or after to the Transfer Date;

(C)
the Transferee shall assume all the liabilities, duties and obligations of the Transferring Seller of every description in respect of the Transferring Proportion, whether deriving from contract, common law, statute or otherwise, whether arising before, on or after the Transfer Date, actual or contingent, ascertained or unascertained or disputed and agrees to perform all the duties and to discharge all the liabilities and obligations of the Transferring Seller in respect of the Transferring Proportion and to be bound by the terms and conditions of this Agreement in every way as if the Transferee was an original Party to this Agreement in place of the Transferring Seller in respect of the Transferring Proportion;

(D)
the Transferring Seller shall have no further liabilities, duties and obligations of any description, whether deriving from contract, common law, statute or otherwise, whether arising before, on or after the Transfer Date, actual or contingent, ascertained or unascertained or disputed, owing to the Buyer and arising out of or in respect of the Transferring Proportion; and

(E)
the Buyer shall have no further liabilities, duties and obligations of any description, whether deriving from contract, common law, statute or otherwise, whether arising before, on or after the Transfer Date, actual or contingent, ascertained or unascertained or disputed, owing to the Transferring Seller and arising out of or in respect of the Transferring Proportion.

3.1.6
The Buyer agrees to perform all its duties and to discharge all its obligations under this Agreement in respect of the Transferring Proportion and to be bound by all the terms and conditions of this Agreement in every way as if the Transferee was an original Party to this Agreement in place of the Transferring Seller in respect of the Transferring Proportion.

3.2	Seller Group’s Relationship

3.2.1
Each Seller confirms that this Agreement is not intended to create and shall not be construed as creating, between each or any members of the Seller Group, a partnership, joint venture or association or any fiduciary obligations whatsoever.

3.2.2
Unless otherwise expressly provided in this Agreement, all rights, interests, obligations and liabilities of the Seller Group in and under this Agreement shall be held (in the case of rights and interests) or owed (in the case of obligations and liabilities) by each Seller severally, and not joint and severally, in proportion to their respective LNG SPA Participations.

EXECUTION VERSION

3.2.3	Pursuant to this Clause 3.2:

(A)	except to the extent provided in Clause 3.3.3, the rights, obligations and liabilities of each Seller under this Agreement shall be exercised through the Seller Group’s Representative; and

(B)
acts or omissions of the Seller Group’s Representative in accordance with Clause 3.3.2 shall be deemed to be acts or omissions of each Seller in its LNG SPA Participation, except in respect of any matters specifically referred to in Clause 3.3.3.

3.3	Seller Group’s Representative

3.3.1	The Seller Group hereby nominates an unincorporated venture of BPMIL and BPSIL to act as the Seller Group’s Representative for the purposes of this Agreement.

3.3.2	Except as provided in Clause 3.3.3, each Seller hereby irrevocably:

(A)
appoints the Seller Group’s Representative as its sole representative for the purposes of administering this Agreement and any Acceptable Credit Support and for the purposes of sending on behalf of the Seller Group and receiving all notices and invoices in relation to this Agreement and any Acceptable Credit Support;

(B)
confirms that the Seller Group’s Representative shall act as the sole and exclusive representative of each Seller within the scope of the authority under this Agreement for the purposes of this Agreement and any Acceptable Credit Support provided by the Buyer; and

(C)
subject to Clause 3.3.3, confers full authority on the Seller Group’s Representative to perform all acts, matters and things which this Agreement requires or permits the Seller Group or the Seller Group’s Representative to perform, until the date (if any) on which the Seller Group’s Representative is replaced in accordance with Clause 3.3.5.

3.3.3	[***]

(A)	[***]

(B)	[***]

(C)	[***]

(D)	[***]

(E)	[***]

(F)	[***]

(G)	[***]

(H)	[***]

3.3.4
Except as the Sellers may otherwise specify by joint notice to the Buyer signed by a duly authorised representative of each Seller, each of the matters in Clauses 3.3.3 may only be performed by the Sellers individually or collectively as applicable.

EXECUTION VERSION

3.3.5
Each Seller agrees with the Buyer not to replace the Seller Group’s Representative without the Seller Group giving not less than fifteen (15) days prior written notice to the Buyer of the replacement Seller Group’s Representative. The Seller Group’s Representative shall have no liability to the Buyer for its acts, omissions or things done in its capacity as the Seller Group’s Representative, provided always that each Seller shall remain liable to the Buyer severally in proportion to its respective LNG SPA Participation for any acts or omissions of the Seller Group’s Representative under this Agreement as if those acts or omissions were those of the Seller Group.

3.3.6
The Buyer may not take any proceedings against any officer, employee or agent of the Seller Group’s Representative in respect of any claim it might have against the Seller Group’s Representative in its performance of (or in respect of any act or omission of any kind by that officer, employee or agent in undertaking such performance of the Seller Group’s Representative under) this Agreement and any officer, employee or agent of the Seller Group’s Representative may rely on this Clause 3.3.6.

3.3.7	Nothing in this Agreement constitutes the Seller Group’s Representative as a trustee or fiduciary of any other Person.

4.	EFFECTIVE DATE AND REPRESENTATIONS AND WARRANTIES

4.1	Effective Date
The provisions of this Agreement shall become effective upon the date of final signature by all Parties and both States (the “Effective Date”).

4.2	Representations and Warranties
Each Party hereby represents and warrants to the other Parties that as of the Effective Date:

4.2.1	it is an entity duly organised, validly existing and in good standing under the Laws of the jurisdiction of its organisation;

4.2.2	it has full power and authority to enter into and perform its obligations under this Agreement;

4.2.3	the actions necessary to authorise the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been duly taken;

4.2.4
this Agreement has been duly executed and delivered by its duly authorised officer or other representative and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent such enforceability may be affected by applicable bankruptcy, reorganisation, insolvency, moratorium or other similar Laws affecting creditors' rights generally, and except that the availability of equitable remedies is subject to judicial discretion;

4.2.5	no consent or approval of any Person is required in connection with the execution, delivery and performance of this Agreement by it; and

4.2.6	the execution, delivery and performance of this Agreement does not violate its organisational documents or any material agreement or any applicable Laws by which it or its assets are bound.

5.	COMMISSIONING

5.1	Commissioning Start Date and Commissioning Period

EXECUTION VERSION

Following the completion of the construction of the FLNG Facility, the Seller Group shall procure the commissioning and testing of the FLNG Facility during the period commencing on the Commissioning Start Date and ending on the day before the Commercial Operations Date (the "Commissioning Period"). The Commissioning Start Date shall be determined in accordance with the following provisions of this Clause 5.1.

5.1.1	The Commissioning Start Date is expected to occur during the period commencing on [***] (the "Target Period").

5.1.2
The Seller Group’s Representative shall notify the Buyer at least one hundred and eighty (180) days prior to the first day of the Target Period of a ninety (90) day period within the Target Period during which the Seller Group intends the Commissioning Start Date to occur (the "First Window Period").

5.1.3
The Seller Group’s Representative shall notify the Buyer at least ninety (90) days prior to the first day of the First Window Period of a thirty (30) day period within the First Window Period during which the Seller Group intends the Commissioning Start Date to occur (the "Second Window Period").

5.1.4
The Seller Group’s Representative shall notify Buyer at least thirty (30) days prior to the first day of the Second Window Period of a fifteen (15) day period within the Second Window Period during which the Seller Group intends the Commissioning Start Date to occur (the "Third Window Period").

5.1.5
The Seller Group’s Representative shall notify the Buyer at least fifteen (15) days prior to the first day of the Third Window Period of the day within the Third Window Period that shall be the Commissioning Start Date.

5.1.6	The Seller Group’s Representative shall provide to the Buyer the following information, and any updates to such information, following receipt of such information from the LNG Hub Facilities Operator:

(A)	any changes to the date (previously notified pursuant to the foregoing provisions of this Clause 5.1) on which the Commissioning Start Date is expected to occur; and

(B)	the quantities of LNG (in cubic metres and MMBtu) expected to be produced and made available for delivery during the Commissioning Period.

5.1.7
In the event that the Seller Group’s Representative fails to give any notice provided for herein by the applicable deadline date for giving such notice, the Seller Group shall be deemed to have notified the date or period, as applicable, which is the latest possible such date or period falling within the relevant window period.

5.1.8
Without prejudice to the above provisions in this Clause 5.1, no later than twenty (20) days following the Effective Date, the Seller Group’s Representative shall provide the Buyer with a copy of the project schedule, following which it shall provide monthly updates to the schedule (each a “Monthly Project Update”). The project schedule and the Monthly Project Updates shall include Seller Group’s non-binding estimates for (i) the Commissioning Start Date, (ii) the matters described in Clauses 5.1.6(B) and 5.2.1(B); and (iii) after the Seller Group takes a final investment decision on the Future Facilities, which shall be promptly notified by the Seller Group to the Buyer, the Future Facilities Commissioning Start Date and Future Facilities Commercial Operations Date. In addition, each monthly update shall provide progress reporting measurements and metrics, a summary of activities and accomplishments from the last Monthly Project Update, planned activities for the upcoming reporting period and any issues that could impact on the schedule.

5.2	Commercial Operations Date

EXECUTION VERSION

5.2.1
The Seller Group shall use reasonable endeavours to procure that the Commercial Operations Date occurs as soon as reasonably practicable following the Commissioning Start Date and shall, on or before the Commissioning Start Date and from time to time thereafter, notify and update the Buyer of the Seller Group's estimates of the following:

(A)	the matter described in Clause 5.1.6(B); and

(B)	the date on which the Commercial Operations Date is expected to occur.

5.2.2	[***]

5.2.3	[***]

5.2.4	The Seller Group’s Representative shall notify the Buyer in writing of the LOA Commercial Operations Date.

5.3	Commissioning Cargoes

5.3.1
The Seller Group shall offer to the Buyer all LNG cargoes which are produced from the FLNG Facility and which are made available to the Seller Group during the Commissioning Period (each a "Commissioning Cargo"), and the Buyer shall take each Commissioning Cargo at the applicable Commissioning Period Price. [***]

5.3.2
The Seller Group and the Buyer shall promptly co-operate and exchange information relating to all relevant HAZOP and risk management activities specific to the commissioning of the FLNG Facility and LNG Hub Facilities that affect Cargo loading operations and interfaces with an Approved LNG Ship

5.3.3
No later than sixty (60) days before the start of the Second Window Period, the Seller Group’s Representative shall provide the Buyer with a draft operational plan for the safe and efficient loading of the first Commissioning Cargo. The plan shall reflect information exchanged under Clause 5.3.2. No later than forty-five (45) days prior to the start of the Arrival Window for the first Commissioning Cargo and, at the Buyer’s request, subsequent Commissioning Cargoes, the Seller Group’s Representative, the Buyer, the LNG Hub Facilities Operator and the operator of the Approved LNG Ship onto which the Buyer proposes to load the Commissioning Cargo shall meet to discuss and agree the final version of such operational plan for the first Commissioning Cargo and subsequent Commissioning Cargoes as applicable.

5.3.4
The Seller Group shall use reasonable endeavours to provide the Buyer with as much advance notice as is reasonably practicable of each Commissioning Cargo and shall in any event give notice in accordance with this Clause 5.3.4 no later than [***] days prior to the start of the Arrival Window for such Commissioning Cargo. In each notice to the Buyer identifying a Commissioning Cargo, the Seller Group’s Representative shall specify for such Commissioning Cargo:

(A)	the Arrival Window;

(B)	the expected loading rate and any operational circumstances which may affect the FLNG Facility, the LNG Hub Facilities or the loading operations;

(C)	for information purposes only, the expected laytime (without amending the Allowed Laytime) for such Commissioning Cargo;

(D)	the Scheduled Loading Quantity which shall be:

(1)	[***]

(2)	for each subsequent Commissioning Cargo, a quantity required to fully load an Approved 174 LNG Ship or an Approved 155 LNG

EXECUTION VERSION

Ship, at the Buyer’s election, unless otherwise agreed between Buyer and Seller Group (acting reasonably), each being the “Commissioning Cargo Quantity”, as applicable.
The Buyer shall use reasonable endeavours to provide the Seller Group with as much advance notice as is reasonably practicable of the name of the Approved LNG Ship for each Commissioning Cargo and shall in any event give notice no later than [***] prior to the start of the Arrival Window for such Commissioning Cargo. This provision shall be without prejudice to the Buyer’s right to replace the Approved LNG Ship with a substitute Approved LNG ship in accordance with Clause 10.5.6.

5.3.5
For each Commissioning Cargo satisfying the conditions of Clause 5.3.4, subject to Clauses 5.3.8 and 5.3.9, the Seller Group shall make such LNG available for delivery at the Delivery Point, and the Buyer shall take and pay for, or pay damages for if not taken, such Commissioning Cargo, at the time specified in such notice and pursuant to the other terms of this Agreement.

5.3.6	If the Seller Group or the Buyer requests any changes in respect of a Commissioning Cargo, the Parties shall use reasonable endeavours to agree to such changes.

5.3.7	For the avoidance of doubt, subject to Clause 5.3.1, the Seller Group is not obliged to make available to the Buyer any minimum number of Commissioning Cargoes [***].

5.3.8	[***]

(A)	[***]

(B)	[***]

5.3.9	[***]

(A)	[***]

(B)	[***]

(C)	[***]

(D)	[***]

6.	DURATION

6.1	Initial Term
This Agreement shall enter into force and effect on the Effective Date and shall continue in force and effect up to the date which is the earlier of (i) the [***] anniversary of the Commercial Operations Date, (ii) the [***] “Commercial Operations Date Anniversary” as defined in and pursuant to the FLNG Lease and Operate Agreement, which shall be advised by Seller Group to the Buyer; and (iii) 31 December [***], subject to Clause 6.2 and unless terminated earlier in accordance with the provisions of this Agreement.

6.2	Extension of Contract Term

6.2.1	Notwithstanding Clause 6.1, but subject to Clause 5.2.3, the Seller Group may, in its sole discretion, elect to extend the term of this Agreement in accordance with this Clause 6.2.

(A)
Not less than [***] before the expiry of the Initial Term, the Seller Group may, at its sole discretion, give notice to the Buyer that the term of this Agreement shall be extended up to the date which is [***] after the end of the Initial Term

EXECUTION VERSION

and upon delivery of such notice the term of this Agreement shall be so extended commencing on the day immediately following the day on which the Initial Term would otherwise have ended (the "First Extension Term").

(B)
Not less than[***] before the expiry of the First Extension Term, the Seller Group may, at its sole discretion, give notice to the Buyer that the term of this Agreement shall be extended up to the date which is the [***] after the end of the First Extension Term and upon delivery of such notice the term of this Agreement shall be so extended commencing on the day immediately following the day on which the First Extension Term would otherwise have ended (the "Second Extension Term").

(C)	The Parties understand and agree that the Contract Price applicable during the First Extension Term and the Second Extension Term will be determined in accordance with Clause 11.6.

6.3	Notwithstanding the provisions of Clause 6.2, in no circumstances may the Contract Term extend beyond the end of the Second Extension Term, if applicable, unless otherwise agreed between the Parties.

6.4	Make-up Extension
[***] in no circumstances shall the Buyer be entitled to extend the Contract Term to enable the Buyer to take as Make-Up Quantities any amounts that have accrued at the expiry of such Contract Term.

7.	QUANTITIES

7.1	Annual Contract Quantity

7.1.1
The annual contract quantity of LNG in respect of each full Contract Year shall be [***] MMBtu (the "ACQ"), which is equivalent to [***] tonnes per annum in accordance with the relevant heating value of the LNG. If a Contract Year contains less than three hundred and sixty-five (365) days, the ACQ shall be adjusted by the same proportion as the proportion to which the number of days in such Contract Year bears to the number of days in the corresponding calendar year.

7.1.2	[***]

(A)	[***]

(B)	[***]

(C)	[***]

(D)	[***]

(E)	[***]

(F)	[***]

(G)	[***]

(H)
Any Cargo Deliver or Pay Obligation or Cargo Take or Pay Obligation arising in respect of any quantities to be delivered to Buyer under Clause 7.1.2(D) shall be determined by reference to a blended Cargo Deliver or Pay Price or Cargo Take or Pay Price calculated by reference to the proportionate share of the Cargo to be priced at the Base Contract Price and the proportionate share of the Cargo to be priced at [***].

EXECUTION VERSION

(I)	The Buyer shall have the right to cause a Third Party auditor to verify any calculations of quantities of LNG or entitlements described in this Clause 7.1.2 in accordance with Clause 19.3.

7.1.3	Scheduled Downtime

(A)
In respect of any Contract Year, the Seller Group may notify the Buyer that the receipt, treatment and liquefaction of Feed Gas by, and storage and offloading of LNG from, the FLNG Facility and/or the Future Facilities is to be temporarily halted, reduced, curtailed or otherwise modified for the purposes of:

(1)	maintaining the Upstream Facilities; and/or

(2)	maintaining the FLNG Facility, the LNG Hub Facilities and the Future Facilities,
("Scheduled Downtime"), provided such Scheduled Downtime shall not exceed [***].

(B)
Such Scheduled Downtime shall be notified by the Seller Group’s Representative to the Buyer by the time required in Clause 10.1.3(C) and shall indicate the operational reasons and the reduction to the ACQ in such Contract Year (the "Scheduled Downtime Quantity").

7.1.4	Round-Up/Round-Down Quantities

(A)	[***]

(B)	[***]

(C)	[***]

7.2	Adjusted Annual Contract Quantity
The quantity of LNG to be sold by Seller Group and to be taken by the Buyer in respect of each Contract Year shall be the Adjusted Annual Contract Quantity ("AACQ"), expressed in MMBtu, which shall be calculated as the sum in such Contract Year of:

7.2.1	the ACQ for such Contract Year:
plus

(A)	[***]

(B)	[***]
less any:

(C)	[***]

(D)	[***]

(E)	[***]

(F)	any Scheduled Downtime Quantity notified in accordance with Clause 7.1.3 and Clause 10.1.3; and

(G)	[***]

EXECUTION VERSION

7.3	Surplus Quantities

7.3.1
If, at any time during a Contract Year prior to the Future Facilities Commercial Operations Date, the Seller Group wish to produce a quantity of LNG in such Contract Year from the FLNG Facility in excess of the AACQ applicable to such Contract Year (such excess LNG quantity being an "Offered In Year Surplus Quantity"), then the Seller Group’s Representative shall promptly notify the Buyer, in accordance with Clause 10.5, of:

(1)	[***]

(2)	[***]

(3)	[***]

(4)	[***]
(such notice a "Seller Group's Surplus Notification"). .

7.3.2	Acceptance of Offered In Year Surplus Quantities

(A)
If the Seller Group’s Surplus Notification meeting the quantity requirements under Clause 7.3.1(1) is received by the Buyer at least [***] prior to the start of the proposed Arrival Window and inclusion of the Offered in Year Surplus Quantity into the Annual Delivery Program or Specific Delivery Schedule does not require any consequent change to the ADP or SDS [***], the Buyer shall be deemed to have accepted the Offered In Year Surplus Quantity.

(B)
If the Seller Group’s Surplus Notification meeting the quantity requirements under Clause 7.3.1(1) is received by the Buyer less than [***] prior to the start of the proposed Arrival Window or requires any consequent change to the ADP or SDS [***], the Buyer shall use reasonable endeavours to accept the Offered In Year Surplus Quantity and shall notify the Seller Group pursuant to Clause 10.5.4 if it can accept the Offered In Year Surplus Quantity offered in the Seller Group’s Surplus Notification.

(C)
If the Seller Group’s Surplus Notification meets the quantity requirements under Clause 7.3.1(2), the Buyer shall use reasonable endeavours to accept the Offered In Year Surplus Quantity, and shall notify the Seller Group pursuant to Clause 10.5.4 if it can accept such quantity.

(D)
If the Seller Group’s Surplus Notification meets the quantity requirements under Clause 7.3.1(3), the Buyer may accept the Offered In Year Surplus Quantity in its sole discretion, and shall notify the Seller Group pursuant to Clause 10.5.4 if it can accept such quantity.

If the Buyer does not accept the quantity notified by the Seller Group in Clause 7.3.2(B), 7.3.2(C) or in Clause 7.3.2(D), the Seller Group may dispose of such quantity of LNG in its sole discretion.

7.3.3
If the Seller Group’s Surplus Notification is deemed accepted or accepted by the Buyer pursuant to Clause 7.3.2, the Seller Group shall tender for delivery and pay damages for if not delivered such surplus quantity (“In Year Surplus Quantity”), and the Buyer shall take and pay for, or pay damages for if not taken, such In Year Surplus Quantity in accordance with the terms of this Agreement at the applicable [***].

7.3.4
If the Buyer is unable to accept delivery of such Offered In Year Surplus Quantity pursuant to Clauses 7.3.2(B) or 7.3.2(C), or does not accept delivery of such Offered In Year Surplus pursuant to Clause 7.3.2(D), it shall notify the Seller Group in accordance with Clause 10.5.4 within [***] of its receipt of the Seller Group's Surplus Notification

EXECUTION VERSION

and the Buyer will not be required to take or pay for such Offered In Year Surplus Quantity and the Seller Group shall be entitled to offer the Offered In Year Surplus Quantity specified in such Seller Group's Surplus Notification to any Third Party.

7.3.5	[***]

7.4	Buyer's Obligation to Take or Pay

7.4.1	If, in respect of a Commissioning Cargo or a Cargo scheduled during the Contract Term, for any reason other than:

(A)	a Buyer's Force Majeure;

(B)	a Seller's Force Majeure;

(C)	Adverse Weather;

(D)	Buyer's rejection of the relevant Cargo in accordance with Clause 14;

(E)
for fault of the FLNG Provider, the FLNG Facility Operator, an EPC contractor or sub-contractor engaged on the construction of the Seller Group’s Facilities, or the Seller Group or the LNG Hub Facilities Operator or the owner or crew of the FLNG Facility and/or the LNG Hub Facilities [***] in each case not excused by the terms of this Agreement;

(F)	[***]
the Buyer:

(1)	notifies the Seller Group that it will not take such Cargo;

(2)	fails to (or earlier notifies the Seller Group that it will fail to) tender a Notice of Readiness within [***] hours after the end of the Arrival Window; or

(3)
fails to take delivery of all or any part of the Commissioning Cargo Quantity notified in accordance with Clause 5.3.4 or the Scheduled Loading Quantity, as applicable, within [***] hours after the end of Permitted Time, provided that where a Notice of Readiness is tendered within [***] hours after the end of the Arrival Window, the [***]hour period (after the end of Permitted Time) shall be reduced by “x”, where, for the purpose of this clause, “x” means the number of hours after the end of the Arrival Window that the Notice of Readiness is tendered, then, unless otherwise agreed by the Parties in respect of alternative delivery arrangements for the Cargo within [***] hours of the event specified in Clauses 7.4.1(1), (2) or (3) occurring (using reasonable endeavours to do so), the Seller Group shall have the right to, as applicable, cancel or stop the loading of the Cargo and require the Approved LNG Ship to depart from the LNG Hub Facilities. [***] the Seller Group shall invoice the Buyer, in accordance with Clause 12.2.1, an amount equal to the difference between the Commissioning Cargo Quantity notified in accordance with Clause 5.3.4(D) or the Scheduled Loading Quantity, as applicable, for the relevant Cargo and the quantity loaded (if any) (a "Cargo Take or Pay Quantity") multiplied by the applicable Contract Price in effect at the start of the Arrival Window for such Cargo (the "Cargo Take or Pay Price"). Where a Cargo contains quantities to be priced at both the Base Contract Price and [***], a blended Take or Pay Price calculated based on the proportionate share of the Cargo to be priced at the Base Contract Price and the proportionate share of the Cargo to be priced at the [***] shall apply for the purpose of this Clause 7.4.1. The Buyer shall pay such amount so invoiced in accordance with Clause 12.3.2. The Cargo Take or Pay Quantity multiplied by the Cargo Take or Pay Price shall be the "Cargo Take or Pay Obligation".

EXECUTION VERSION

7.4.2
The Parties hereby acknowledge and agree that the Cargo Take or Pay Obligation shall be in the nature of damages and shall be the Seller Group's sole and exclusive remedies in damages or otherwise for failure by the Buyer to take such Cargo and, taking into account the Seller Group’s right to offer such LNG to any Third Party and the Buyer’s right to any resulting Make-Up Quantities, represents a proportionate protection of the legitimate interests of the Seller Group in connection with the applicable Cargo Take or Pay Quantity.

7.4.3	The [***] hour period in Clauses 7.4.1(2) and the[***] hour period after the Permitted Time in Clause 7.4.1(3) shall become [***] on and after the Future Facilities Commercial Operations Date.

7.5	Make-Up

7.5.1
Subject to this Clause 7.5, during the Contract Term the Buyer shall be entitled to take, and the Seller Group shall deliver, any Cargo Take or Pay Quantity that the Buyer has paid for pursuant to Clause 7.4, as a "Make-Up Quantity". [***]

7.5.2
Any Make-Up Quantity shall be taken by the Buyer in the chronological order in which it was originally accrued, in any subsequent Contract Year during the Contract Term and shall be notified by the Buyer to the Seller Group’s Representative in accordance with Clause 10.1.4.

7.5.3	[***]

(A)	[***]

(B)	[***]

(C)	[***]

7.5.4	Following delivery of any Make-Up Quantity, the Seller Group [***]

7.5.5
If the Buyer fails to take a Make-Up Quantity scheduled in the Specific Delivery Schedule for reasons other than a Force Majeure Event or the fault of the Seller Group (excluding authorized actions of the Seller Group in response to a Buyer default) such Make-Up Quantity shall be treated as delivered, taken and paid for, for the purposes of this Agreement and the Buyer shall have no further rights with respect thereto, and Seller Group shall have no obligation to refund any payments made for such Cargo Take or Pay Obligation.

7.5.6
If the Seller Group fails to make available or the Buyer fails to take a Make-Up Quantity scheduled in the Specific Delivery Schedule by reason of a Force Majeure Event, neither Party shall have any liability to the other Party therefor and the Buyer’s right to such Make-Up Quantity shall be re-instated and the Buyer shall be entitled to take such Make-Up Quantity in accordance with the terms of this Clause 7.

7.5.7
If the Seller Group fails to make available a Make-Up Quantity scheduled in the Specific Delivery Schedule for reasons other than a Force Majeure Event or the fault of the Buyer (excluding authorized actions of the Buyer in response to a Seller or Seller Group default), [***]

(A)	[***]

(B)	[***]

7.5.8	[***]

7.5.9	[***]

7.6	Seller Group's Obligation to Deliver or Pay

7.6.1	If, in respect of a Cargo scheduled during the Contract Term, for any reason other than:

EXECUTION VERSION

(A)	a Buyer's Force Majeure;

(B)	a Seller's Force Majeure;

(C)	Adverse Weather; or

(D)	for fault of the Buyer or the Approved LNG Ship or the master of the Approved LNG Ship in each case not excused by the terms of this Agreement, any of the following occurs:

(1)	Seller Group notifies the Buyer that it cancels or will not make available such Cargo; or
Seller Group fails to make available all or part of the Scheduled Loading Quantity within [***] hours after the end of the Permitted Time, then, unless otherwise agreed by the Parties in respect of alternative delivery arrangements for the Cargo within [***]
hours of the event specified in Clauses 7.6.1(1) or (2) occurring (using reasonable endeavours to do so), the Buyer shall have the right to, as applicable, cancel or stop the loading of the Cargo and instruct the Approved LNG Ship to depart from the LNG Hub Facilities, and the Seller Group shall pay the Buyer an amount equal to the difference between the Scheduled Loading Quantity for the relevant Cargo and the quantity loaded (if any) (a "Cargo Deliver or Pay Quantity") multiplied by [***] of the applicable Contract Price in effect at the start of the Arrival Window for such Cargo (the "Cargo Deliver or Pay Price"). [***] The Cargo Deliver or Pay Quantity multiplied by the Cargo Deliver or Pay Price shall be the "Cargo Deliver or Pay Obligation". [***]

7.6.1(X)	The [***] period after the end of the Permitted Time in Clause 7.6.1(2) shall become [***] hours on and after the Future Facilities Commercial Operations Date.

7.6.1(Y)	[***]

7.6.2
The Parties hereby acknowledge and agree that the Cargo Deliver or Pay Obligation shall be in the nature of damages and shall be the Buyer's sole and exclusive remedies in damages or otherwise for failure by the Seller Group to make available such Cargo and represents a proportionate protection of the legitimate interests of the Buyer in connection with the applicable Cargo Deliver or Pay Quantity.

7.6.3
Subject to Clauses 7.6.4 and 7.6.5, the Seller Group’s liability to pay a Cargo Deliver or Pay Obligation to the Buyer shall be satisfied by the application by the Seller Group of a credit (a "Cargo Deliver or Pay Credit") to the Buyer, in an amount equal to such Cargo Deliver or Pay Obligation, in the first invoice issued by the Seller Group to the Buyer in accordance with Clause 12.1.1 after the expiration of [***] from the date of receipt of the Buyer’s invoice, and subject always to the provisions of Clause 12.3.2.

7.6.4	[***]

7.6.5	[***]

7.7	[***]

7.7.1	[***]

7.7.2	[***]

7.7.3	[***]

7.7.4	[***]

(A)	[***]

EXECUTION VERSION

(B)	[***]

7.7.5	[***]

7.8	Quarterly and Annual Statements

7.8.1
No later than thirty (30) days after the end of each of the first three (3) Calendar Quarters within a given Contract Year (if applicable), the Seller Group shall provide to the Buyer a quarterly statement which includes the information described in Clause 7.8.3 for such Calendar Quarter (a "Quarterly Statement").

7.8.2
No later than thirty (30) days after the last Calendar Quarter within a given Contract Year, the Seller Group shall generate a statement, which shall aggregate all of the information included in the Quarterly Statements applicable to such Contract Year in addition to the information described in Clause 7.8.3 arising in such final Calendar Quarter (an "Annual Statement").

7.8.3	Each Quarterly Statement and the Annual Statement for a given Contract Year shall include the following information (all quantities expressed in MMBtu except where otherwise indicated):

(A)	the AACQ for such Contract Year separated into each of its components pursuant to Clause 7.2;

(B)	until the Future Facilities Commercial Operations Date, the total amount of any In Year Surplus Quantities arising during such Calendar Quarter or Contract Year, as applicable;

(C)
until the Future Facilities Commercial Operations Date, the total quantities of LNG produced by the FLNG Facility (in cubic metres and in MMBtu) during each day of such Calendar Quarter or Contract Year (net of any losses at the FLNG Facility);

(D)	the total quantities of LNG delivered to the Buyer during such Calendar Quarter or Contract Year, as applicable;

(E)	the total amount of any Cargo Take or Pay Quantities arising during such Calendar Quarter or Contract Year, as applicable;

(F)	the total amount of any Make-Up Quantities delivered during such Calendar Quarter or Contract Year, as applicable;

(G)	the total amount of any Cargo Deliver or Pay Quantities arising during such Calendar Quarter or Contract Year, as applicable;

(H)	any additional information that the Parties may agree is necessary for the efficient operation of this Agreement.

7.9	Operational Tolerance
For each Cargo there shall be an operational tolerance of up to plus [***] or minus [***] of the Scheduled Loading Quantity (the “Operational Tolerance”). The provisions of Clauses 7.4 and 7.6 shall not apply to any Cargo if the Quantity Delivered for that Cargo is at least [***] of the Scheduled Loading Quantity. If the Quantity Delivered is less than [***] of the Scheduled Loading Quantity for a Cargo, the Scheduled Loading Quantity (excluding the Operational Tolerance) shall be used for the purpose of calculating amounts due in accordance with the provisions of Clauses 7.4 or 7.6, as applicable. For the avoidance of doubt, the Parties shall seek in good faith to deliver and take the Scheduled Loading Quantity for each Cargo (without any adjustment in respect of the Operational Tolerance) and the Operational Tolerance shall apply only in the manner described above in this Clause 7.9 and shall not be assumed or implied as reducing/increasing the Buyer’s obligations under Clause 7.4 or the Seller Group’s obligations under Clause 7.6.

EXECUTION VERSION

8.	DELIVERY POINT, TITLE AND RISK

8.1	Delivery Point
Each Cargo of LNG to be sold by the Seller Group and purchased by the Buyer pursuant to this Agreement shall be made available to Buyer at the junction point at which the flange coupling of the loading lines at the LNG Hub Facilities (or such other Loading Terminal pursuant to Clause 2.2.4) join the flange coupling of the loading manifold of the Approved LNG Ship (the "Delivery Point").

8.2	Title, Risk and Claims

8.2.1	Title to and all risks (including risk of loss) in respect of the LNG delivered hereunder shall pass from the Seller Group to the Buyer at the Delivery Point; and

8.2.2
Title to and all risks (including risk of loss) in respect of Natural Gas vapour returned from an Approved LNG Ship during the loading operation will pass from the Buyer to the Seller Group as it passes the point at which the outlet flange of the vapour return line (or vapour return line spool piece, if used) of the Approved LNG Ship connects with the inlet flange of the vapour return line of LNG Hub Facilities (or such other Loading Terminal pursuant to Clause 2.2.4).

8.3
The Parties agree that if a Party, acting reasonably, determines that it is necessary due to regulatory or taxation risks, or to a change in any applicable law, regulation, rule, decree or official government order relating to the imposition of taxes, charges, royalties, duties or other imposts whatsoever levied by a Competent Authority in Mauritania and/or Senegal, to re-examine the location where title is transferred to the Buyer, then the Parties will immediately consult and, provided that a change would not impose material risks, liabilities or costs on any of the other Parties, negotiate in good faith to make any mutually acceptable amendments to this Clause 8. It is understood that no Party is obligated to agree to any amendments to this Agreement.

8.4	Title Warranty
Each Seller warrants (as a continuing warranty repeated each time LNG is sold and delivered under this Agreement) to the Buyer that at the point of title transfer it has good title to its LNG SPA Participation share of LNG sold and delivered under this Agreement, and such LNG will at the point of title transfer be transferred to the Buyer free and clear from any encumbrances.

8.5
Each Seller shall indemnify, defend and hold harmless Buyer from and against any direct loss, liability, damage or expenses or claims [***] incurred by or made against Buyer in consequence of any breach by such Seller of the warranty of title in Clause 8.4.

9.	TRANSPORTATION AND LOADING

9.1	Transportation by Buyer

9.1.1
The Buyer shall, at no expense to the Seller Group, be responsible for the transportation from the Delivery Point of all quantities of LNG to be sold and purchased under this Agreement. All Approved LNG Ships shall, in the course of being used by the Buyer to fulfil its obligations for the receipt and transportation of LNG under this Agreement, comply with the provisions of this Agreement, applicable Laws and International Standards.

9.1.2
The Buyer shall pay or cause to be paid Port Charges directly to the Seller Group (or the appropriate Person nominated by the Seller Group) or to any Competent Authority (if applicable) [***], the Seller Group shall ensure that (i) any Port Charges which are initially

EXECUTION VERSION

incurred by the Seller Group, a Seller or the LNG Hub Facilities Operator, shall be charged to Buyer on cost pass-through basis per Cargo, and (ii) Port Charges shall be applied on a non-discriminatory basis that does not favour any other off-taker over the Buyer. The Buyer may furnish the Seller Group with an invoice, together with relevant supporting documents showing the basis for the calculation, in accordance with Clause 12.1.3 in relation to such incremental Port Charges. The Seller Group shall have the right to cause a Third Party auditor to verify any invoices issued in relation to or any amounts described in this Clause 9.1.2 in accordance with Clause 19.3.

9.2	Facilities Manuals and Conditions of Use

9.2.1
The Parties acknowledge the Conditions of Use shall initially be as attached hereto as Schedule 8. As soon as reasonably practicable after the Effective Date, the LNG Hub Facilities Operator shall develop the Facilities Manuals which shall in any event be in English and in accordance with International Standards and standards of a Reasonable and Prudent Operator applicable to such facilities and shall meet the Conditions of Use Requirements. [***]

9.2.2	[***]

9.2.3	In the event of a conflict between this Agreement and the Facilities Manuals and Conditions of Use, the provisions of this Agreement shall prevail.

9.2.4
The Seller Group and the Buyer agree that the Facilities Manuals and the Conditions of Use shall at all times be such as to ensure the operational safety of the LNG Hub Facilities and the Approved LNG Ships.

9.2.5
The Buyer (i) shall cause any Transporter and/or the master of any Approved LNG Ship to sign the Conditions of Use before using the LNG Hub facilities and (ii) shall cause the Transporters and Approved LNG Ships to comply with the Facilities Manuals and the Conditions of Use.

9.2.5(A) The Facilities Manuals and the Conditions of Use must satisfy the following:

(A)	do not require any Person to act or to fail to act in any manner which is prohibited or penalised under any applicable law;

(B)
do not impose liabilities on the Transporter and/or the Approved LNG Ships which are not insured under the standard terms of P&I cover offered by P&I Clubs in the International Group of P&I Clubs other than in respect of liabilities arising in respect of loss or damage to the Approved LNG Ship;

(C)	do not negatively impact the Buyer's ability to perform its obligations or exercise its rights under this Agreement; and

(D)	[***],
the “Conditions of Use Requirements”.
The Parties agree that the Conditions of Use attached as Schedule 8 meet the Conditions of Use Requirements as of the Effective Date.

9.2.5(X)	[***]

9.2.6
The Seller Group may amend from time to time the Facilities Manuals and the Conditions of Use without the prior approval of the Buyer, but only if such amendments satisfy the Conditions of Use Requirements and the requirements in Clause 9.2.1. The Seller Group shall promptly notify Buyer of any proposed amendments to the Facilities Manuals and/or the Conditions of Use and shall provide a copy of such amendments to the Buyer in

EXECUTION VERSION

English. At the request of either Party, the Parties shall convene a meeting of the Marine Working Group to discuss any such amendments.

9.2.7
If at the time of delivery of a Cargo under this Agreement, the Facilities Manuals and/or Conditions of Use have been changed and such changes are inconsistent with the Conditions of Use Requirements and the requirements in Clause 9.2.1 and the Buyer has not consented to the change, the Transporter and/or master of any Approved LNG Ship shall not be required to sign or otherwise to be bound by the terms of such amended documents, but rather shall be required to sign and be bound by the terms of the Facilities Manual and/or Conditions of Use as they existed prior to the amendment which is inconsistent with the Conditions of Use Requirements and the requirements in Clause 9.2.1.

9.3	Approved LNG Ships

9.3.1
The Buyer shall, at no expense to the Seller Group, at all times throughout the Contract Term, cause each Approved LNG Ship, whilst being utilized by Buyer for the performance to fulfil its obligations hereunder to be provided, maintained, repaired and operated in compliance with the provisions of this Agreement, applicable Laws and International Standards. Without prejudice to the aforesaid, the Seller Group and the Buyer shall discuss in good faith any issues relating to the Approved LNG Ship Conditions, compatibility of the Approved LNG Ships and the LNG Hub Facilities. The Buyer may nominate (i) any Approved LNG Ship for the lifting of LNG under this Agreement, or (ii) any Proposed LNG Ship, subject to the Seller Group’s approval of the vessel as an Approved LNG Ship in accordance with this Clause 9.3 prior to the Arrival Window of an applicable Cargo.

9.3.2
Prior to becoming an Approved LNG Ship, all LNG Ships proposed to be used by the Buyer for the receipt and transportation of LNG under this Agreement must first be approved by the Seller Group (such approval not to be unreasonably withheld or delayed) in accordance with this Clause 9.3, and must at all times, while being used by the Buyer for the performance of its obligations hereunder, be compatible in all material respects with the LNG Hub Facilities and in compliance with the requirements of Clause 9.3.13 (together the "Approved LNG Ship Conditions").

9.3.3
The Seller Group acknowledges that as of the Effective Date, the Approved LNG Ships listed in Schedule 2 meet the Approved LNG Ship Conditions and as such, have been pre-approved by the Seller Group for the Buyer's use for the transportation of LNG under this Agreement. Schedule 2 shall be updated from time to time to reflect the addition of any Proposed LNG Ship that has become an Approved LNG Ship and/or the removal of any Approved LNG Ship that no longer complies with the Approved LNG Ship Conditions.

9.3.4	The Buyer may from time to time, propose additional LNG ships to be included in Schedule 2 as an Approved LNG Ship ("Proposed LNG Ship") by notifying the Seller Group.

9.3.5
Until the end of the Contract Term, the Seller Group and the Buyer shall work together to allow Proposed LNG Ships to become Approved LNG Ships, provided that the inclusion of any Proposed LNG Ship in Schedule 2 as an Approved LNG Ship shall be subject to the Seller Group's approval, such approval not to be unreasonably withheld or delayed and to be provided if the Approved LNG Ship Conditions are met. The Seller Group may carry out an inspection of a Proposed LNG Ship under Clause 9.3.6 (B) if such inspection is necessary for completing such checks.

9.3.6	The Buyer shall provide, or procure the provision of, in respect of any Proposed LNG Ship:

EXECUTION VERSION

(A)
such information as is reasonably required for the Seller Group to determine whether such Proposed LNG Ship meets the Approved LNG Ship Conditions. The Seller Group may disclose such information to its representatives, including an independent internationally recognised and suitably qualified maritime consultant, and the LNG Hub Facilities Operator; and

(B)
the Seller Group may, on reasonable prior notice to the Buyer, carry out a SIRE inspection of the Proposed LNG Ship, acting as a Reasonable and Prudent Operator, if it determines that a SIRE inspection is necessary. Such inspection may be carried out by representatives of the Seller Group (which may include an independent internationally recognised and suitably qualified maritime consultant) or the LNG Hub Facilities Operator and shall be carried out in accordance with internationally accepted standards for such inspections and by suitably qualified (SIRE accredited) personnel. [***] Any personnel, agents, representatives and consultants of Seller Group attending such inspection shall:

(1)
comply with all HSSE requirements of the Buyer, Transporter (or the shipyard, if applicable) which apply to all other Persons conducting similar inspections and apply on a non-discriminatory basis; and

(2)	do so at the Seller Group's cost and risk,
provided that such inspection rights shall not entitle the Seller Group, the LNG Hub Facilities Operator or their representatives to make any request or recommendation directly to the Buyer or the Transporter and shall be limited to reviewing compliance by the Proposed LNG ship with the Approved LNG Ship Conditions, provided that neither the exercise nor the non-exercise of such rights shall reduce the responsibility of the Buyer to the Seller Group in respect of such Proposed LNG ship and its operation, nor increase the Seller Group’s responsibility to Buyer or any Third Party for the same.

9.3.7
Upon the Buyer nominating a Proposed LNG Ship, the Buyer and the Seller Group shall use reasonable endeavours to procure the SIRE inspection, if such inspection is determined by Seller Group to be necessary in accordance with Clause 9.3.6, and approval of the Proposed LNG Ship as expeditiously as reasonably practicable and the Seller Group shall not unreasonably withhold or delay its approval of such Proposed LNG Ship pursuant to Clause 9.3.5, and in any event the Seller Group shall notify the Buyer as to whether it approves or rejects such Proposed LNG Ship as soon as reasonably practical and in any event no later than [***] days following such proposal by the Buyer under Clause 9.3.4. A Proposed LNG Ship which is approved by the Seller Group shall be an Approved LNG Ship and Schedule 2 shall be amended accordingly.

9.3.8
If the Seller Group rejects a Proposed LNG Ship, the Seller Group shall specify in its notice the detailed reasons for withholding approval and identifying areas of material non-compliance with the Approved LNG Ship Conditions, and promptly thereafter the Parties shall discuss any such failure of the Proposed LNG Ship to meet the Approved LNG Ship Conditions and cooperate to develop an agreed action plan for the Buyer to rectify the concern(s).

9.3.9
If the Seller Group has reasonable grounds to believe or (acting reasonably) determines that any Approved LNG Ship named to receive a Commissioning Cargo, or named in the Annual Delivery Programme or a Specific Delivery Schedule does not meet the requirements of this Agreement, the Seller Group shall promptly notify the Buyer and shall specify the basis and detailed reasons for such non-compliance. Promptly after the Seller Group provides such notice, the Parties shall consult and co-operate with a view to agreeing a course of action that addresses such concerns and permits the

EXECUTION VERSION

performance of Buyer’s obligations under this Agreement, including the provisions of Clause 9.3.13. The Seller Group may elect to seek information pursuant to Clause 9.3.6(A) and may, if it deems necessary, acting as a Reasonable and Prudent Operator, elect to conduct an inspection of the Approved LNG Ship in the manner and within scope set forth in Clause 9.3.6 (B) (except that the inspection shall be to review the potential non-compliance rather than a SIRE inspection [***] Notwithstanding the above, if the Seller Group (acting reasonably) determines that such Approved LNG Ship is in material non-compliance with the provisions of Clause 9.3 of this Agreement, the Seller Group shall have the right to reject such LNG Ship by notifying the Buyer and giving detailed reasons for such determination. Such LNG Ship shall cease to be an Approved LNG Ship and the Buyer may not use such LNG ship under this Agreement until such time as the material non-compliance has been rectified and the LNG Ship has again been approved by the Seller Group as an Approved LNG Ship. The Buyer’s obligations under this Agreement and its liability for any delay or failure in performance thereof shall not be excused or suspended by reason of the Seller Group’s rejection and the Buyer’s inability pursuant to the terms of this Clause 9.3 to use such LNG Ship as an Approved LNG Ship.
No inspection of an Approved LNG Ship shall (i) modify or amend the Buyer’s obligations, representations, warranties and covenants under this Agreement, or (ii) constitute an acceptance or waiver by the Seller Group of the Buyer’s obligations hereunder.

9.3.10
The Buyer shall refrain from modifying any Approved LNG Ship to be used by the Buyer for the transportation of LNG under this Agreement in any manner whatsoever that would render it incompatible with the LNG Hub Facilities unless such modification is required in order to ensure continued compliance with the foregoing provisions of this Clause 9.3; provided however that:

(A)
an Approved LNG Ship may be modified pursuant to a change in International Standards or any Law with which the Approved LNG Ship is required to comply, in which case such modification necessary for the Approved LNG Ship shall be paid for by the Buyer and the Buyer shall promptly notify the Seller Group of any such required modification, provided further that any modification of an Approved LNG Ship pursuant [***];

(B)
any reasonable modification of the FLNG Facility or the LNG Hub Facilities that the Seller Group determines to be required in consequence of a modification to an Approved LNG Ship contemplated in Clause 9.3.10(A), [***]; provided that the Seller Group shall not be required to make such modification if the result of such modification would limit the ability of the FLNG Facility or the LNG Hub Facilities to produce or deliver LNG to other buyers or conflict with this Agreement, applicable Law or Authorizations. If the FLNG Facility or the LNG Hub Facilities are not modified to maintain the necessary compatibility with an Approved LNG Ship that is modified pursuant to Clause 9.3.10(A), such circumstances shall be deemed to be Seller’s Force Majeure, and neither Party will be in breach of its obligations to deliver or take LNG, or be liable for any delay or failure in performance thereof, under this Agreement subject to Clause 16.7; and

(C)
any other modifications to an Approved LNG Ship shall be subject to the prior consent of Seller Group which shall not be unreasonably withheld or delayed, provided that the Buyer shall reimburse the Seller Group for all reasonable costs and losses incurred by the Seller Group in modifying the FLNG Facility or the LNG Hub Facilities to maintain compatibility with the Approved LNG Ship.

EXECUTION VERSION

9.3.11
If modifications to an Approved LNG Ship are required to maintain compliance with changes with International Standards or Laws pursuant to Clause 9.3.10(A), the Parties shall discuss as soon as reasonably practicable what steps should be taken in order to minimise the impact of such changes on the Parties’ abilities to perform this Agreement. If, as a result of such requirements and following such discussions, the Parties are unable to perform their obligations under this Agreement, provided the requirements of Clause 16 are met, such circumstances shall be deemed to be Buyer’s Force Majeure subject to Clause 16.7.

9.3.12
The Buyer shall have the right, in its sole discretion, to remove any LNG Ship as an Approved LNG Ship under this Agreement at any time, provided that such right shall not lessen the Buyer’s obligations under Clause 9.1.1.

9.3.13	Without prejudice to Clause 9.3.1, Buyer shall ensure that each Approved LNG Ship shall be:

(A)
designed, equipped and manned so as to safely and reliably permit the loading of a Cargo at a bulk transfer rate of at least ten thousand cubic metres (10,000m3) per hour using at least 2 x 12” loading arms;

(B)	have a gross cargo containment capacity not less than one hundred and twenty-five thousand cubic metres (125,000m3) and not exceeding one hundred and eighty thousand cubic metres (180,000m3);

(C)	constructed (if applicable), operated and maintained in compliance with:

(1)	all applicable Laws of flag state, coastal states and port states where the Approved LNG Ship will dock or call (collectively the "LNG Ship International Conventions, Rules and Regulations");

(2)	rules of classification societies belonging to the International Association of Classification Societies ("IACS");

(3)	the applicable provisions contained in the latest edition of the publications:

(a)	“International Safety Guide for Oil Tankers and Terminals” (ISGOTT) by ICS/OCIMF/IAPH; and/or

(b)	“Tanker Safety Guide for Liquefied Gas” by the ICS;

(4)
all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquified Gases in Bulk the IGC code); recommendations and guidelines published by SIGTTO, OCIMF, GIIGNL, PIANC;

(D)	provided with all documents and certificates, up to date and valid, required by LNG Ship International Conventions, Rules and Regulations and by the relevant classification society;

(E)
the subject of an available tanker management and self-assessment report in the OCIMF database, updated within the last twelve (12) months, provided that (i) the absence of such report shall not constitute grounds for the Seller Group to reject an LNG ship as an Approved LNG Ship if the SIRE requirements under this Clause 9.3.13 are met;  and (ii) the Buyer and the Seller Group shall conduct a risk assessment (each acting as a Reasonable and Prudent Operator) to assess the risks associated with the use of such relevant LNG Ship under this Agreement;

(F)	not more than [***] years of age;

EXECUTION VERSION

(G)
furnished with a condition assessment programme certificate at the beginning of their twentieth (20th) year of age, which shall be considered valid for a period of three (3) years from the issuance date and must meet the following requirements:

(1)	a rating of 1 or 2 regarding hull, machinery and cargo system; and

(2)	be issued by a classification society belonging to the IACS;
provided that, for LNG Ships with a double class agreement, a condition assessment programme certificate issued by the secondary class shall be acceptable;

(H)
entered for insurance with a member that has full entry in the International Group of P&I Clubs including pollution liability standard, and hull and machinery coverage from a reputable insurance underwriter, save where the Approved LNG Ship is owned or operated by Buyer or any of its Affiliates, in which case hull and machinery may be self-insured by its owner or operator, in each case with such cover and in such an amount as would be obtained by a Reasonable and Prudent Operator of LNG ships on vessels of its type;

(I)
operated in accordance with International Standards specified in Clause 9.3.13(C)(4) by skilled and competent operators, officers and crew who (a) are suitably qualified, trained and experienced in international LNG or oil tanker operations and qualified to a minimum of International Maritime Organisation standards and (b) can communicate with regulatory authorities and operators at the loading terminal in written and spoken English;

(J)
without prejudice to the generality of the above, operated so as to discharge ballast water in accordance with the IMO International Convention for the Control and Management of Ships’ Ballast Water and Sediments (BWM);

(K)
manned with a qualified and competent crew including, without limitation, the master, senior officers and personnel responsible for cargo handling operations who are experienced in LNG vessel operations in compliance with the SIGTTO LNG and LNG Experience Matrix; and

(L)
the subject of an entry in the OCIMF’s Ship Inspection and Report Programme (SIRE) with an inspection report which is no older than twelve (12) months at any given time and which demonstrates that there are no material deficiencies in the safety or operability of the LNG ship where such ship is up to ten (10) years old;

(M)
the subject of an entry in the OCIMF’s Ship Inspection and Report Programme (SIRE) with an inspection report which is no older than six (6) months at any given time and which demonstrates that there are no material deficiencies in the safety or operability of the LNG ship where such ship is more than ten (10) years old;

(N)	provided with a completed new build questionnaire (in the case of a new build LNG ship);

(O)	equipped with appropriate systems for communication with the loading terminal;

(P)	equipped with appropriate systems necessary for email, telephone and radio communications with the loading terminal;

(Q)	equipped with appropriate systems for receiving and transmission of emergency shutdown signals;

EXECUTION VERSION

(R)	equipped with adequate facilities for mooring, unmooring and handling LNG at the delivery point in accordance with the recommendations of OCIMF and SIGTTO;

(S)	have discharge and emission levels within MARPOL guidelines; and

(T)
(i) fit in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure, and (ii) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition.

9.3.14	The provisions of this Agreement regarding the Approved LNG Ships shall apply whether or not such Approved LNG Ship is owned, operated and/or contracted by the Buyer.

9.4	Seller Group’s Facilities

9.4.1
The Seller Group shall, at no expense to the Buyer, at all times throughout the Contract Term, provide, maintain, repair and operate (or cause to be provided, maintained, repaired and operated) the Seller Group’s Facilities in good working order and in a safe and efficient manner so as to (i) meet all applicable Laws and International Standards, including, where applicable the regulations of the flag state, the Laws of each of Mauritania and Senegal, and the rules of a classification society that is a member of the International Association of Classification Societies, as such Laws, International Standards, rules and regulations may be amended or modified from time to time, and (ii) comply with the provisions of this Agreement.

9.4.2
The Seller Group shall design and construct or cause to be designed and constructed the FLNG Facilities and LNG Hub Facilities to be compatible with each Approved LNG Ship listed in Schedule 2 as of the Effective Date, based on the technical information provided by the Buyer on or before the Effective Date.

9.4.3
If an Approved LNG Ship listed in Schedule 2 as of the Effective Date is unable to load a Cargo because the Seller Group is in breach of its obligations in Clause 9.4.2 with respect to such Approved LNG Ship, then;

(A)	the Buyer shall be deemed to have fulfilled its’ obligations to take the Cargo; and

(B)	the Seller Group shall be deemed to have failed to make available such Cargo.

9.4.4
The Seller Group shall cause the Seller Group’s Facilities to be of appropriate design and sufficient capacity to enable the Seller Group to perform its obligations to make available the quantities of LNG in accordance with the terms of this Agreement and shall include, without limitation, the following:

(A)
safe marine berth facilities that comply with OCIMF, PIANC and SIGTTO guidelines and other International Standards, and are capable of safely receiving and accommodating an Approved LNG Ship (whether partially loaded or not) having a gross capacity of between one hundred and twenty five thousand cubic metres (125,000m3) and one hundred and eighty thousand cubic metres (180,000 m3), and which the Approved LNG Ship can safely reach and from which it can safely depart, fully laden (or partially loaded), and at which the Approved LNG Ship can lie safely berthed and load safely afloat at all times, and, subject to the provisions of this Clause 9.4, such facilities shall be deemed to be part of the LNG Hub Facilities;

EXECUTION VERSION

(B)
loading facilities capable of safely and reliably loading a Cargo at an approximate rate of [***] pressure using a minimum of two (2) liquid loading arms (or such other number of such arms and such pressure as may be agreed between the Buyer and the Seller Group) at the Delivery Point, provided that from the Future Facilities Commercial Operations Date, the loading facilities shall be capable of safely and reliably loading a Cargo at an [***] pressure using a minimum of two (2) liquid loading arms (or such other number of such arms and such pressure as may be agreed between the Buyer and the Seller Group);

(C)
a vapour return system capable of receiving Natural Gas from the Approved LNG Ship at the rate required for the loading of LNG at the rate specified in Clause 9.4.4(B) and in the event of a cool-down operation;

(D)	appropriate systems for necessary email, facsimile, telephone and radio communications with the Approved LNG Ship;

(E)	qualified and competent personnel, fluent in spoken and written English, to coordinate with the Approved LNG Ship during loading operations;

(F)	tanks and loading lines for liquid or gaseous nitrogen adequate to purge the loading lines;

(G)	emergency shutdown systems capable of interfacing with emergency shut down systems on board the Approved LNG Ship;

(H)	mooring and fendering arrangements and equipment designed, constructed and maintained in accordance with OCIMF and other international standards;

(I)	port security arrangements in accordance with International Ship and Port Security Code (ISPS Code);

(J)	firefighting arrangements and equipment in accordance with relevant national and international fire safety standards;

(K)
an FLNG Facility designed, constructed, operated and maintained in accordance with (i) all applicable Laws of flag state, and the laws of Mauritania and Senegal; (ii) all applicable rules of classification societies belonging to the International Association of Classification Societies ("IACS"); and (iii) all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquified Gases in Bulk – the IGC code); recommendations and guidelines published by SIGTTO, OCIMF, GIIGNL;

(L)	an FLNG Facility provided with all documents and certificates, up to date and valid, required by International Conventions, Rules and Regulations and by the relevant classification society;

(M)
an FLNG Facility that is (i) fit in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure, and (ii) tight, staunch and strong, with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, storage and measuring of LNG in good order and condition; and

(N)	an FLNG Facility that is designed and built to withstand the metocean conditions at their location.

9.4.5	The Seller Group shall refrain from modifying the FLNG Facility or the LNG Hub Facilities in any manner whatsoever that would render them incompatible with the Approved LNG

EXECUTION VERSION

Ships unless such modification is a part of Future Facilities Implementation Works or is required in order to ensure continued compliance with the foregoing provisions of this Clause 9.4, provided however that:

(A)
the FLNG Facility or the LNG Hub Facilities may be modified pursuant to Future Facilities Implementation Works or a change in International Standards or any Law with which FLNG Facility or the LNG Hub Facilities are required to comply, in which case such modifications shall be paid for by the Sellers and the Seller Group's Representative shall promptly notify the Buyer of any such required modification;

(B)
any reasonable modification of the Approved LNG Ships that the Buyer determines to be required in consequence of any modification to the FLNG Facility or the LNG Hub Facilities contemplated in Clause 9.4.5(A) to maintain compatibility with the FLNG Facility or the LNG Hub Facilities, shall be paid for by the Buyer [***], and (ii) any modification of an Approved LNG Ship pursuant to this Clause 9.4.5(B) that is made by Buyer, that is required as a result of Future Facilities Implementation Works [***]. If the Approved LNG Ships are not modified to maintain the necessary compatibility with the FLNG Facility or the LNG Hub Facilities as provided above, and the modification of the FLNG Facility or LNG Hub Facilities was pursuant to:

(i)
a change in International Standards or any change in Law, such circumstances shall be deemed to be Buyer’s Force Majeure and neither Party will be in breach of its obligations to deliver or take LNG or liable for any delay or failure in performance thereof subject to Clause 16.7; or

(ii)	Future Facilities Implementation Works, then Buyer shall be relieved of its obligations to take LNG and the Seller Group shall be deemed to have failed to make LNG available; and

(C)
any other modifications to the FLNG Facility or the LNG Hub Facilities that would render them incompatible with the Approved LNG Ships shall be subject to the prior consent of the Buyer which shall not be unreasonably withheld, and the Seller Group shall reimburse the Buyer for all costs and losses reasonably incurred by the Buyer in modifying any Approved LNG Ships to maintain compatibility with the FLNG Facility or the LNG Hub Facilities.

9.4.6
    If modifications to the FLNG Facility or the LNG Hub Facilities are required to maintain compliance with changes with International Standards or Laws pursuant to Clause 9.4.5(A), the Parties shall discuss as soon as reasonably practicable what steps should be taken to minimise the impact of such changes on the Parties’ abilities to perform their obligations under this Agreement. If, as a result of such requirements and following such discussions, the Parties are unable to perform their obligations under this Agreement, provided that the requirements of Clause 16 are met, such circumstances shall be deemed to be the Seller’s Force Majeure, subject to Clause 16.7.

9.4.7
    Without prejudice to 9.4.5, the Seller Group shall promptly notify the Buyer if Future Facilities Implementation Works are likely to render the FLNG Facility or the LNG Hub Facilities incompatible with the Approved LNG Ships. Such matters shall be discussed by the Marine Working Group and the Seller Group shall take reasonable steps to minimise activities that would result in incompatibility with the Approved LNG Ships.

9.4.8
From the Effective Date, upon request from the Buyer, the Seller Group shall provide the Buyer or its Representatives information pertaining to the FLNG Facility or the LNG Hub Facilities (including operational and safety procedures) that is reasonably required and requested by the Buyer in order for it to review and verify compliance with the

EXECUTION VERSION

requirements of this Agreement at any time from the Effective Date, and the Buyer may, upon giving reasonable prior notice to the Seller Group, carry out an inspection of the FLNG Facility or the LNG Hub Facilities. Such inspection may be carried out by a reasonable number of the Buyer’s Representatives. Any such inspection of the FLNG Facility or the LNG Hub Facilities shall be conducted at the Buyer’s sole cost and risk. The Buyer will conduct such inspection and examination in a manner that complies with all onsite HSSE requirements, and minimises the impact on the operations of the FLNG Facility or the LNG Hub Facilities. The Buyer’s right to inspect and examine the FLNG Facility and the LNG Hub Facilities shall be limited to verifying the Seller Group’s compliance with its obligations under this Agreement. No obligation of the Seller Group under this Agreement shall be diminished, waived or in any way affected by reason of any such inspection by or on behalf of the Buyer or by any requests or observations made by the Buyer in connection with any such inspection. Neither the exercise nor the non-exercise of such rights shall reduce the responsibility of the Seller Group to the Buyer in respect of the Seller Group’s Facilities and their operation, nor increase the Buyer’s responsibility to the Seller Group or any Third Party for the same.

9.4.9
If the Buyer has reasonable grounds to believe or (acting reasonably) determines that the FLNG Facility or the LNG Hub Facilities do not meet the requirements of this Agreement, the Buyer shall promptly notify the Seller Group and shall specify the basis and detailed reasons for such non-compliance. Promptly after the Buyer provides such notice, the Parties shall consult and co-operate with a view to agreeing a course of action that addresses the Buyer’s concerns and permits the performance of the Seller Groups’ obligations under this Agreement, including the provisions of Clause 9.4.4. The Buyer may elect to seek information pursuant to 9.4.8 and may, if it deems necessary, acting as a Reasonable and Prudent Operator, elect to conduct an inspection of the FLNG Facility or the LNG Hub Facilities in accordance with Clause 9.4.8. [***]. It is recognised that a scheduled Approved LNG Ship may be impacted by the material non-compliance of the FLNG Facility or the LNG Hub Facilities with the provisions of Clause 9.4 notwithstanding that such Approved LNG Ship is compatible with such facilities (for example, if the material non-compliance is the failure to provide safe marine berth facilities). The Seller Group’s obligations under this Agreement and its liability for any delay or failure in performance thereof shall not be excused or suspended by reason of the Buyer’s notification of rejection, and the Seller Group shall be deemed to have failed to make available LNG to the Buyer from the LNG Hub Facilities.

No inspection of an the FLNG Facility and/or the LNG Hub Facilities shall (i) modify or amend the Seller Groups’ obligations, representations, warranties and covenants under this Agreement, or (ii) constitute an acceptance or waiver by the Buyer of the Seller Groups’ obligations hereunder.

9.4.10
The Parties acknowledge the mutual benefit of avoiding situations of rejection [***] under this Agreement, and without prejudice to such rights under Clauses 9.3.7, 9.3.9, 9.4.9 and 9.5.4, shall co-operate in good faith [***] including use of the Marine Working Group to facilitate safe and reliable operations.

9.5	Marine Services

9.5.1
The Seller Group shall procure the provision of all Marine Services necessary for the safe approach from the Pilot Boarding Station, berthing, mooring, loading, unberthing and safe departure to the Pilot Boarding Station of an Approved LNG Ship in compliance with the terms of this Clause 9.5.

9.5.2	The Buyer acknowledges that the following services and facilities are not provided nor procured by the Seller Group: (a) facilities and loading lines for liquid or gaseous nitrogen

EXECUTION VERSION

to purge an LNG ship tanks except where nitrogen is required for draining and purging of the liquid and vapour lines prior to disconnection of loading arms; (b) facilities for providing bunkers; (c) facilities for the handling and delivery to the LNG ship of ship's stores, provisions and spare parts.

9.5.3	The Seller Group shall ensure that:

(A)
adequately well trained and experienced pilots and mooring masters in sufficient numbers are available at all times in order to assure the safe and reliable berthing, unberthing and transit to and from the berth as part of the provision of Marine Services under Clause 9.5.1;

(B)
fit for purpose harbour or offshore tugs of adequate design and power are available at all time in sufficient numbers in order to assure the safe and reliable berthing, unberthing and transit to and from the berth as part of the provision of Marine Services under Clause 9.5.1;

(C)	adequately well trained and experienced tug masters in sufficient numbers are available at all times to operate the harbour or offshore tugs;

(D)
fit for purpose marine support craft (including pilot vessels, mooring boats and service/security boats) in sufficient numbers are available at all times in order to support intended marine operations as part of the facilitation of Marine Services under Clause 9.5.1;

(E)
fit for purpose metocean measuring and monitoring systems and navaids and associated marine support infrastructure is available to support safe and reliable marine operations as part of the facilitation of Marine Services under Clause 9.5.1.

9.5.4	[***]

9.6	Authorisations

9.6.1
The Seller Group shall, at no cost to the Buyer, be responsible for obtaining and maintaining the Seller Group's Consents and all customary approvals, permissions, marine permits and other technical and operational Authorisations required for the FLNG Facility, the LNG Hub Facilities and the Future Facilities. The Buyer shall, at the Seller Group's request, co-operate with and assist the Seller Group in obtaining such approvals, permits and Authorisations.

9.6.2
The Buyer shall, at no cost to the Seller Group, be responsible for obtaining and maintaining the Buyer's Consents and all customary approvals, permissions, marine permits and other technical and operational Authorisations (including, for the avoidance of doubt, all necessary clearances) required for the use by any Approved LNG Ship of the FLNG Facility or the LNG Hub Facilities (“Marine Authorisations”). The Seller Group shall, at the Buyer's request, at Buyer’s expense, co-operate with and assist the Buyer in obtaining such approvals, permits and Authorisations.

9.6.3
Seller Group shall obtain, or cause to be obtained, any licence or other official Authorisation it may require and carry out all customs formalities necessary for the Export of the LNG hereunder (in each case save to the extent the Buyer is required to obtain any such licence or Authorisation or carry out such formalities pursuant to Clause 9.6.2).

9.6.4	Buyer and Seller Group shall obtain and maintain in force all Authorisations, approvals and permissions of all Competent Authorities that are required for the performance of

EXECUTION VERSION

this Agreement, and shall co-operate fully with each other wherever necessary for this purpose.

9.7	Notice of Estimated Time of Arrival at Facilities

9.7.1
As soon as reasonably practicable after departure of the relevant Approved LNG Ship from its last port of call prior to arriving at the LNG Hub Facilities, the Buyer shall, or cause the master of the Approved LNG Ship to, give notice to the Seller Group and/or the LNG Hub Facilities Operator by email of its estimated date and time of arrival at the Pilot Boarding Station ("Estimated Time of Arrival" or "ETA"). The Buyer shall also include the following information in such notice to the Seller Group and/or the LNG Hub Facilities Operator:

(A)	the Approved LNG Ship's name;

(B)	any operational deficiencies in the Approved LNG Ship that may affect its performance at the LNG Hub Facilities;

(C)	the estimated tank pressure, heel quantity and heel temperature on arrival at the Loading Terminal; and

(D)	the Approved LNG Ship's requirements for utilities, to the extent available, at LNG Hub Facilities.
The Buyer shall cause the master of the relevant Approved LNG Ship to promptly notify the Seller Group and/or the LNG Hub Facilities Operator regarding any change in the relevant operational conditions of the Approved LNG Ship from those previously notified.

9.7.2
No later than ninety-six (96) hours prior to the anticipated ETA, the master of the Approved LNG Ship shall give notice by email confirming or amending the latest ETA notice. If this ETA subsequently changes by more than six (6) hours, the master shall promptly give notice of the corrected ETA to the Seller Group and/or the LNG Hub Facilities Operator

9.7.3
No later than seventy-two (72) hours prior to the anticipated ETA, the master of the Approved LNG Ship shall give notice by email confirming or amending the latest ETA notice. If this ETA subsequently changes by more than six (6) hours, the master shall promptly give notice of the corrected ETA to the Seller Group and/or the LNG Hub Facilities Operator.

9.7.4
No later than forty-eight (48) hours prior to the anticipated ETA, the master of the Approved LNG Ship shall give notice by email confirming or amending the latest ETA notice. If this ETA subsequently changes by more than six (6) hours, the master shall promptly give notice of the corrected ETA to the Seller Group and/or the LNG Hub Facilities Operator.

9.7.5
No later than twenty-four (24) hours prior to the anticipated ETA, the master of the Approved LNG Ship shall give notice by email confirming or amending the latest ETA notice. If this ETA subsequently changes by more than three (3) hours, the master shall promptly give notice of the corrected ETA to the Seller Group and/or the LNG Hub Facilities Operator.

9.7.6
No later than twelve (12) hours prior to the anticipated ETA, the master of the Approved LNG Ship shall give notice by email confirming or amending the latest ETA notice. If this ETA subsequently changes by more than one (1) hour, the master shall promptly give notice of the corrected ETA to the Seller Group and/or the LNG Hub Facilities Operator.

EXECUTION VERSION

9.7.7	The master of the Approved LNG Ship shall send a final ETA notice by email five (5) hours prior to the Approved LNG Ship's arrival at the Pilot Boarding Station at the LNG Hub Facilities.

9.8	Notice of Readiness

9.8.1
The master of each Approved LNG Ship, or such master’s agent, shall give notice of readiness to the Seller Group and/or the LNG Hub Facilities Operator ("Notice of Readiness" or "NOR") upon such Approved LNG Ship's arrival at the Pilot Boarding Station specifying that the Approved LNG Ship is in all respects ready to proceed to berth and commence loading at the LNG Hub Facilities.

9.8.2	The NOR shall be effective:

(A)	if tendered prior to the start of the Arrival Window, at the earlier of:

(1)	[***]; and

(2)	the time at which the Approved LNG Ship is berthed and is in all respects ready to commence loading, and

(B)	if tendered at any time during the Arrival Window, at the earlier of:

(1)	[***]; or

(2)	the time at which the Approved LNG Ship is berthed and is in all respects ready to commence loading, and

(C)	if tendered after the end of the Arrival Window, then the time at which the Approved LNG Ship is berthed and is in all respects ready to commence loading.

9.8.3	[***]

9.9	Berthing Assignments

9.9.1
The Seller Group shall procure that if an Approved LNG Ship tenders NOR before the end of the Arrival Window, it shall be permitted to berth and commence loading during the applicable Arrival Window in priority to all other vessels.

9.9.2
If the master of an Approved LNG Ship does not give a NOR by the end of the Arrival Window, but does give a NOR within [***] hours after the end of the Arrival Window, the Seller Group shall use reasonable endeavours to procure that the LNG Hub Facilities Operator shall berth the Approved LNG Ship as soon as reasonably practicable in order to load the Cargo in a non-discriminatory manner in accordance with normal shipping industry practise and priority arrangements as included in the Facilities Manuals; provided, however, that unless otherwise agreed by the Seller Group, the Seller Group shall have no obligation to use such efforts to berth an Approved LNG Ship that tenders NOR more than [***] hours after the end of its Arrival Window. The Arrival Window shall be deemed to have been amended accordingly and a NOR deemed to have been given effective at the time the Approved LNG Ship is berthed and is in all respects ready to load. If, as of the [***] hour after the end of the Arrival Window, the Approved LNG Ship has not tendered NOR, and the Seller Group is unable to reschedule loading of the relevant Cargo, the Scheduled Loading Quantity that the Buyer failed to take (for reasons other than those in Clauses 7.4.1 (A) to (F) (inclusive)) shall be deemed to be a Cargo Take or Pay Quantity in accordance with Clause 7.4.1.

9.10	Arrival Temperature and Cool Down Services

9.10.1
The Buyer shall ensure that each Approved LNG Ship retains, prior to arrival at the Pilot Boarding Station, sufficient heel quantity of LNG, based on normal operations of such Approved LNG Ship (including adequate provision for any mechanical problems of

EXECUTION VERSION

which the Buyer or the Transporter is aware), to maintain, for a period of not less than [***] hours after the end of the Arrival Window, a cargo tank temperature that (i) meets GTT guidelines in the case of membrane cargo containment systems, and (ii) is at least minus one hundred and ten (-110) degrees Celsius at the equatorial ring in the case of moss cargo containment systems, so as to be sufficiently cold to permit prompt and continuous loading of LNG at the rate required by the Facilities Manuals and up to the maximum loading rate allowed by such Approved LNG Ship (the "Arrival Temperature").

9.10.2
If a loading of a Cargo onto an Approved LNG Ship is delayed until after the end of the period that an Approved LNG Ship is required to maintain the Arrival Temperature and such delay is attributable to the Seller Group (which shall include, for the avoidance of doubt, any reasons attributable to the LNG Hub Facilities Operator, the FLNG Facility Operator, or Seller's Force Majeure) then, if requested by the Buyer and subject to the Buyer demonstrating that the Approved LNG Ship is no longer at the Arrival Temperature, the Seller Group may (at the Seller Groups’ discretion) provide cool down services at the Loading Terminal. Any LNG supplied to the Buyer as part of such cool down services shall be for the Seller Group’s account and supplied without cost to the Buyer. [***]

9.10.3	If, [***] Such costs shall be invoiced in accordance with Clause 12.1.1 at the Base Contract Price applicable to the Cargo in question, and be payable in accordance with Clause 12.3.2.

9.10.4
    If as a result of events or circumstances occurring while the Approved LNG Ship is at the unloading terminal where it berthed immediately prior to arrival at the Loading Terminal the Buyer requires cool down services in respect of the Approved LNG Ship, the Buyer may request and the Seller Group may (at the Seller Group’s sole discretion), provide such cool down services, [***]. Such costs shall be invoiced in accordance with Clause 12.1.1 at the Base Contract Price applicable to the Cargo in question, and be payable in accordance with Clause 12.3.2.

9.10.5
    In no circumstances shall the Seller Group be obliged to provide cool down services with respect to any Approved LNG Ship where the relevant cool down services are required by reason of a gassing-up operation, which was not immediately followed by a cooling-down operation using Natural Gas.

9.10.6	Any LNG supplied by the Seller Group to the Buyer for purpose of cool down services shall not count towards delivery of the AACQ.

9.11	Cargo Loading

9.11.1
The Seller Group and Buyer shall commence loading or cause it to be commenced upon completion of berthing and shall co-operate with each other to complete loading, or cause it to be completed, safely, expeditiously and effectively. The Seller Group and Buyer shall procure that personnel fluent in the English language are available to enable all communications at the FLNG Facility and/or the LNG Hub Facilities to be conducted in English.

9.11.2
The procedure for the loading of Cargoes under this Agreement (including in relation to any Natural Gas displaced or boiled off) shall be consistent with the terms of this Agreement and shall be agreed between the Parties and set out in the Facilities Manuals.

9.11.3
Any Approved LNG Ship shall be permitted to burn Natural Gas as fuel during loading and the Quantity Delivered shall be adjusted to take account for the Natural Gas consumed as a result in accordance with the provisions Schedule 3.

9.12	Loading Time

EXECUTION VERSION

9.12.1
If any action, event or circumstance occurs or is, in the reasonable opinion of the Seller Group or the Buyer, likely to occur and, in the reasonable opinion of the Seller Group or the Buyer, the occurrence of such action, event or circumstance would, or is reasonably likely to, cause a delay to the berthing, loading or departure of an Approved LNG Ship, the Seller Group and the Buyer shall, without prejudice to the provisions of this Clause 9.12, discuss in good faith and use their reasonable endeavours to minimise, or to avoid, any such delay, and at the same time shall cooperate with each other to mitigate against or to avoid the occurrence of any similar delay in the future.

9.12.2
Allowed laytime at the LNG Hub Facilities for completion of loading of a Cargo on an Approved LNG Ship ("Allowed Laytime") shall be as follows, measured in each case from the time the NOR becomes effective in accordance with Clause 9.8.2:

(A)	[***]

(B)
Allowed Laytime shall be extended by any period of delay which is caused by one or more of the following (and accordingly, if the Approved LNG Ship is already on Demurrage, any period of delay which is caused by one or more of the following shall not be counted or included in calculating the time in respect of which Seller Group are liable for Demurrage):

(1)	reasons attributable to the actions or omissions of the Buyer, the Transporter, the relevant Approved LNG Ship, or its master, crew, owner or operator;

(2)	a Force Majeure Event;

(3)	if applicable, night time berthing restrictions;

(4)	Adverse Weather,
[***]

9.12.3	Used laytime in loading a Cargo on an Approved LNG Ship at the LNG Hub Facilities ("Used Laytime") shall begin to count from the time the NOR becomes effective.

9.12.4	Used Laytime shall continue to run until:

(A)	if the relevant Approved LNG Ship has berthed at the Loading Terminal with respect to such Cargo, Completion of Loading; or

(B)	if the relevant Approved LNG Ship has not berthed at the Loading Terminal with respect to such Cargo, the earliest to occur of:

(1)	the Buyer providing notice to the Seller Group that it will not take the relevant Cargo, in which case the provisions of Clause 7.4 will apply; and

(2)
the Seller Group providing notice to the Buyer that the Seller Group will not make available or continue to make available the relevant Cargo, in which case the provisions of Clause 7.6 (or Clause 5.3.9 if applicable to a Commissioning Cargo) will apply.

For the avoidance of doubt, if a Cargo is scheduled to be delivered in multiple parcels, Completion of Loading shall occur when the final parcel of LNG has been loaded.

9.12.5	In the event Used Laytime exceeds Allowed Laytime (including any extension in accordance with Clause 9.12.2), the Seller Group shall:

EXECUTION VERSION

(A)	credit to the Buyer's account, Demurrage in respect of the number of days, or pro rata for fractions thereof, by which Used Laytime exceeds Allowed Laytime;

(B)	if the Approved LNG Ship arrives at the Arrival Temperature and ready to load, pay an amount on account of excess boil-off, equal to the following:

(1)	the Contract Price applicable to the relevant Cargo;
multiplied by:

(2)	the Daily Boil-off Rate;

(3)	the gross capacity of the Approved LNG Ship, converted to MMBtu using the heating value of LNG; and

(4)	the number of days, or pro rata for fractions thereof, by which Used Laytime exceeds Allowed Laytime;
provided that, following Future Facilities COD, the product of Clause (2) through (4) shall not exceed the quantity of LNG on board the Approved LNG Ship at the time it tenders NOR.
The boil-off amount calculated and payable under this Clause 9.12.5 shall be adjusted to take account of boil-off incurred as a result of multiple berthings as accounted for in accordance with Clauses 12.2 and 12.5 of Schedule 3. For the avoidance of doubt boil-off incurred as a result of multiple berthings of an Approved LNG Ship shall be for the account of the Seller Group. Such payments shall be without prejudice to the provisions of Clause 10.1.15.
There shall be no double counting of boil-off under this Clause 9.12.5 and Schedule 3.

9.12.6	The Buyer shall issue to the Seller Group an invoice pursuant to Clause 12.1.3 for amounts due under Clause 9.12.5 within ninety (90) days.

9.13	Departure of Approved LNG Ship

9.13.1
The Buyer shall cause the Approved LNG Ship to depart safely (including taking into account safety parameters of the Approved LNG Ship, the FLNG Facility, the LNG Hub Facilities and the Future Facilities) and expeditiously from the berth after Completion of Loading. The Seller Group shall co-operate, or cause LNG Hub Facilities Operator to co-operate, in the safe and expeditious departure of the Approved LNG Ship from the berth.

9.13.2
Without prejudice to the provisions of Clause 9.13.1 if, as a result of any delay attributable to or period of time required as a result of the action or omission of the Buyer, the Approved LNG Ship or her master, or the Transporter, an Approved LNG Ship:

(A)
is determined to be not ready to commence loading after being berthed, then the NOR shall be invalid and the Buyer and Seller Group shall discuss in good faith and use their reasonable endeavours to minimise the resulting delay, provided that the Seller Group shall be entitled, for safety and operational reasons (subject to the safety of the Approved LNG Ship), to require the Approved LNG Ship to leave the berth at utmost dispatch, whether or not other LNG ships are awaiting the berth; or

(B)
occupies a berth at the LNG Hub Facilities after the end of earlier of Permitted Time or Used Laytime determined in accordance with Clause 9.12, and such delay in vacating the berth would disrupt the operations of the LNG Hub Facilities, the FLNG Facility or the Future Facilities, the Buyer and the Seller

EXECUTION VERSION

Group shall discuss the matter in good faith and use their reasonable endeavours to minimise such delay, provided that the Seller Group shall be entitled (subject to the safety of the Approved LNG Ship) to require the Approved LNG Ship to leave the berth at utmost dispatch, whether or not other LNG ships are awaiting the berth. In the event the Seller Group incurs a liability to pay demurrage damages and/or excess boil-off to any Third Party with respect to the next scheduled vessel as a result of such delay, then the Buyer shall reimburse the Seller Group for all such amounts paid up to the amount as would have been payable by the Seller Group to the Buyer pursuant to this Agreement if the circumstances were reversed.

9.13.3
In the event an LNG ship fails to vacate the berth pursuant to this Clause 9.13 and the Buyer is not taking actions to cause it to vacate the berth, the Seller Group may affect such removal at the expense of the Buyer.

10.	ANNUAL DELIVERY PROGRAMME

10.1	Annual Delivery Programme (“ADP”)

10.1.1
The quantities of LNG to be made available for delivery by the Seller Group and taken by the Buyer in each Contract Year shall be scheduled in accordance with the following principles (the “Scheduling Requirements”):

(A)	the AACQ shall be made available for delivery during each Contract Year in full cargo lots, with reference to the size of each ship to be specified by the Buyer for each Cargo;

(B)	the Annual Delivery Programme for each Contract Year shall:

(1)	incorporate the Seller Group's Annual LNG Production Forecast for such Contract Year;

(2)	ensure that prior to the Future Facilities Commercial Operations Date there is no Inventory Conflict;

(3)	ensure that the safety and operations of the FLNG Facility, the LNG Hub Facilities and Future Facilities are not adversely affected; and

(4)	allow for the Seller Group to schedule any Scheduled Implementation Works Suspension and/or Scheduled Downtime permitted in accordance with Clauses 7.1.2 and 7.1.3 respectively.

10.1.2
In accordance with the provisions of this Clause 10, the Seller Group and the Buyer will work together in co-operation to develop the annual programme of LNG deliveries for each Contract Year (the "Annual Delivery Programme"). Subject to the Scheduling Requirements, all LNG deliveries shall be scheduled as far as reasonably practicable on a non-discriminatory basis between the Buyer and any other LNG buyers using the LNG Hub Facilities as a result of the development of a Future GTA Project.

10.1.3	On or before 1 August of each Contract Year, other than the first Contract Year, the Seller Group shall inform the Buyer in writing of the following information for the next Contract Year:

(A)	the ACQ;

EXECUTION VERSION

(B)	[***]

(C)	any Scheduled Downtime Quantity;

(D)	[***]

(E)	[***]

(F)	[***]

(G)
prior to the Future Facilities Commercial Operations Date, the Seller Group's good faith estimate of LNG to be produced from the FLNG Facility each day during such Contract Year (expressed in cubic metres and MMBtu) ("Seller Group's Annual LNG Production Forecast");

(H)	the expected periods of Scheduled Downtime and Scheduled Implementation Works Suspension; and

(I)	prior to the Future Facilities Commercial Operations Date, the Seller Group's good faith estimate of LNG in the FLNG Facility storage tanks (in cubic metres) at the beginning of the Contract Year,
(the sum of (A) - [***] - (C) - (D) – (F) + (E) shall be the “Provisional AACQ” or “PAACQ”).

10.1.4
    On or before 1 September of each Contract Year, other than the first Contract Year, the Buyer shall notify the Seller Group in writing of the following information for the next Contract Year in each case based on the PAACQ notified by the Seller Group pursuant to Clause 10.1.3 above:

(A)	the number of Cargoes the Buyer intends to take delivery of;

(B)	the Buyer's proposed Cargo loading pattern for each month, in the form of proposed Arrival Windows (noting the requirements of Clause 10.1.6);

(C)	any Make-Up Quantities that the Buyer desires to take in accordance with Clauses 7.5.2 and 7.5.3;

(D)	the expected Approved LNG Ship nominated for each Cargo;

(E)	the expected Scheduled Loading Quantity for each Cargo, which shall be based on full loads; and

(F)	[***]
(the “Proposed Annual Delivery Programme”).

10.1.5
The Buyer and the Seller Group shall, as soon as practicable after the exchange of information in accordance with Clauses 7.1.4, 10.1.3 and 10.1.4, consult and meet in good faith to agree on the Annual Delivery Programme.

10.1.6
The Parties acknowledge that the production profile of the FLNG Facility and (if applicable) Future Facilities through a Contract Year is dependent on weather conditions and this may result in higher quantities of LNG being produced pro rata in certain months compared to others. The Parties agree that such variations in the production profile of the FLNG Facility and (if applicable) Future Facilities through a Contract Year shall be reflected in the loading pattern of Cargoes in the Annual Delivery Programme and Specific Delivery Schedule. Subject to the foregoing, the Cargoes in the Annual Delivery Programme and Specific Delivery Schedule shall be otherwise allocated on a reasonably rateable and even basis throughout each Contract Year.

EXECUTION VERSION

10.1.7	Each Annual Delivery Programme shall, for the next Contract Year, detail (without duplication):

(A)	the AACQ, and each component thereof provided for in Clause 7.2.1;

(B)	prior to the Future Facilities Commercial Operations Date, the Seller Group's Annual LNG Production Forecast;

(C)	[***]

(D)	any Scheduled Downtime Quantity;

(E)	[***];

(F)	in respect of each Cargo, details of:

(1)	the Scheduled Loading Quantity;

(2)	the quantity of LNG that represents Make-Up Quantity (if applicable);

(3)	for information purposes only, the expected laytime (without amending the Allowed Laytime) (prior to the Future Facilities Commercial Operations Date);

(4)	the Approved LNG Ship; and

(5)	the Arrival Window, and

(G)	such additional information as the Parties agree.

10.1.8
    If the Buyer and the Seller Group cannot agree on the Annual Delivery Programme for any Contract Year by the date [***] days prior to the start of such Contract Year or in respect of the first Contract Year the date provided in Clause 10.2.3, then the Seller Group shall establish the Annual Delivery Programme taking into account:

(A)	the Scheduling Requirements;

(B)	any Cargo details agreed between the Buyer and Seller Group as agreed pursuant to discussions between the Parties under Clause 10.1.5;

(C)
Buyer’s proposed Approved LNG Ship loading pattern as nominated in accordance with Clause 10.1.4 (with a corresponding Scheduled Loading Quantity to reflect a fully loaded Approved LNG Ship in accordance with the Approved LNG Ship gross capacity, taking account of heel requirements) provided that the Arrival Window for each Cargo will reflect the Scheduling Requirements and will be established on a non-discriminatory basis between the Buyer and any other LNG buyers using the LNG Hub Facilities; and

(D)	the requirements of Clause 10.1.6.

10.1.9	[***]

(A)	[***]

(B)	[***]

(C)	[***]

10.1.10	[***]

10.1.11	End of Year Take or Pay

(A)	If, with respect to any Contract Year, the sum of (without double-counting any of the following items):

EXECUTION VERSION

(1)
the quantity of LNG taken by the Buyer in a Contract Year (which shall include any Seven Day Rule LNG taken in the following Contract Year but shall not include any Seven Day Rule LNG taken during such Contract Year) less Make-Up Quantities taken by the Buyer;

(2)	any quantities of AACQ plus In Year Surplus Quantities not made available by the Seller Group due to the fault of the Persons in Clause 7.4.1(E) or Seller’s Force Majeure;

(3)	any quantities of AACQ plus In Year Surplus Quantities not taken for reasons of Buyer’s Force Majeure;

(4)	any quantities of AACQ plus In Year Surplus Quantities with respect to which a Cargo Take or Pay Obligation has arisen pursuant to Clause 7.4; and

(5)	any quantities of AACQ plus In Year Surplus Quantities comprised in any Cargo that are deemed to have been taken by the Buyer following a suspension by the Buyer pursuant to Clause 22.5;
is less than the sum of:

(a)	the AACQ (which shall, for the avoidance of doubt, exclude Make-Up Quantities [***]) plus In Year Surplus Quantities, with respect to such Contract Year [***],
(such shortfall being the “Annual Take or Pay Quantity”),
then the Seller Group shall invoice the Buyer in accordance with Clause 12.1.2 and the Buyer shall pay in accordance with Clause 12.3.2 for any amount equal to the product of:

(i)	the Annual Take or Pay Quantity; and

(ii)	the Annual Take or Pay Price as determined in accordance with Clause 10.1.12;
(the “Annual Take or Pay Obligation”).

10.1.12	The “Annual Take or Pay Price” shall equal the arithmetic average Base Contract Price applicable for all months in the relevant Contract Year.

10.1.13	End of Year Deliver or Pay

(A)	If, with respect to any Contract Year, the sum of (without double-counting any of the following items):

(1)
the quantity of LNG made available by the Seller Group in a Contract Year (which shall include any Seven Day Rule LNG made available in the following Contract Year but shall not include any Seven Day Rule LNG made available during such Contract Year) less any Make-Up Quantities made available by the Seller Group in a Contract Year;

EXECUTION VERSION

(2)	any quantities of AACQ plus In Year Surplus Quantities not taken by the Buyer due to the fault of the Persons in Clause 7.6.1(D) or Buyer’s Force Majeure;

(3)	any quantities of AACQ plus In Year Surplus Quantities not made available for reasons of Seller Group’s Force Majeure;

(4)	any quantities of AACQ plus In Year Surplus Quantities with respect to which a Cargo Deliver or Pay Obligation has arisen pursuant to Clause 7.6, [***]; and
(5) any quantities of AACQ plus In Year Surplus comprised in any Cargo that is deemed to have been made available by the Seller Group following a suspension by the Seller Group pursuant to Clause 22.4 is less than the sum of:

(a)	the AACQ (which shall, for the avoidance of doubt, exclude Make-Up Quantities [***]) plus In Year Surplus Quantities with respect to such Contract Year [***],
(such shortfall being the “Annual Deliver or Pay Quantity”), then the Buyer shall invoice the Seller Group in accordance with Clause 12.1.3 and payment shall be made or credited [***] in accordance with Clause 12.3.2 for any amount equal to the product of:

(i)	the Annual Deliver or Pay Quantity; and

(ii)	the Annual Deliver or Pay Price as determined in accordance with Clause 10.1.14 multiplied [***];
(the “Annual Deliver or Pay Obligation”).

10.1.14	The “Annual Deliver or Pay Price” shall equal the arithmetic average of the Base Contract Price applicable for all months of the relevant Contract Year.

10.1.15	[***]

10.2	First Contract Year Annual Delivery Programme
Development of the Annual Delivery Programme in respect of the first Contract Year shall be conducted pursuant to the provisions of Clause 10.1, provided that:

10.2.1	the notices required in Clause 10.1.3 shall be given on or before the date being forty-five (45) days following the Commissioning Start Date;

10.2.2	the notices required in Clause 10.1.4(A) shall be given on or before the date being sixty (60) days following the Commissioning Start Date; and

10.2.3
the Seller Group may determine the Annual Delivery Programme pursuant to Clause 10.1.8 if the Parties have not agreed the same on or before the date being ninety (90) days following the Commissioning Start Date.

In any event, the Annual Delivery Programme for the first Contract Year shall be finalised by no later than thirty (30) days prior to the start of the Arrival Window for the first Cargo to be delivered in such Contract Year, provided that the Buyer shall use reasonable endeavours to accept changes to any details already agreed between the Buyer and the Seller Group pursuant to Clauses 10.2.1 to 10.2.3 that fall within [***] days of such notice from the Seller Group. If the only change is the change in

EXECUTION VERSION

designation of a cargo, from a Commissioning Cargo to a Cargo, such change shall be deemed to be accepted.

10.3	Extension Period Annual Delivery Programme
There shall be an Annual Delivery Programme for each Contract Year in respect of any Extension Period pursuant to Clause 6.2 and the foregoing provisions of this Clause 10 shall apply to the necessary changes being made thereto on the basis that references to a Contract Year are to a Contract Year during the Extension Period.

10.4	Specific Delivery Schedule

10.4.1
No later than the fifteenth (15th) day of each month in each Contract Year, the Seller Group will issue to the Buyer a specific lifting programme (the "Specific Delivery Schedule" or “SDS”) showing the immediately following three (3) month plan of liftings which shall be identical to the Annual Delivery Programme (as such Annual Delivery Programme may have been adjusted or amended in accordance with Clause 10.5) for such period. Each Specific Delivery Schedule shall supersede the provisions of the applicable Annual Delivery Programme and any previous Specific Delivery Schedule for the months specified in such Specific Delivery Schedule. The Specific Delivery Schedule shall set out:

(A)	for each Cargo to be delivered in the three (3) month period:

(1)	the Arrival Window;

(2)	the Scheduled Loading Quantity;

(3)	the portion of LNG that represents Make-Up Quantity;

(4)	the portion of LNG to which the [***] will apply, being LNG nominated as either [***] or (b) In Year Surplus Quantity or both;

(5)	for information purposes only, the expected laytime (without prejudice to the Allowed Laytime) (prior to Future Facilities Commercial Operations Date);

(6)	the name of the Approved LNG Ship to be utilised; and

(7)	such additional information as the Parties agree, including details required for multiple berthings prior to the Future Facilities Commercial Operations Date.

10.4.2
If the Seller Group fails to issue a Specific Delivery Schedule as herein required, then the provisions of the previous Specific Delivery Schedule as applicable to such period shall apply, and to the extent that there is no Specific Delivery Schedule in respect of such period, the provisions of the Annual Delivery Programme as applicable to such period shall apply; provided always that: [***]

10.5	Changes to Annual Delivery Programme or Specific Delivery Schedule

10.5.1
If the Seller Group or the Buyer consider that it is necessary for an Annual Delivery Programme and/or Specific Delivery Schedule to be changed for any reasons affecting the Seller Group or the Buyer, including as a result of a Force Majeure Event, it shall give notice to the other Party of any proposed changes to such Annual Delivery Programme and/or Specific Delivery Schedule (such notice comprising an “ADP/SDS Change Notice”).

10.5.2	[***]

10.5.3	[***]

EXECUTION VERSION

10.5.4	[***]

10.5.5	[***]

10.5.6	Approved LNG Ship substitution:
The Buyer shall be entitled to replace an Approved LNG Ship with a substitute Approved LNG Ship in any Annual Delivery Programme and/or Specific Delivery Schedule. The Buyer shall promptly notify the Seller Group of such change and the Seller Group shall update the ADP and/or the Specific Delivery Schedule accordingly if (i) the Buyer’s ability to take delivery of the Scheduled Loading Quantity for the applicable Cargo is not affected by the change and (ii) the only change is the Approved LNG Ship and there is no other change to the ADP and/or SDS.

10.5.7	[***]

10.5.8	Upon:

(A)	agreement of the Parties on a change to the Annual Delivery Programme and/or Specific Delivery Schedule;

(B)	Buyer's nomination of any Approved LNG Ship change pursuant to Clause 10.5.6;

(C)	Seller Group's nomination of any In Year Surplus Quantities pursuant to Clause 10.4.2; or

(D)	any rescheduling of a Cargo agreed to by the Buyer and the Seller Group pursuant to Clause 7.4.1 or Clause 7.6.1, the Annual Delivery Programme and/or Specific Delivery Schedule, as applicable, shall be amended accordingly and promptly provided by the Seller Group to the Buyer.

10.6	Information Sharing
Without prejudice to the other provisions of this Clause 10 or the generality of Clause 19.2, during the Contract Term prior to the Future Facilities Commercial Operations Date, the Seller Group’s Representative shall provide the Buyer with daily, non-binding LNG production and inventory reports (and forecasts, if made) from the FLNG Facility, for the purposes of planning and scheduling by the Parties.
If so requested by either the Buyer or the Seller Group from time to time, the Parties shall promptly convene a meeting of the Marine Working Group to discuss any operational and safety issues with respect to any Approved LNG Ship that is scheduled in the current ADP or SDS, the FLNG Facility, the LNG Hub Facilities, the Future Facilities and/or the Marine Services, that relate to material non-compliance of such vessel, facilities or services with the requirements of this Agreement.  The sharing of information under this Clause 10.6 shall be subject to any contractual obligations of confidentiality owed by the Buyer or the Seller Group (as applicable) in relation to such information.

11.	CONTRACT PRICE

11.1	Base Contract Price
The price (in Dollars per MMBtu) payable by the Buyer for the LNG in respect of each Cargo (other than Commissioning Cargoes, In Year Surplus Quantities, and [***] amount pursuant to Clause 7.1.2) sold and made available under this Agreement shall, subject to Clause 11.4, be the following (the "Base Contract Price"):
[***]

EXECUTION VERSION

11.2	Commissioning Period Price
The price (in Dollars per MMBtu) for the LNG in respect of each Commissioning Cargo sold and made available under this Agreement shall, subject to Clause 11.4, be the following (the "Commissioning Period Price"):

11.3	[***]
The price (in Dollars per MMBtu) for all In Year Surplus Quantities [***] shall, subject to Clause 11.4, be the following [***]:
[***]

11.4	Replacement Index

11.4.1
If any of the rates or indices used in this Agreement ceases to be published for any reason (other than temporarily) or ceases to exist or there is a fundamental change in the manner in which any such rate or index is calculated, the Parties will meet and discuss with the aim of jointly selecting a replacement rate or index, or replacement rates or indices, to be used in place of such rate or index (with adjustments as necessary or appropriate), the effects of which (so far as can be assessed at the time at which such replacement rate or index is selected) are as close as practicable (taking into account, among others, considerations of the relevant market coverage, depth, liquidity and volatility) to those that would have been expected of the original rate or index had the original rate or index continued to be published and used and had there been no fundamental change in the manner in which the original rate or index was calculated.

11.4.2
If the Parties do not reach agreement on a replacement rate or index within a period of sixty (60) days after the date of the occurrence of the circumstances referred to in Clause 11.4.1, then either Party may request that the matter be referred for determination by an Expert in accordance with Clause 23.3. The Expert is instructed to select the published rate or index or a combination of published rates or indices (in each case with adjustments as necessary or appropriate), the effects of which (so far as can be assessed at the time at which such replacement rate or index is selected) are as close as practicable (taking into account, among others, considerations of the relevant market coverage, depth, liquidity and volatility) to those that would have been expected of the original rate or index had the original rate or index continued to be published and used and had there been no fundamental change in the manner in which the original rate or index was calculated.

11.4.3
Subject to the adjustment under Clause 11.4.2, before all matters of dispute or difference arising under this Clause 11.4 have been finally agreed or decided, the relevant Contract Price will continue to apply. In circumstances where the cessation or (as the case may be) the cessation of publication referred to in Clause 11.4.1 has the effect that the relevant Contract Price is no longer capable of calculation, the Parties will provisionally calculate the relevant Contract Price using the published rate or index in effect for the date such rate or index was most recently published prior to the date of such cessation, subject to retrospective adjustment pursuant to the provisions of Clause 11.4.2.

11.4.4
If any rate or index used in this Agreement is not published for a particular date, but the publication containing such rate or index continues to be published and the rate or index itself continues to exist, the Parties will use the published rate or index in effect for the date such rate or index was most recently published prior to such particular date unless otherwise provided in this Agreement or agreed between the Parties.

11.5	[***]

11.5.1	[***]

EXECUTION VERSION

11.5.2	[***]

11.5.3	[***]

11.5.4	[***]

11.5.5	[***]

11.5.6	[***]

11.5.7	[***]

11.6	Price Review for Extension Term

11.6.1
Not less than [***] before the expiry of the Initial Term and the First Extension Term if applicable, the Buyer shall submit to the Seller Group a price adjustment proposal that shall be determined by the Buyer taking account of the Price Adjustment Objectives (“Price Adjustment Proposal”).

11.6.2	The Price Adjustment Proposal:

(A)	may amend the Base Contract Price;

(B)	[***]

(C)	[***]

(D)	shall apply for the First Extension Term (in the case of the first Price Adjustment Proposal) or the Second Extension Term (in the case of the second Price Adjustment Proposal);

(E)	shall not change any other terms and conditions of this Agreement.

11.6.3	The objective of the price adjustment is to determine an LNG price for the First Extension Term and, if applicable, the Second Extension Term, that:

(A)	[***]

(B)	[***]

(C)	[***]

(D)	[***]
(“Price Adjustment Objectives”).

11.6.4
The Price Adjustment Proposal shall be valid and capable of acceptance or rejection or the submission of a counter-proposal for further non-binding negotiations between the Parties by the Seller Group until the date that is [***] prior to (i) the expiry of the Initial Term in respect of the First Extension Period, and (ii) the expiry of the First Extension Period in respect of the Second Extension Period, if applicable.

11.6.5
The Seller Group may accept or reject or make a counter-proposal in respect of the Price Adjustment Proposal in its sole discretion. If the Seller Group does not accept the Price Adjustment Proposal in writing by the date specified in Clause 11.6.4, the Seller Group shall be deemed to have rejected the Price Adjustment Proposal and the Contract Term shall not be extended.

12.	INVOICING AND PAYMENT

EXECUTION VERSION

12.1	Invoices

12.1.1	As soon as reasonably practicable after Completion of Loading of each Cargo of LNG made available hereunder, the Seller Group’s Representative shall send to the Buyer an invoice showing:

(A)	the Quantity Delivered together with the relevant documents showing the basis for such calculation

(B)	that part of the Quantity Delivered to which [***] shall apply;

(C)	the applicable Contract Price for the Cargo, determined in accordance with Clause 11;

(D)	any applicable credit due from the Seller Group (which shall be broken down for each individual Seller) to the Buyer under this Agreement;

(E)
the payment due from the Buyer to the Seller Group (which shall be broken down for each individual Seller) in respect of such Cargo, (which total amount will be calculated by multiplying the Quantity Delivered specified in Clause 12.1.1(A) by the relevant Contract Price) less any deduction in accordance with Clause 12.1.1(D);

(F)	the designated bank accounts for each Seller in accordance with Clause 12.3.5, and the amount payable into each account.

12.1.2
If any other sums are due from the Buyer to the Seller Group or individual Sellers under this Agreement, including pursuant to Clause 11.5, then the Seller Group shall furnish an invoice to the Buyer specifying the applicable Clauses under this Agreement together with relevant supporting documents showing the basis for the calculation.

12.1.3
If any sums are due from the Seller Group to the Buyer under this Agreement, then the Buyer shall furnish to the Seller Group’s Representative, with a copy to each Seller, an invoice showing the total owing by the Seller Group and each Seller's proportion of the sum due and specifying the applicable Clauses under this Agreement together with relevant supporting documents showing the basis for the calculation.

12.2	Statements and Invoices for LNG Not Taken or Delivered

12.2.1
With respect to any Cargo Take or Pay Quantity, as soon as reasonably practicable, the Seller Group’s Representative’s shall send to the Buyer an invoice showing the amount of the Cargo Take or Pay Quantity, the Cargo Take or Pay Price and the Cargo Take or Pay Obligation.

12.2.2
With respect to any Cargo Deliver or Pay Quantity, as soon as reasonably practicable, the Buyer shall send an invoice, which shall be issued in accordance with Clause 12.1.3 to the Seller Group’s Representative, with a copy to each Seller, that shows the total owing by the Seller Group and each Seller's proportion of the Cargo Deliver or Pay Quantity, the Cargo Deliver or Pay Price, the Cargo Deliver or Pay Obligation and any Cargo Deliver or Pay Credit due.

12.3	Payment

12.3.1	Invoices shall be sent in accordance with Clause 26.

12.3.2
The Seller Group’s payment of any invoice from the Buyer shall be satisfied by the application by each Seller of a credit to the Buyer for its proportion of the amount due on the first invoice issued by the Seller Group to the Buyer in accordance with Clause 12.1.1 after the expiration of [***] from the date of receipt of the Buyer’s invoice. If the Seller Group does not make a Cargo available within [***] after the date of the Buyer’s

EXECUTION VERSION

invoice (therefore being unable to fulfil the Seller Group’s obligation to apply a credit), each Seller shall settle its proportion of such Buyer’s invoice on or before the [***]after the expiration of such [***] by payment of the relevant sum due in Dollars in immediately available funds to an account or accounts with such bank and in such location as shall be designated by the Buyer in accordance with Clause 12.3.5. Subject to Clause 12.5, the Buyer shall settle any Seller Group’s invoice on or before the [***] after the day on which such invoice together with customary supporting documents are received, by payment of the sum due in Dollars in immediately available funds to an account or accounts with such bank or banks and in such location or locations as shall be designated by the Seller Group in accordance with Clause 12.3.4. [***] each credit or payment by a Party of any amount owing hereunder shall be in the full amount due as set out in the other Party’s invoice, without reduction or offset for any reason including Taxes, exchange charges or bank transfer charges. Any amounts due from Seller Group to the Buyer at the end of the contract term shall be payable within [***]of the date of receipt of the Buyer’s invoice.

12.3.3
Each Seller’s proportion of any credit [***] applied in accordance with Clause 12.3.2 shall be applied against the aggregate sum owing to such Seller as stated in the relevant invoice, and any remaining balance payable to the relevant Seller shall be payable by the Buyer to such Seller according to the payment instructions provided by such Seller pursuant to Clause 12.3.4 with respect to credits [***].

12.3.4
Subject to the following provisions in this Clause 12.3.4, each Seller shall designate one (1) bank account for receipt of payments from the Buyer (each such account a “Seller’s Account”). If a Seller is requested to direct a portion of its proceeds directly to a State, it may designate one (1) further account for such payments (each a “State Account”). Such account(s) shall be initially designated not later than [***] after the Effective Date and thereafter with not less than [***] notice before any re-designation is to be effective. Such accounts and any re-designation by a Seller shall be subject to satisfaction of the Buyer’s compliance processes. A Seller may not designate an account that is affected by Trade Sanctions.

12.3.5
The Buyer shall designate a bank account as the Buyer’s Account for receipt of payments from the Seller Group, initially not later than the date that is [***] days after the Effective Date and thereafter with not less than [***] notice before any re-designation is to be effective. Such bank account and any re-designation by the Buyer shall be subject to satisfaction of the Seller Group’s compliance processes. The Buyer may not designate an account that is affected by Trade Sanctions.

12.3.6
If a Seller directs the Buyer to pay monies into a State Account as per Clause 12.3.4 in accordance with Clause 12.1.1, the payment of such monies shall discharge that part of the Buyer’s payment obligations to the Seller.

12.3.7	If the due date of any invoice does not fall on a Business Day, such invoice shall become due and payable on the next Business Day following such due date.

12.4	Delay in Payment
If any Seller or the Buyer fails to apply a credit or make payment of any sum as and when due under this Agreement, any uncredited or unpaid amount thereof shall bear interest from (but excluding) the due date until (and including) the day it was credited or paid [***]
in full including interest, at the Interest Rate [***] per annum. Interest shall be paid on the date when payment of the amount credited or due is made. Any interest payable under this Clause 12.4 shall: (i) accrue daily; (ii) be calculated as simple interest, without any compounding of interest (iii) be calculated on the basis of a three hundred sixty (360) Day year. If the Buyer fails to make payment of any sum as and when due under this Agreement, the Seller Group or any Seller may draw on the

EXECUTION VERSION

Acceptable Credit Support in accordance with Clause 12.7 in addition to any other remedies the Seller Group or Seller may have.

12.5	Disputed Invoice
12.5.1

(A)
If the Seller Group, or an individual Seller and the Buyer disagree on the correct amount owing under an invoice, each Seller or the Buyer, as the case may be, shall make payment (including by way of applying credit under Clause 12.3.2) of the full amount of such invoice (other than in the case of manifest error (namely an obvious indisputable error)) and shall promptly notify the other Party of disputed amount and the reasons for such disagreement. Any necessary correction and consequent adjustment shall be made within fourteen (14) days after agreement or determination of the correct amount, together with interest on any amount remaining payable pursuant to this Clause 12.5.

(B)
If the Buyer or the Seller Group or an individual Seller disagrees due to reasons of manifest error (namely an obvious indisputable error) as to the correct amount owing under an invoice, the Buyer or the Seller Group or each Seller shall make payment (including by way of applying credit under Clause 12.3.2) of the undisputed invoiced amount only and shall, promptly notify the other Party of the reasons for withholding the disputed amount. Any necessary correction and consequent adjustment shall be made within fourteen (14) days of agreement or determination of the correct amount.

(C)
An invoice may be disputed by the paying party, or modified by the invoicing party, by written notice delivered to the other Party before the end of [***] of such receipt or sending of the invoice, as the case may be. If no such notice is served within this period, such invoice shall be deemed correct and accepted by both Parties.

12.5.2
Except for any payments following the identification of an error in the invoice issued pursuant to Clause 12.5.3, the Party paying the amount of any adjustment referred to in Clause 12.5.1(A) shall pay interest to the other Party on the amount of such adjustment at the Interest Rate [***] for the period from the date following the due date up to and including the date of payment of the adjustment in full including interest, or in circumstances contemplated by Clause 12.5.3, on and from the date on which the suspected inaccuracy is first notified up to and including the date when the retroactive adjustment is made. Any interest payable under this Clause 12.5.2 shall: (i) accrue daily; (ii) be calculated as simple interest, without any compounding of interest; (iii) be calculated on the basis of a three hundred sixty (360) Day year.

12.5.3
Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analysing equipment or device shall be corrected or referred to an Expert in accordance with Clause 23.3 and shall be settled in the same manner as is set out above in this Clause 12.5.

12.6	Continuation in Effect of Clause 12
The provisions of this Clause 12 shall remain in effect notwithstanding the expiration or termination of this Agreement until payment has been made for all amounts that have accrued as of the expiration or termination of this Agreement.

12.7	Payment Security

12.7.1	The Buyer shall procure the issuance and delivery to the Seller Group, no later than [***], a Deed of Guarantee from [***] for the Buyer Credit Support Amount.

EXECUTION VERSION

12.7.2	The Buyer shall maintain Acceptable Credit Support in full force and effect until the expiry of [***], and:

(A)	each Deed of Guarantee delivered to the Seller Group under this Clause 12.7 shall have a scheduled expiry date falling not earlier than [***]; and

(B)
each Letter of Credit and each Bank Guarantee delivered to the Seller Group under this Clause 12.7 shall have a scheduled expiry date falling not less [***] after the effective date of such Letter of Credit or Bank Guarantee (as applicable).

12.7.3	The Buyer may only replace the Acceptable Credit Support:

(A)	with respect to a Deed of Guarantee when required pursuant to Clause 12.7.5;

(B)	with respect to any Bank Guarantee or Letter of Credit when required pursuant to Clauses 12.7.6 and 12.7.8; or

(C)	with the consent of the Seller Group.

12.7.4
The Buyer shall deliver the latest audited annual financial statements for the Acceptable Affiliate providing a Deed of Guarantee within [***] days following a request by any member of the Seller Group during the Contract Term.

12.7.5	With respect to each Deed of Guarantee delivered to the Seller Group as Acceptable Credit Support, in the event that:

(A)	such Deed of Guarantee is not in full force and effect for any reason; or

(B)	the Credit Support Provider is no longer an Acceptable Affiliate, the Buyer shall procure the issuance and delivery to the Seller Group of a replacement Acceptable Credit Support within [***] after the occurrence of such event.

12.7.6
With respect to each Letter of Credit and each Bank Guarantee that is delivered to the Seller Group as Acceptable Credit Support, the Buyer shall procure the issue and delivery to the Seller Group of replacement Acceptable Credit Support by the date that is [***] prior to the scheduled expiry date of such Letter of Credit or Bank Guarantee (as applicable).

12.7.7
If the Buyer fails to replace any Bank Guarantee or Letter of Credit when required by the time specified in Clause 12.7.6, immediate demand for payment of all undrawn amounts under such Letter of Credit or Bank Guarantee may be made by the named beneficiary in accordance with its terms (and each Letter of Credit or Bank Guarantee shall acknowledge and confirm such right to do so). Any payment by the Buyer’s Credit Support Provider following such demand shall be made to the Escrow Account and shall be held, applied and reimbursed (as applicable) on the terms and subject to the conditions of the Escrow Arrangements. In the event that such Escrow Arrangements have not been agreed and implemented by the date that is ninety (90) days after the date of issuance of any Bank Guarantee or Letter of Credit, the relevant named beneficiary of such Acceptable Credit Support shall be entitled (acting reasonably) to establish and implement the escrow arrangements with the relevant Acceptable Financial Institution when needed.

12.7.8	Without prejudice to Clause 12.7.6, with respect to each Letter of Credit and each Bank Guarantee delivered to the Seller Group as Acceptable Credit Support, if the Buyer becomes aware that:

(A)	such Letter of Credit or Bank Guarantee (as applicable) is not in full force and effect for any reason; or

EXECUTION VERSION

(B)	the relevant Credit Support Provider is no longer an Acceptable Credit Support Provider, the Buyer shall procure the issuance and delivery to the Seller Group of replacement Acceptable Credit Support within [***] after the occurrence of the event.

12.7.9	Any replacement Acceptable Credit Support shall be in full force and effect when delivered to the Seller Group.

12.7.10	Once replacement Acceptable Credit Support is delivered to the Seller Group in full force and effect in accordance with Clauses 12.7.5, 12.7.8 and 12.7.9:

(A)
the Seller Group shall return the original Deed of Guarantee, Letter of Credit or Bank Guarantee that has been replaced to the Buyer promptly upon the Seller Group receiving the replacement Acceptable Credit Support; and

(B)	the Seller Group shall no longer be entitled to, and shall not, make demand for payment under the Deed of Guarantee, Letter of Credit or Bank Guarantee that has been replaced.

12.7.11
A Seller, or the Seller Group’s Representative on behalf of a Seller, may make demands for payment under the Deed of Guarantee, Letter of Credit or Bank Guarantee if the Buyer fails to make a payment due by it in accordance with the provisions of this Agreement. Any payment by the Acceptable Credit Support Provider following such demand shall be made to the respective Seller’s Accounts with respect to the amounts secured by the Acceptable Credit Support, and such payment shall be deemed to have been made as a payment to each of the claiming Sellers in the amount paid to each claiming Seller.

13.	TAXES AND CHARGES

13.1	Seller Group's Responsibility

13.1.1	The Seller Group shall be liable for, and shall indemnify and hold harmless the Buyer from and against [***].

13.1.2	The foregoing indemnity under this Clause 13.1, shall not apply to Taxes that

(A)
are incurred and resulting from any activities of the Buyer not directly related to this Agreement or to the LNG to be sold under this Agreement. Such activities not directly related to this Agreement or to the LNG to be sold under this Agreement shall include but not be limited to :

(1)
(i) the sale, purchase, transportation and/or other utilization by the Buyer of LNG acquired outside of this Agreement and/or (ii) any sale, encumbrance (including but not limited to establishing a security right over LNG), transfer, granting of options, rights of first refusal or of any other rights whatsoever on LNG by the Buyer in either State to any party other than a Seller;

(2)
any storage of LNG by the Buyer in either State, provided always that all activities related to any Approved LNG Ship waiting for the FLNG Facility to produce sufficient LNG to deliver a Cargo shall not constitute storage and shall fall within the activities referred to in Clause 13.1.1;

EXECUTION VERSION

(3)
any transportation or transportation related activities of LNG by the Buyer in either State (other than the transportation in the nature of Export of LNG under this Agreement as provided for in Clause 13.1.1 above).

(B)	result from any permanent establishment of the Buyer in either the Islamic Republic of Mauritania or the Republic of Senegal [***].

13.1.1	For the avoidance of doubt, each Seller for its respective LNG SPA Participation shall be the Exporter of Record of LNG sold and delivered under the Agreement.

13.2	Buyer's Responsibility

13.2.1	The Buyer shall be liable for, and shall indemnify and hold harmless each Seller from and against, [***]

(A)	[***]

(B)	[***]

13.2.2	The foregoing indemnity under this Clause 13.2, shall not apply to Taxes that:

(A)	are incurred and resulting from any activities of a Seller or an Affiliate thereof not directly related to this Agreement;

(B)	result from any permanent establishment of the Seller in the jurisdiction imposing the Tax.

13.3	Tax Refunds
Where a payment has been made under this Clause 13 and the recipient of such payment receives or is entitled to receive a refund in respect of Taxes which gave rise to the right to that payment (whether by way of actual receipt, credit, set-off or otherwise), the recipient (“Payer”) shall repay, or cause to be repaid, to the other Party (“Payee”) a part of that payment equal to the amount of the refund effectively received or enjoyed, less any reasonable costs incurred in obtaining the refund, and less any Taxes levied or leviable in respect of that refund. The Payer shall notify the Payee promptly following the receipt of any such refund. The Payee shall thereafter furnish the Payer an invoice in accordance with Clause 12.1 and the payment of such invoice shall be made in accordance with Clause 12.3.

13.4	Procedure for Payment of Taxes
Whenever either Buyer or Seller Group become aware of a potential or actual liability to make any payment of Taxes which might give rise to a claim under this Clause 13, they shall give notice of the circumstances to the other Party as soon as reasonably practicable, in order to allow both Parties reasonable opportunity to seek to minimise their liability for such Taxes, acting always in compliance with applicable Laws. Each Party shall give the other Party such assistance as is reasonable in the circumstances in this regard, and Buyer or Seller Group (as appropriate) shall not make any payment of such Taxes until the due date on which such Taxes are due and payable in accordance with the relevant tax regulations unless an early payment could result in a reduction of the liability to such Taxes. In order to allow the Parties to make payments of Taxes in full and without neglecting compliance with any tax, royalty, duty or other impost levied, each Party agrees that if requested by the other Party, it will diligently complete, execute and arrange for any required certification and/or document in a manner reasonably satisfactory to the other Party, and will deliver to the other Party and/or to any Competent Authority as the other Party reasonably directs, copies of any such document.

EXECUTION VERSION

14.	QUALITY

14.1	LNG Specifications
The LNG to be delivered by the Seller Group to the Buyer under this Agreement shall at the time of delivery at the Delivery Point, in the gaseous state, comply with the quality specifications set out in Schedule 4 (the "Specifications").

14.2	Off-Specification LNG Before Delivery

14.2.1
If the Seller Group, acting as Reasonable and Prudent Operator, becomes aware prior to loading a Cargo that the LNG will not comply with the Specifications ("Off-Specification LNG"), the Seller Group’s Representative shall promptly (but in any case prior to the commencement of loading) send a notice to the Buyer indicating in as much detail as possible the nature and extent to which such LNG is likely to be Off-Specification LNG.

14.2.2
Following receipt of Seller Group's notice pursuant to Clause 14.2.1, the Buyer shall use reasonable endeavours to accept such Off-Specification LNG. In no circumstances shall the Buyer be obliged to accept such LNG where the Buyer’s estimate of the costs referred to in Clause 14.2.3 (A) will exceed the amount which the Buyer is able to claim pursuant to Clause 14.2.5.

14.2.3	Within forty-eight (48) hours of receipt of the Seller Group's notice pursuant to Clause 14.2.1:

(A)
the Buyer shall notify the Seller Group of the Buyer's reasonable estimate of all reasonable documented direct losses, costs and expenses that may be incurred by the Buyer [***] (i) in accepting, treating or disposing of such Off-Specification LNG on the Approved LNG Ship or in the unloading terminal and (ii) in remedying any direct damage to the Approved LNG Ship and unloading terminal arising from accepting, treating or disposing of such Off-Specification LNG; or

(B)
if the Buyer determines, in good faith and in the Buyer's reasonable opinion, the Off-Specification LNG would prejudice the safe and reliable operation of the Approved LNG Ship or any LNG unloading terminal, or would not be acceptable to the Transporter and/or the operator of any unloading terminal, then the Buyer shall be entitled to reject delivery of such Off-Specification LNG by giving notice to the Seller Group.

14.2.4	If the Buyer has provided its estimate pursuant to Clause 14.2.3(A), then the Seller Group shall promptly determine, in its sole discretion, and notify the Buyer whether:

(A)	the Seller Group shall make such LNG available for delivery to the Buyer at the Delivery Point in accordance with this Agreement; or

(B)	the Seller Group shall not make such LNG available for delivery to Buyer and the provisions of Clause 7.6 shall apply.

14.2.5
Where the Seller Group determines pursuant to Clause 14.2.4(A) that it shall make Off-Specification LNG available for delivery to the Buyer, then the Seller Group shall be liable to reimburse the Buyer for all reasonable documented direct losses, costs and expenses [***] incurred by Buyer [***] (i) in accepting, treating or disposing of such Off-Specification LNG on the Approved LNG Ship or in the receiving facilities and (ii) in remedying any direct damage to the Approved LNG Ship and receiving facilities arising from accepting, treating or disposing of such Off-Specification LNG; provided that the Seller Group's liability under this Clause 14.2.5 shall not exceed an amount equal to the estimated cost notified by Buyer pursuant to Clause 14.2.3 [***]. The Buyer shall use reasonable endeavors to mitigate such costs.

EXECUTION VERSION

14.2.6
If the Buyer notifies the Seller Group that it rejects the Off-Specification LNG pursuant to Clause 14.2.3(B), then the Seller Group shall be deemed to have failed to make available such Cargo and the provisions of Clause 7.6 (or Clause 5.3.9 if applicable to a Commissioning Cargo) shall apply to such quantities of Off-Specification LNG.

14.2.7	The Buyer shall promptly invoice the Seller Group for amounts due under this Clause 14.2 in accordance with Clause 12.1.3.

14.2.8
The Seller Group may sell or otherwise dispose of any Off-Specification LNG rejected or otherwise not taken by the Buyer in accordance with Clause 14.2.3(B) or 14.2.4(B) for the Seller Group’s own account, without restriction.

14.3	Off-Specification LNG After Delivery

14.3.1
Following the commencement of loading a Cargo, including after Completion of Loading, if either Party becomes aware that the LNG is Off-Specification LNG and/or does not meet the expected specification notified to Buyer pursuant to Clause 14.2.1 (if applicable), then upon becoming aware thereof such Party shall promptly notify the other Party of such Off-Specification LNG and either Party may by notice suspend delivery of such LNG. In no circumstances shall the Buyer be obliged to accept such LNG where the Buyer’s estimate of the costs referred to in Clause 14.3.2(A) will exceed the amount which the Buyer is able to claim pursuant to Clause 14.3.4.

14.3.2	Within forty-eight (48) hours of a Party giving notice pursuant to Clause 14.3.1:

(A)
if the Buyer is able, using reasonable endeavours, to transport and treat the Off-Specification LNG to meet the Specifications (or to otherwise make such LNG marketable), then the Buyer shall accept delivery of such Off-Specification LNG and the Seller Group shall be liable to reimburse the Buyer for all reasonable documented direct losses, costs and expenses [***] incurred by Buyer [***] (i) in accepting, treating or disposing of such Off-Specification LNG at the Approved LNG Ship or in the receiving facilities and (ii) in remedying any direct damage to the Approved LNG Ship and receiving facilities arising from accepting, treating or disposing of such Off-Specification LNG; or

(B)
if the Buyer determines in good faith that it cannot, despite using reasonable endeavours, transport and treat the Off-Specification LNG to meet the Specifications (or to otherwise make such LNG marketable), then the Buyer shall be entitled to reject delivery of such Off-Specification LNG by giving notice to the Seller Group.

14.3.3	Following the exercise by the Buyer of its rejection right pursuant to Clause 14.3.2(B):

(A)
the Seller Group shall be deemed to have failed to make available the entirety of such Cargo (including any loaded portion) and the provisions of Clause 7.6 (or Clause 5.3.9 if applicable to a Commissioning Cargo) shall apply to such quantities of Off-Specification LNG;

(B)
title to and all risks (including risk of loss) in respect of such quantities of Off-Specification LNG shall nevertheless have passed from the Seller Group to the Buyer at the Delivery Point in accordance with Clause 8;

(C)
the Buyer shall be entitled to dispose of the loaded portion of such Off-Specification LNG Cargo in any manner that the Buyer, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and

(D)
the Seller Group shall indemnify Buyer for all reasonable documented direct losses, costs and expenses [***] incurred by Buyer [***] (i) in accepting, treating or disposing of such Off-Specification LNG at the Approved LNG Ship or in

EXECUTION VERSION

the receiving facilities and (ii) in remedying any direct damage to the Approved LNG Ship and receiving facilities arising from accepting, treating or disposing of such Off-Specification LNG, including any costs incurred in respect of services provided by Third Parties to dispose of such Off-Specification LNG, less any proceeds received by the Buyer in relation to the disposal of such Off-Specification LNG, provided that following consideration of any such proceeds received by the Buyer, in no event shall the Seller Group be entitled to receive an amount greater than the quantity of Off-Specification LNG delivered multiplied by the Contract Price applicable to the Cargo.

14.3.4
The Seller Group's liability to the Buyer under Clause 14.3.2(A) shall not exceed an amount equal to [***] of the Scheduled Loading Quantity multiplied by the Contract Price for the Cargo. The Seller Group's liability to the Buyer under Clause 14.3.3(D) shall not exceed an amount equal to [***] of the Scheduled Loading Quantity multiplied by the Contract Price for the Cargo.

14.3.5	The Buyer shall promptly invoice the Seller Group for amounts due under this Clause 14.3 in accordance with Clause 12.1.3.

14.3.6
The Seller Group may sell or otherwise dispose of any Off-Specification LNG rejected or otherwise not taken by the Buyer in accordance with Clause 14.3.2(B) for the Seller Group’s own account, without restriction.

14.3.7
For the avoidance of doubt, this Clause 14.3 shall apply if, after the Completion of Loading, the Buyer becomes aware that the LNG delivered was, at the time of delivery, Off-Specification LNG and does not meet the expected specification notified pursuant to Clause 14.2.1.

14.4	Sole Remedies

14.4.1
The Parties hereby acknowledge and agree that the remedies expressly stated in this Clause 14 shall be in the nature of damages and shall be the Buyer's sole and exclusive remedies in damages or otherwise for liabilities arising out of or in connection with the Seller Group's delivery of Off-Specification LNG, and represents a proportionate protection of the legitimate interests of the Buyer in connection with the applicable delivery of Off-Specification LNG.

14.4.2	The Seller Group shall have the right to cause a Third Party auditor to verify any invoices issued in relation to or any amounts described in this Clause 14 in accordance with Clause 19.3.

15.	MEASUREMENTS AND TESTING
The procedures in relation to measurements and tests carried out under or pursuant to this Agreement shall be those set out in Schedule 3.

16.	FORCE MAJEURE

16.1	Seller's Force Majeure
No Seller shall be in breach of any of its obligations, or be liable for any delay or failure in performance, under this Agreement to the extent that its performance is prevented, impeded or delayed by an act, event or circumstance or combination of such acts, events or circumstances which are beyond the reasonable control of that Seller acting as a Reasonable and Prudent Operator ("Seller's Force Majeure"). Subject to the foregoing principles, Seller's Force Majeure shall include, but not be limited to, the following acts, events and circumstances:

16.1.1	fire, explosion, flood, earthquake, lightning, storms, hurricanes, or other act of God or natural physical disaster or navigational or maritime peril;

EXECUTION VERSION

16.1.2	acts of war (declared or undeclared), invasion, act of foreign enemies, hostilities, civil war, insurrection of military or usurped power;

16.1.3	terrorism, riot, rebellion, revolution, sabotage or civil unrest;

16.1.4
ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive or other hazardous properties of any explosive nuclear assembly or nuclear component thereof;

16.1.5
strikes, boycotts, lock-outs, or other industrial disturbances or labour disputes (but not including any strike or slow down or obstructive or disruptive conduct or other labour disturbances restricted to that Seller or its Affiliates except, where the Affiliate is a Competent Authority [***];

16.1.6	loss of, accidental damage to, or inaccessibility to or inoperability of part or all of the FLNG Facility, the LNG Hub Facilities or the Future Facilities;

16.1.7
loss of, accidental damage to, or inaccessibility to or inoperability of part or all of the Upstream Facilities (including any variation and modifications to the Upstream Facilities made as part of the Future Facilities), to the extent that such loss of, accidental damage to, or inoperability is of a kind or character that, if it had happened to Seller Group, it would have come within the definition of Seller's Force Majeure;

16.1.8
depletion of the Reserves where depletion occurs for naturally-occurring geological, geophysical or tectonic reasons which are beyond the reasonable control of the Seller Group acting as a Reasonable and Prudent Operator and of which the Seller Group, acting as a Reasonable and Prudent Operator, was unaware on the Effective Date would adversely impact the Seller Group’s ability to perform its obligations hereunder;

16.1.9	Acts or omissions of a Competent Authority;

16.1.10	imposition of sanctions by any Sanctions Authority;

16.1.11	the withdrawal, denial or expiration of, or failure to obtain, any Authorisation;

16.1.12
any change in Law or International Standards after the Effective Date, or a change in the interpretation or application of existing Law after the Effective Date, that delays or prevents performance; and

16.1.13
any act, event or circumstance that affects a Third Party or Third Parties, including any subcontractor or agent with whom the Seller Group has contracted and/or upon whom it is relying in order to fulfil its obligations under this Agreement and that prevents, impedes or delays the Seller's performance under this Agreement, to the extent that it is of a kind or character that, if it had happened to that Seller, it would have come within the definition of Seller's Force Majeure.

16.2	Buyer's Force Majeure
The Buyer shall not be in breach of any of its obligations, or be liable for any delay or failure in performance, under this Agreement to the extent that its performance is prevented, impeded or delayed by an act, event or circumstance or combination of such acts, events or circumstances that are beyond the reasonable control of the Buyer acting as a Reasonable and Prudent Operator ("Buyer's Force Majeure"). Subject to the foregoing principles, Buyer's Force Majeure shall include, but not be limited to, the following acts, events and circumstances:

16.2.1	fire, explosion, flood, earthquake, lightning, storms, hurricanes, or other act of God or natural physical disaster or navigational or maritime peril;

16.2.2	acts of war (declared or undeclared), invasion, act of foreign enemies, hostilities, civil war, insurrection of military or usurped power;

EXECUTION VERSION

16.2.3	terrorism, riot, rebellion, revolution, sabotage or civil unrest;

16.2.4
ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive or other hazardous properties of any explosive nuclear assembly or nuclear component thereof;

16.2.5
strikes, boycotts, lock-outs, or other industrial disturbances or labour disputes (but not including any strike or slow down or obstructive or disruptive conduct or other labour disturbances restricted to the Buyer or its Affiliates);

16.2.6
loss of, accidental damage to, or inaccessibility to or inoperability of an Approved LNG Ship scheduled to load a Cargo at the LNG Hub Facilities within the then current Annual Delivery Programme or SDS or pursuant to Clause 5.3.4 provided that the Buyer’s Force Majeure shall only be considered to apply to the Cargoes to be transported by that Approved LNG Ship;

16.2.7	Acts or omissions of a Competent Authority;

16.2.8	imposition of sanctions by any Sanctions Authority;

16.2.9	the withdrawal, denial or expiration of, or failure to obtain, any Authorisation;

16.2.10
any change in Law or International Standards after the Effective Date or a change in the interpretation or application of existing Law after the Effective Date, that delays or prevents performance; and

16.2.11
any act, event or circumstance that affects a Third Party or Third Parties, including any subcontractor or agent with whom the Buyer has contracted and/or upon whom it is relying in order to fulfil its obligations under this Agreement and that prevents, impedes or delays the Buyer's performance under this Agreement, to the extent that it is of a kind or character that, if it had happened to the Buyer, it would have come within the definition of Buyer's Force Majeure.

16.3	Events Not Force Majeure
Notwithstanding Clauses 16.1 and 16.2 and the other terms of this Agreement, Force Majeure Events shall not include:

16.3.1
the non-availability or lack of funds or failure to pay money when due, except where such failure is caused by a failure of the systems of the relevant bank that prevents the Affected Party from performing its obligations;

16.3.2
financial hardship or the inability of a Party, and/or any Affiliate of a Party, to make a profit or achieve a satisfactory rate of return resulting from the performance or failure to perform its obligations under this Agreement or from the sale or consumption of LNG;

16.3.3
in the case of the Seller Group, any event or circumstance that does not prevent the development and production of Natural Gas in the Gas Supply Area, but merely renders such development and production more costly;

16.3.4
in the case of the Buyer, any event or circumstance that does not prevent the loading and the taking delivery of LNG but merely renders such loading and taking of delivery more costly (including loss of customers, loss of market share, or reduction in demand for LNG);

16.3.5
in the case of the Seller Group, depletion of the Gas Supply Area except where depletion occurs for naturally-occurring geological, geophysical or tectonic reasons which are beyond the reasonable control of the Sellers acting as a Reasonable and Prudent Operator and of which the Seller Group, acting as a Reasonable and Prudent Operator, was unaware on the Effective Date would adversely impact the Seller Group’s ability to perform its obligations hereunder;

EXECUTION VERSION

16.3.6	import restrictions on LNG or Natural Gas imposed at any destination or proposed destination of LNG, or Natural Gas derived from LNG, sold or to be sold under this Agreement;

16.3.7	failure or inability to perform attributable to the applicable Contract Price or currency devaluation;

16.3.8
delays in the construction, completion, testing and start-up of the Upstream Facilities, FLNG Facility, the LNG Hub Facilities, the Future Facilities or the Approved LNG Ships unless the event or circumstance causing such delay would itself constitute a Force Majeure Event;

16.3.9
loss of, accidental damage to, or inaccessibility to or inoperability of the FLNG Facility, the LNG Hub Facilities, the Upstream Facilities or the Future Facilities to the extent such loss, damage, inaccessibility or inoperability is caused by:

(A)	normal wear and tear;

(B)	the failure to maintain such equipment to the standard of a Reasonable and Prudent Operator; or

(C)	the failure to maintain such quantity of spare parts as would usually be expected to be maintained by a Reasonable and Prudent Operator.

16.3.10	loss of, accidental damage to, or inaccessibility to or inoperability of Approved LNG Ships to the extent such loss, damage, inaccessibility or inoperability is caused by:

(A)	normal wear and tear;

(B)	the failure to maintain such equipment to the standard of a Reasonable and Prudent Operator; or

(C)	the failure to maintain such quantity of spare parts as would usually be expected to be maintained by a Reasonable and Prudent Operator;

16.3.11	in the case of the Buyer, any matter affecting any LNG unloading terminal or other facility owned or used by a customer or any other facility downstream of the foregoing unless such matter:

(A)	[***]

(B)	if the matter had impacted the Buyer would constitute a Buyer’s Force Majeure;

(C)	[***]

(D)
in respect of such matter, the Buyer has fulfilled its obligations under Clauses 16.5 and 16.7 which for the purpose of this Clause 16.3.11, includes the Buyer seeking to unload at an alternate unloading terminal in a timely manner.

16.3.12	in respect of any Authorisations:

(A)	any withdrawal, denial or expiration of, or failure to obtain, any Authorisation caused by the Affected Party’s violation or breach of the terms and conditions of such Authorisation;

(B)
any failure or delay in obtaining any Authorisation caused by the Affected Party’s failure to apply for such Authorisation or a failure by the Affected Party to follow the necessary procedures to obtain such Authorisation;

(C)	the terms of any Authorisation in effect as at the Effective Date;

EXECUTION VERSION

16.3.13	any act or omission of a Competent Authority which is lawfully and validly taken by such Competent Authority:

(A)	to the extent that such act or omission constitutes a remedy or sanction exercised as a result of a breach by the Affected Party of any Law in effect at the time of the breach;

(B)	in the case of the Seller Group, solely and directly in respect of the exercise of any powers it holds as a shareholder, director or officer of a member of the Seller Group;

16.3.14
with respect to the Seller Group or a Seller, any act or omission of a Competent Authority which affects solely or primarily the Affected Party, which is discriminatory, and is not generally applicable to public and private entities doing business in the same country;

16.3.15	any failure to supply LNG sourced or to be sourced from a Future GTA Project until the Future Facilities Commercial Operations Date.

16.4	Related Parties
For the purposes of Clauses 16.1 and 16.2, an event shall not be considered to be beyond the reasonable control of a Party to this Agreement unless:

16.4.1
in the case of the Seller Group or a Seller, it is beyond the reasonable control of, and could not have been avoided by steps which might reasonably have been expected to have been taken by, the Seller Group, the Seller Group's Affiliates connected with the performance of this Agreement, the owner of the FLNG Facility, the FLNG Facility Operator, the FLNG Provider, the LNG Hub Facilities Operator, [***], in each case acting as a Reasonable and Prudent Operator in relation to the GTA Project or Future GTA Project; and

16.4.2
in the case of Buyer, it is beyond the reasonable control of, and could not have been avoided by steps which might reasonably have been expected to have been taken by, the Buyer, the Buyer's Affiliates connected with the performance of this Agreement or any Transporter, in either case acting as a Reasonable and Prudent Operator.

16.5	Notification
Any Party claiming to be relieved from its obligations under this Agreement on grounds of the occurrence of a Force Majeure Event (the "Affected Party") shall promptly give notice to the other Party (the "Non-Affected Party") of such act, event or circumstance promptly after the Affected Party has become aware of the occurrence of the act, event or circumstance and such notice shall include details of the nature of the Force Majeure, an estimate of the likely period of time required to overcome the impact of the Force Majeure (to the extent possible) and the Affected Party’s obligations under this Agreement that are affected by the Force Majeure Event (the “FM Notice”). Where such initial notice is not given in writing, it shall be confirmed by notice given as soon as practicable thereafter. Thereafter, such Party shall from time to time furnish to the other Party such relevant information as is available to it pertaining to such act, event or circumstance and the effect on the Upstream Facilities, FLNG Facility, Future Facilities or Approved LNG Ships, as the case may be, and shall give an estimate of the period of time required to overcome such act, event or circumstance and of the quantities of LNG that it reasonably expects to be able to make available, or take, as the case may be, during such period and shall notify the Non-Affected Party of:

(A)	the particulars of the programme to be implemented and any corrective measures already taken to seek to ensure full resumption of normal performance;

EXECUTION VERSION

(B)	an estimate of the period of time required to overcome the impact of the Force Majeure Event;

(C)	the quantities of LNG which it reasonably expects not to be able to make available, or take, as the case may be;

(D)	the quantities of LNG which it reasonably expects to be able to make available, or take, as the case may be, during such period; and

(E)	the corresponding impact on the Annual Delivery Programme or the most recent Specific Delivery Schedule (as the case may be).
The Affected Party shall promptly notify the Non-Affected Party in writing when it is once again able to perform its obligations under this Agreement.

16.6	Impact of Force Majeure

16.6.1	In the event of a Buyer's Force Majeure and either:

(A)
the Arrival Window for any affected Cargo scheduled to be lifted by an Approved LNG Ship affected by Buyer’s Force Majeure, falls entirely within the period notified by the Buyer pursuant to Clause 16.5; or

(B)	as a result of Buyer's Force Majeure:

(1)	the Approved LNG Ship does not tender NOR by the end of the Arrival Window or within twenty-four (24) hours thereafter; or

(2)
the Buyer fails to take delivery of all or any part of (i) the Commissioning Cargo Quantity notified in accordance with Clause 5.3.4 or (ii) the Scheduled Loading Quantity, as applicable, within [***] after the Permitted Time, provided that where a Notice of Readiness is tendered within [***] after the end of the Arrival Window, such [***]period (after the Permitted Time) shall be reduced by “x”, where, for the purpose of this clause, “x” means the number of hours after the end of the Arrival Window that the Notice of Readiness is tendered, the Seller Group shall have the right to cancel such Cargo (or such portion thereof) in compliance with prevailing safety restrictions and shall be excused of the obligation to make such Cargo (or portion thereof) available to the Buyer and may sell or otherwise dispose of such Cargo (or such portion thereof) for the Seller Group’s own account, without restriction. Without affecting the foregoing sentence, if the Buyer subsequently notifies a shorter period to the Seller Group pursuant to Clause 16.5 then the Buyer shall promptly give notice of the revised date that the Buyer will be ready to resume performance of the affected obligations and the Seller Group shall, within five (5) days of receipt of such notice, notify the Buyer whether the Seller Group wishes, in its sole discretion, the Buyer to resume performance of the relevant obligations on the notified ready date or any date on or before the originally notified end date of the period of time required to overcome the impact of such Buyer's Force Majeure. If the Seller Group does not elect to resume performance of the relevant obligations on the notified ready date, the Buyer’s Force Majeure shall continue until the notified end date or the earlier date elected by the Seller Group.

EXECUTION VERSION

(C)	The [***] period in Clause 16.6.1(B)(1) and the [***] period after the Permitted Time in Clause 16.6.1(B)(2) shall become [***] on and after the Future Facilities Commercial Operations Date.

16.6.2	In the event of a Seller's Force Majeure and either:

(A)	the Arrival Window for any affected Cargo falls entirely within the period notified by the Seller Group pursuant to Clause 16.5; or

(B)	as a result of Seller's Force Majeure, the Seller Group is unable to make available all or a portion of a Cargo within [***] after Permitted Time, the Buyer shall have the right to cancel such Cargo (or such portion thereof) in compliance with prevailing safety restrictions and shall be excused of the obligation to take delivery of such Cargo (or portion thereof) and if despite the Seller’s Force Majeure under Clause 9.3.10(B) and Clause 9.4.6 a Cargo can still be loaded, Seller Group may sell or otherwise dispose of such Cargo (or such portion thereof) for the Seller Group’s own account, without restriction. Without affecting the foregoing sentence, if the Seller Group subsequently notifies a shorter period to the Buyer pursuant to Clause 16.5 then the Seller Group shall promptly give notice of the revised date that the Seller Group will be ready to resume performance of the affected obligations and the Buyer shall, within five (5) days of receipt of such notice, notify the Seller Group whether the Buyer wishes, in its sole discretion, the Seller Group to resume performance of the relevant obligations on the notified ready date or any date on or before the originally notified end date of the period of time required to overcome the impact of such Seller's Force Majeure. If the Buyer elects not to resume performance of the relevant obligations on the notified ready date, the Seller’s Force Majeure shall continue until the notified end date or the earlier date elected by the Buyer. The Seller Group may sell or otherwise dispose of Cargoes (or such portion thereof) available between the notified ready date and the date on or before the notified end date elected by Buyer for the Seller Group’s own account, without restriction.
The twenty-four (hour) period in Clause 16.6.2(B) shall become six (6) hours on and after the Future Facilities Commercial Operations Date.

16.6.3
In the event of a Seller’s Force Majeure in respect of the GTA Project and a Future GTA Project that is not excluded under Clause 16.3.15 (or either), the Seller Group shall allocate available LNG from the GTA Project and Future GTA Project among the Buyer and Firm LNG Buyers. Such allocation shall be on a pro rata basis (to the extent reasonably practicable) in proportion to the firm amounts of LNG which Buyer and such Firm LNG Buyers are committed to take. The Seller Group shall provide the Buyer with the calculations and supporting documentation used in determining the proration during any such period.

16.6.4
    Prior to the Future Facilities Commercial Operations Date, the Buyer shall have priority in the event of a Seller’s Force Majeure on all available volumes from the GTA Project so as to fulfil the Seller Group’s obligations under this Agreement.

16.6.5	[***]

(A)	[***]

(B)	[***]

16.7	Obligations Following a Force Majeure Event

EXECUTION VERSION

16.7.1
To the extent a Party is entitled to relief from its obligations under this Agreement on grounds of the occurrence of a Force Majeure Event, such Party shall, as soon as reasonably possible, take the measures that a Reasonable and Prudent Operator would take (including applying the proceeds of any relevant insurance policy to the remedy or rectification of the consequences of such Force Majeure Event) to bring the Force Majeure Event to an end and to overcome and/or minimise the effects and consequences thereof that prevent, impede or delay such Party's ability to resume performance under this Agreement.

16.7.2	An Affected Party shall:

(A)
notify the other Party of the steps it proposes to take to minimise the effects of such Force Majeure Event, including any reasonable alternative means for performance and, to the extent that they are not prejudiced in so doing, the other Party shall use reasonable endeavours to co-operate in taking such steps; and

(B)
at the request of the other Party, use reasonable endeavours to give or procure access (at the expense and risk of the Party seeking access) at all reasonable times for a reasonable number of representatives of such other Party to examine the scene of such Force Majeure Event.

16.7.3
Without prejudice to the provisions of Clause 16.7.1 and Clause 16.7.2, prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by the occurrence of such Force Majeure Event.

16.8	Termination for Prolonged Force Majeure

16.8.1	If:

(A)
Seller's Force Majeure results in a delay to the Commercial Operations Date [***] then the Buyer may, in its sole discretion, terminate this Agreement by and upon giving [***] written notice to the other Party; or

(B)	If at any time during the Contract Term an event or events of Seller's Force Majeure or Buyer’s Force Majeure has been continuing [***].

16.8.2	The provisions of Clauses 22.6.7 and 22.7 shall apply in respect of any termination pursuant to this Clause 16.8.

17.	LIABILITIES

17.1	Consequential Loss

17.1.1
Without prejudice to the remedies listed under Clause 17.5, a Party and its Representatives will have no liability to any other Party or such other Party’s Representatives (on the basis of breach of contract, indemnity, warranty or tort, including negligence and strict or absolute liability, or breach of statutory duty or otherwise) for or in respect of any matter arising in the course of or in connection with this Agreement in respect of:

(A)	any indirect or consequential loss or damages;

EXECUTION VERSION

(B)	any lost or increased production costs, loss or deferral of income, profit, revenue, use, goodwill, contract or business opportunity;

(C)	any business interruption;

(D)	any exemplary or punitive damages;

(E)	the payment or repayment of any amounts (or any acceleration thereof) to lenders or creditors of the Parties from time to time;

(F)	any claim, demand or action made or brought against the other Party by a Third Party,
(together called “Consequential Loss”) as a result of any act or omission in the course of or in connection with the performance of this Agreement, whether or not the Seller Group or the Buyer knew (or ought to have known) as of the Effective Date or the date that a relevant breach of the terms of this Agreement took place that any of the matters described in Clause 17.1.1 (A) to (F) would be likely to be suffered or incurred as a result of the relevant act or omission.

17.1.2
Each Party undertakes not to institute any proceedings or make any claim against the other Party or its Affiliates and the directors, officers and employees of such Party or its Affiliates in respect of such Consequential Loss.

17.2	Conditions of Use
As between (i) any Transporter and the master of any Approved LNG Ship and (ii) the LNG Hub Facilities Operator, liability in respect of damage to or loss of the LNG Hub Facilities, FLNG Facility, Approved LNG Ships and any other property; injury to or death of their respective personnel; and any other matters addressed by the Conditions of Use, shall be allocated in accordance with the Conditions of Use and, with respect to matters covered by the COU the Buyer and the Seller Group (or any Seller) shall have no liability to each other under this Agreement (in such capacity) in respect of such matters. Nothing in this Clause 17.2 shall be deemed to modify the allocation of liability in Clause 8.2.

17.3	Liability as Between Seller Group and Buyer for Third Party claims

17.3.1
    Subject to Clause 17.3.2, as between the Parties the liability for any claim, demand or action made or brought against a Party by a Third Party in connection with the performance of this Agreement shall be determined and borne between the Parties in accordance with Clause 23.6.

17.3.2
    Where a claim is made or brought against a Party (“the first Party”) by a Third Party which relates to an ABC Law Violation by another Party (“the second Party”) then the liability of the second Party to the first Party shall be determined in accordance with Clause 25.9.

17.4    Mitigation of Loss
A Party establishing or alleging a breach of contract or a right to be indemnified in accordance with this Agreement shall take all necessary measures to mitigate the loss that has or may occur, provided that it can do so without unreasonable inconvenience or unreasonable cost.
17.5    Exclusive Remedies

EXECUTION VERSION

The Seller Group and the Buyer agree that notwithstanding Clause 17.1, the remedies set out expressly Clauses 5.3.1, 5.3.8, 5.3.9. 7.4, 7.5, 7.6, 9.12.5, 9.13.2, 10.1.11, 10.1.13 and 14 shall be the sole and exclusive remedies of the Seller Group and the Buyer for the matters referred to therein.

18.	SAFETY, SECURITY AND ENVIRONMENT

18.1	Reasonable and Prudent Operators
The Seller Group and the Buyer recognise the importance of securing and maintaining safety, security and environmental protection in all matters contemplated in this Agreement including the construction and operation of their respective facilities and also including transportation of LNG and shall, acting as Reasonable and Prudent Operators, secure and maintain high standards of safety, security and environmental protection in accordance with the internationally accepted best practice prevailing in the LNG industry from time to time in a diligent, safe and efficient manner.

18.2	Safe Performance of Works and Services
The Seller Group and the Buyer shall procure that their respective employees, agents, contractors and suppliers shall have due regard to safety, security and environmental protection and abide by relevant regulations and internationally accepted best practice prevailing in the LNG industry from time to time while they are performing works and services within the LNG Hub Facilities and on board the FLNG Facility, the Future Facilities or an Approved LNG Ship.

19.	IMPLEMENTATION PROCEDURES AND EXCHANGE OF INFORMATION

19.1	Implementation Procedures
As soon as reasonably practicable but not later than twelve (12) months prior to the last day of the Target Period, the Buyer and the Seller Group shall agree, whether as a protocol to this Agreement or as a separate document, a set of procedures for the purpose of assisting the Parties in the administration of this Agreement. Such implementation procedures shall cover, inter alia:

19.1.1	the various procedures, reports and calculation tools as will be necessary to properly implement this Agreement;

19.1.2	the specific line items and details to be included in each Quarterly Statement and Annual Statement; and

19.1.3	the documentation for any other forms and notices required under this Agreement.

19.2	General
Subject to any contractual obligations of confidentiality under any other agreement to which Seller Group or Buyer is a party, Seller Group and Buyer shall maintain close communication and mutually provide and exchange available information directly relevant to the fulfilment of the terms and conditions of this Agreement.

19.3	Audit

19.3.1
Each Party shall have the right, on at least thirty (30) days advance notice to the other Party, to request a certificate from an independent Third Party auditor with no conflict of interest, reasonably acceptable to the other Party, confirming that any costs, expenses, damages and liabilities charged by the other Party pursuant to this Agreement are accurately stated and reflect, as a matter of fact, the requirements of this Agreement. It shall not be within the scope of the auditor's task under this Clause

EXECUTION VERSION

19.3.1 to verify whether any component of the relevant amount or calculation complies with any requirement of reasonableness applicable under this Agreement or to assess whether the audited Party has complied with any obligation to use reasonable endeavours.

19.3.2
The audited Party shall provide the auditor (but not the Party that requested the audit certificate) with all relevant documentation and information at its disposal for these purposes together with any documentation reasonably requested by the auditor to verify that, without limitation, the loss, cost or expense has in fact been suffered. The auditor's costs for the preparation of such certificate shall be borne by the Party that requested the audit certificate.

19.3.3	A Party appointing an auditor under this Clause 19.3 shall ensure that the auditor enters into a confidentiality undertaking substantially similar to that set out in Clause 21.

20.	FUTURE IMPLEMENTATION

20.1	Future GTA Project

20.1.1
Nothing in this Agreement shall restrict the Seller Group's right to carry out the Future Facilities Implementation Works. If the Seller Group intends to carry out Future Facilities Implementation Works, it shall inform the Buyer of the Scheduled Implementation Works Suspension Quantity in accordance with Clause 7.1.2.

20.1.2
The Seller Group acknowledges that it intends to develop Future Facilities, including the provision of additional storage, provided that any final investment decision for any Future GTA Project shall be at the sole discretion of the Seller Group.

20.1.3	[***]

21.	CONFIDENTIALITY

21.1	Confidential Information
The terms of this Agreement and any information disclosed by any Party to the others (whether orally or in writing or in some other permanent form) in connection with this Agreement (including the nature or progress of any discussion or negotiations relating to this Agreement and all documents and information prepared or generated by the Parties from such disclosed information) which is not already known to the recipient from sources other than the other Party, or not independently developed by the recipient or its Affiliate, or not already in the public domain (other than as a result of a breach of the terms of this Clause 21.1) ("Confidential Information") shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used other than for a purpose connected with this Agreement or, save as provided below, disclosed to Third Parties by the receiving Party.

21.2	Permitted Disclosures

21.2.1	The Confidential Information, that either Party receives from the other may, subject to Clause 21.2.2, be disclosed by such Party:

(A)	to any other Party;

(B)
to any Person who is legal counsel, other professional consultant or adviser to that Party in relation to matters contemplated under or in connection with this Agreement, to the extent that their role requires them to have access to the

EXECUTION VERSION

Confidential Information, in each case in connection with the GTA Project and/or Future GTA Project;

(C)
to any Person who is an insurer, accountant, underwriter or provider of finance or financial support (including any bank, lending agency, export credit agency, funding agency, insurance agency or similar institution in relation to that finance, or to advisers or consultants to any such bank, agency or institution) to that Party, including efforts by the Seller Group or one or more of the Sellers or an Affiliate of one or more of the Sellers to obtain funds or project financing, or to document any loan to or security granted by the Seller Group or one or more of the Sellers or an Affiliate of one or more of the Sellers;

(D)	if required and to the extent required by the rules of any recognised stock exchange or agency established in connection therewith with which such Party is bound to comply;

(E)
if required and to the extent required by any applicable Law, or by a Competent Authority, or such Party becomes legally required to disclose such information, provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and will furnish only that portion of such information that it is legally required to furnish; [***];

(F)
to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such shareholder for the purposes of this Agreement) and any employee, officer, agent and/or contractor of such Affiliates or shareholders to which disclosure is permitted pursuant to this Clause 21.2.1(E), to the extent that their role requires them to have access to the Confidential Information;

(G)	in the case of SMHPM to the Ministries and other Competent Authorities of the Government of Mauritania in accordance with their internal procedures;

(H)	in the case of PETROSEN to the Ministries and other Competent Authorities of the Government of Senegal in accordance with their internal procedures;

(I)	to a bona fide purchaser or proposed bona fide purchaser of any or all of the shares in any Party;

(J)	with the prior written consent of the Party to which the Confidential Information relates;

(K)	to a bona fide Transferee or proposed bona fide Transferee of an Upstream Participating Interest;

(L)	disclosed to the extent required to vest the full benefit of this Agreement to a bona fide party to whom assignment is permitted under Clause 24;

(M)	in order to enable a determination by an arbitral tribunal or Expert to be made under Clause 23 or the enforcement of any such determination;

(N)
in respect of the Seller Group, to the LNG Hub Facilities Operator and providers of Marine Services to the extent reasonably required to facilitate the performance of its responsibilities in connection with this Agreement;

(O)
in respect of the Buyer, to the Transporter, to its counterparties under any resale arrangements and providers of Marine Services to the extent reasonably required to facilitate the performance of its responsibilities in connection with this Agreement , and persons to whom disclosure is required under Clause 24.3; and

(P)	to the extent it is already in the public domain (other than as a result of a breach by the relevant Party or its Representative of the terms of this Clause 21).

EXECUTION VERSION

21.2.2
A Party making any disclosure pursuant to Clause 21.2.1 shall ensure that any Person listed in Clause 21.2.1(B) (excluding its legal counsel who have a professional obligation of confidentiality), (C), (I), (J), (K), (L), (M), (N), or (O) to which it discloses Confidential Information undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Clause 21.2.1. In the case of a disclosure to in accordance with Clause 21.2.1(F), (i) the Party making the disclosure shall ensure that each recipient has been informed of the confidential nature of the Confidential Information, and (ii) in respect of a disclosure to a company involved in the provision of advice to a shareholder for the purposes of this Agreement, such company shall be required to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Clause 21.2.1.

21.2.3
If a Party wishes to issue or make any public announcement, press release or statement regarding this Agreement, it shall, prior to the release of the public announcement, press release or statement, furnish the other Parties with a copy of such announcement, press release or statement with as much prior notice as is reasonably practicable in the prevailing circumstances and obtain the prior written approval of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if it is necessary to do so in order to comply with applicable Laws or the directives, rules or regulations of any government, legal proceeding or stock exchange having jurisdiction over such Party or its Affiliates.

21.2.4	Permitted Releases. Notwithstanding any provision in this Clause 21 to the contrary, any Party may use the following in external announcements, presentations and publications:

(A)	information concerning the signing of this Agreement; and

(B)	information concerning the general nature of this Agreement;
provided that the Party making such external announcement or publication shall not use the trademark, service mark and trade name of the other Party without such other Party’s prior written consent.

21.3	Duration of Confidentiality
The foregoing obligations with regard to the Confidential Information shall remain in effect for [***].

22.	DEFAULT AND TERMINATION

22.1	Buyer Events of Default
Each of the following shall constitute an event of default in respect of the Buyer (each a "Buyer Event of Default"):

22.1.1
the Buyer or the Buyer's Acceptable Credit Support Provider fails to pay any amount or amounts due from the Buyer under this Agreement that, in aggregate (but excluding amounts which have been disputed pursuant to Clause 12.5), is in excess of [***] due from it (whether under one or more outstanding invoices), and such payment default is not cured by the Buyer or its Acceptable Credit Support Provider within [***] of the Seller Group notifying the Buyer of such payment default;

EXECUTION VERSION

22.1.2	the Buyer fails to provide and maintain the Acceptable Credit Support in accordance with Clause 12.7;

22.1.3	the Buyer fails to take a quantity of LNG equal to at least [***] of the ACQ, for reasons other than Force Majeure or the failure of the Seller Group or Persons referred to in Clause 7.4.1(E), [***];

22.1.4	[***]

22.1.5	the Buyer is in breach of any of its obligations under Clause 25.9 and/or Clause 25.10; or

22.1.6	a Buyer Insolvency Event occurs.

22.2	Seller Group Events of Default
Each of the following shall constitute an event of default in respect of the Seller Group (each a "Seller Group Event of Default"):

22.2.1
the Seller Group fails to pay by way of a credit any amount or amounts due from the Seller Group under this Agreement that, in aggregate (but excluding amounts which have been disputed pursuant to Clause 12.5), is in excess of [***] due from it (whether under one or more outstanding invoices) at the time and in the manner stipulated herein by the respective due date and such payment default is not cured by the Seller Group within [***] of the Buyer notifying the Seller Group of such payment default;

22.2.2
the UUOA ceases to be in full force and effect as a result of the actions or omissions of the Seller Group, save to the extent such fault constituted an act and/or omission undertaken or not undertaken, as the case may be, with the prior written consent of the Buyer; and

22.2.3	a termination event occurs under [***].

22.3	Seller Events of Default
Each of the following shall constitute an event of default in respect of an individual Seller (each a "Seller Event of Default"):

22.3.1
without prejudice to the Seller Group’s obligation to apply credits for amounts due to the Buyer under Clause 12.3.2, a Seller fails to pay any amount or amounts due from the Seller under this Agreement that, in aggregate (but excluding amounts which have been disputed pursuant to Clause 12.5), is in excess of a sum equal to [***] multiplied by that Seller’s LNG SPA Participation due from it (whether under one or more outstanding invoices) at the time and in the manner stipulated herein by the respective due date and such payment default is not cured by the Seller within [***] of the Buyer notifying the Seller of such payment default;

22.3.2	a warranty given pursuant to Clause 8.4 is untrue when given;

22.3.3	a Seller Insolvency Event occurs;

22.3.4	a Seller is in breach of any of its obligations under Clause 25.9 and/or Clause 25.10, by and upon giving immediate notice to the Seller;

22.3.5	a termination event occurs [***];

22.3.6
    a Seller fails to make available a quantity of LNG equal to at least [***] of its LNG SPA Participation share of the ACQ, for reasons other than Force Majeure or the failure of the Buyer or the Transporter [***].

EXECUTION VERSION

22.3.7	a Seller Transfers all or part of its Upstream Participating Interest and fails to transfer its corresponding LNG SPA Participation when required by, and in accordance with, Clause 3;

22.3.8	a Seller Transfers all or part of its LNG SPA Participation and fails to transfer its corresponding Upstream Participating Interest when required by, and in accordance with, Clause 3;

22.3.9	[***]

22.3.10	[***]

22.3.11	[***]

22.3.12	[***]

22.4	Suspension by the Seller Group

22.4.1
If a Buyer’s Event of Default occurs, the Seller Group or a Seller shall be entitled to suspend performance of its obligations to make available LNG under this Agreement upon giving [***] prior written notice to the Buyer (or in case of a Buyer’s Event of Default under Clause 22.1.5, immediately) until such Buyer’s Event of Default has been remedied by, and written notice of such remedy has been received from, the Buyer.

22.4.2
As soon as such notice of remedy has been received from the Buyer, the Seller Group or a Seller shall resume deliveries of LNG to the Buyer in accordance with this Agreement as soon as it is reasonably practicable to do so, and in any event within [***] days after the date of receipt of such notice. In such case, the Seller Group or the Seller shall not be deemed to have failed to make any part of the AACQ available as to any such suspended quantities (and, for the avoidance of doubt, the provisions of Clause 7.6 shall not apply nor shall such suspended Quantities form part of the Cargo Deliver or Pay Quantity). The Seller Group or the Seller shall be deemed to have made available Cargoes in respect of which delivery is suspended pursuant to this Clause 22.4 and, accordingly, the Scheduled Loading Quantity for each such Cargo shall constitute a Cargo Take or Pay Quantity, provided that no portion of any such Cargo with a Arrival Window beginning on or after the day following the date on which such Buyer’s Event of Default has been remedied by, and written notice of such remedy has been received from, the Buyer, shall constitute a Cargo Take or Pay Quantity.

22.4.3
The Seller Group or a Seller shall not be entitled to suspend its obligations pursuant to Clause 22.4.1 with respect to any Buyer’s Event of Default arising under Clause 22.1.2 if, for any Cargo, the Buyer makes advance payment for such Cargo, on terms and conditions acceptable to the Seller Group or the Seller (acting reasonably).

22.4.4
During any period of suspension of deliveries to the Buyer pursuant to Clause 22.4, the Seller Group may sell or otherwise dispose of, for the Seller Group’s own account, without restriction, all LNG produced by the GTA Project.

22.5	Suspension by the Buyer

22.5.1
If a Seller Group Event of Default or a Seller Event of Default occurs, the Buyer shall be entitled to suspend performance of its obligations to take LNG under this Agreement upon giving [***] days’ prior written notice to the Seller Group (or in case of a Seller Event of Default under Clause 22.3.4, immediately) until such Seller Group’s Event of Default or Seller Event of Default has been remedied by, and written notice of such remedy has been received from, the Seller Group or the applicable Seller provided that such suspension shall not be effective if the Seller Group's Event of Default or Seller Event of Default has been remedied by the Seller Group or relevant Seller within such [***] day period (including, in respect of a Seller Event of Default, if, at the option of the remaining members of the Seller Group, (i) any or all of the remaining members of the

EXECUTION VERSION

Seller Group (in such proportions as they may agree between them) acquire, or any other Person acquires, pursuant to this Agreement the LNG SPA Participation of the Seller which is the subject of the Seller Event of Default and remedy the default of the defaulting Seller under this Agreement, or (ii) any or all of the remaining members of the Seller Group (in such proportions as they may agree between them) otherwise remedy the default of the defaulting Seller under this Agreement).

22.5.2
As soon as such notice of remedy has been received from the Seller Group or the applicable Seller, the Buyer shall resume taking deliveries of LNG from the Seller Group or the applicable Seller in accordance with this Agreement as soon as it is reasonably practicable to do so, and in any event within [***] after the date of receipt of such notice. In such case, the Buyer shall not be deemed to have failed to take any part of the AACQ as to any such suspended quantities (and, for the avoidance of doubt, the provisions of Clause 7.4 shall not apply nor shall such suspended Quantities form part of the Cargo Take or Pay Quantity). The Buyer shall be deemed to have taken delivery of Cargoes in respect of which delivery is suspended pursuant to this Clause 22.5 and, accordingly, the Scheduled Loading Quantity for each such Cargo shall constitute a Cargo Deliver or Pay Quantity, provided that no portion of any such Cargo with a Arrival Window beginning on or after the day following the date on which such Seller Group Event of Default or Seller Event of Default has been remedied by, and written notice of such remedy has been received from, the Seller Group or the applicable Seller, shall constitute a Cargo Deliver or Pay Quantity.

22.6	Termination Right

22.6.1	For the purposes hereof:

(A)
the "Defaulting Party" is (i) the Seller Group in relation to the events specified in Clause 22.2, (ii) the applicable Seller in relation to the events specified in Clause 22.3, and (iii) the Buyer in relation to the events specified in Clause 22.1; and

(B)	the "Non-Defaulting Party" is the Buyer in relation to the events specified in Clauses 22.2 and 22.3 and the Seller Group in relation to the events specified in Clause 22.1.

22.6.2
The Buyer shall have the right to terminate this Agreement (solely in respect of the Defaulting Party in respect of a Seller Event of Default, and in respect of the Seller Group as a whole in respect of a Seller Group Event of Default):

(A)
if a Seller Group's Event of Default or Seller Event of Default has occurred, except as provided for in Clause 22.6.2(B), by and upon giving not less than [***] written notice to the Seller Group while such Seller Group's Event of Default or Seller Event of Default subsists, provided that such termination shall not be effective if the Seller Group's Event of Default or Seller Event of Default has been remedied by the Seller Group or relevant Seller within such [***] period (including, in respect of a Seller Event of Default, at the option of the remaining members of the Seller Group, if (i) any or all of the remaining members of the Seller Group (in such proportions as they may agree between them) acquire, or any other Person acquires pursuant to this Agreement the LNG SPA Participation of the Seller which is the subject of the Seller Event of Default) and remedy the default of the defaulting Seller under this Agreement, or (ii) any or all of the remaining members of the Seller Group (in such proportions as they may agree between them) otherwise meet the obligations of the defaulting Seller under this Agreement). The Buyer shall be entitled to withdraw its notice to terminate this Agreement at any time during such [***] period;

EXECUTION VERSION

(B)
in respect of a Seller who is in breach of any of its obligations under Clauses 22.2.3, 22.3.2, 25.9 or 25.10 or in respect of the Seller Group if a Seller Group Event of Default occurs pursuant to Clause 22.2.3 and/or 22.3.6, by and upon giving immediate notice to the Seller Group.

22.6.3	If the Buyer terminates this Agreement in respect of a Seller under Clause 22.6.2(A) or (B):

(A)	[***]

(B)	[***]

22.6.4	The Seller Group shall have the right to terminate this Agreement (or a Seller shall have a right to terminate its LNG SPA Participation of this Agreement):

(A)
if a Buyer Event of Default has occurred, except as provided for in Clause 22.6.4(B), by and upon giving not less than [***] written notice to the Buyer while such Buyer Event of Default subsists, provided that such termination shall not be effective if the relevant Buyer Event of Default has been remedied by the Buyer within such [***] period. The Seller Group or the Seller shall be entitled to withdraw its notice to terminate this Agreement at any time during such [***] day period;

(B)	if the Buyer is in breach of any of its obligations under Clauses 25.9 and 25.10 or there is a Buyer Event of Default pursuant to Clause 22.1.3, by and upon giving immediate notice to the Buyer.

(C)	[***]

22.6.5	[***]

22.6.6	[***]

22.6.7
Termination of this Agreement shall be without prejudice to the rights, obligations and liabilities of the Parties accrued prior to the date on which such termination takes effect, including in respect of antecedent breaches. The obligations of each Party which are expressed to survive termination or take effect on termination shall continue in full force and effect notwithstanding termination of this Agreement.

22.6.8	Except as otherwise set out in Clause 16.8 and this Clause 22 a Party shall have no right to terminate this Agreement, whether at common law or otherwise.

22.7	Survival
Termination of this Agreement shall be without prejudice to the rights or remedies of the Parties accrued prior to or as a result of such termination and the Parties agree that Clauses 1, 12, 13, 17, 21 (to the extent provided therein), 23, 25 and 26 shall, in addition to this Clause 22.7, survive the expiration or termination of this Agreement for the period necessary for the exercise of any such rights or remedies.

22.8
The thresholds in the definitions of “Buyer Event of Default”, “Seller Group Event of Default” and “Seller Event of Default” are solely for the purpose of determining the rights of the Parties to take the measures set forth in this Clause 22. Such thresholds do not limit the obligations of any Party hereunder or the rights of any other Party to enforce such obligations or to make any claim in respect of or breach of such obligations.

23.	DISPUTE SETTLEMENT AND GOVERNING LAW

EXECUTION VERSION

23.1	Dispute Resolution

23.1.1
If the Seller Group, any Seller or the Buyer wishes to submit a Dispute for resolution they shall commence the dispute resolution process by providing the other with written notice of the Dispute (a "Notice of Dispute").

23.1.2
The Parties shall attempt to resolve any Dispute by amicable negotiation within thirty (30) days of a Notice of Dispute being given by a Party. If the Dispute is not resolved within thirty (30) days from the date of the Notice of Dispute (or such longer period as may be agreed by the Parties), and the Dispute has not been referred for resolution by an Expert under Clause 23.3, either Party may refer the Dispute to arbitration pursuant to Clause 23.2.

23.2	Arbitration

23.2.1
Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, including any dispute regarding its existence, formation, validity, enforceability, interpretation, performance, breach, operations carried out under it or its termination, and whether based in contract, tort, statute, regulation or otherwise or any dispute regarding any non-contractual obligations arising out of or in connection with it (a “Dispute”), that the Buyer and the Seller Group or Seller do not otherwise resolve between themselves pursuant to Clause 23.1.2 or agree to refer for expert determination in accordance with Clause 23.3, shall be referred to and finally resolved by arbitration under the [***] effective at the time of the commencement of the arbitration (the "Rules"), which Rules are deemed to be incorporated by reference into this Clause 23.2, and the terms of this Clause 23.2, by sending a written request for arbitration to the [***] and by sending copy to the other Party simultaneously. If the [***] are in conflict with this Clause 23.2, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 23.2 shall prevail, except where a provision of the[***] is non-waivable under the terms of the [***].

23.2.2	The place and legal seat of the arbitration shall be [***].

23.2.3
The arbitral tribunal shall consist of three arbitrators. Within thirty (30) Days of the written request for arbitration, the claimant(s), irrespective of number, shall nominate jointly one arbitrator and the respondent(s), irrespective of number, shall nominate jointly the second arbitrator. The third arbitrator (who, subject to confirmation by [***], shall act as President of the arbitral tribunal) shall be appointed by the arbitrators nominated by the claimant(s) and respondent(s) or, in the absence of agreement on the third arbitrator within fifteen (15) days of the nomination of the second arbitrator, by the [***] in accordance with the [***]. If claimant(s) and/or respondent(s) fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the [***]in accordance with the [***]). In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with this Clause 23.2.3. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds. The decision of a majority of the arbitrators shall be final and binding upon the Parties. Each arbitrator shall remain impartial and independent of the Parties involved in the arbitration.

23.2.4
The language to be used in the arbitration shall be English and the arbitrators shall be fluent in English. Notwithstanding the preceding sentence, any Person (other than an arbitrator) participating in the arbitration may speak in French or another language with the assistance of a translator. All statements of claim or defence, briefs, procedural orders, and awards, and the reasons supporting them, shall be in English, but shall be accompanied by a French translation. In the event of any conflict or inconsistency between the English version and the French translation, the English version shall prevail.

EXECUTION VERSION

23.2.5	The law of the arbitration agreement shall be [***].

23.2.6	This agreement to arbitrate shall be binding upon the Parties, their successors and assigns.

23.2.7	The Parties agree to exclude any right to appeal any question of law [***].

23.2.8
Rights granted to Third Party indemnitees under this Agreement shall be enforced by such Third Parties by arbitration in accordance with this Clause 23.2. Where a claim is brought against a Third Party by a Party in response to which a Third Party wishes to rely on any right or defence afforded to it under this Agreement, such Third Party shall have the option to choose that the Dispute be finally settled by arbitration in accordance with this Clause 23.2 provided such option is exercised by notice in writing to all Parties within seven (7) days of being notified of the claim by any Party.

23.2.9
The arbitral tribunal shall have full authority to grant provisional remedies, including remedies requiring the furnishing of security or guarantees and remedies requiring the preservation of anything or right under the control of a Party to the arbitration, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

23.2.10
Any monetary award shall be made and promptly payable in U.S. Dollars free of any Tax, deduction or offset, and the arbitral tribunal shall be authorised in its discretion to grant pre-award and post-award interest at commercial rates from the date of any breach until the date any award is paid in full including interest due. Any costs, fees or Taxes incidental to enforcing the award shall, to the maximum extent permitted by applicable Law, be charged against the Party against whom such enforcement is sought. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimant(s) or respondent(s), including a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction, provided that the arbitral tribunal is prohibited from awarding punitive damages.

23.2.11
Legal professional privilege, including privileges protecting attorney-client communications and attorney work product of each Party from compelled disclosure or use in evidence, legal advice privilege and litigation privilege, as recognized by the laws governing each Party’s relationship with its counsel, shall apply to and be binding in any arbitration proceeding conducted under this Clause 23.2.11.

23.2.12
Except to the extent necessary to enforce the arbitration agreement or award, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the shares of any Party or any of its Affiliates are listed or are in the process of being listed, or as otherwise permitted under Clause 21, the Parties, their Affiliates, and all of their employees, officers, directors, counsel, consultants, and expert witnesses, shall maintain as confidential the fact of the arbitration proceedings, the arbitral award, filings or submissions exchanged or produced during the arbitration proceedings, and briefs or other documents prepared in connection with the arbitration.

23.2.13
In the event of default by any Party in respect of any procedural order made by the arbitrators, the arbitrators shall have the power to proceed with the arbitration and to deliver an award in the absence of the Party.

23.2.14	The arbitrators shall make the award and any other decisions or rulings strictly according to Law and not ex aequo et bono or as amiable compositeur.

23.2.15	All notices by the Parties in connection with any arbitration shall be in accordance with Clause 26.

EXECUTION VERSION

23.2.16	Any award rendered by the arbitrators hereunder shall be final and binding upon the Parties as from the date rendered Judgment upon any award may be entered in any court having jurisdiction thereof.

23.3	Settlement by Expert

23.3.1
A Dispute may be referred to an Expert if it is referred to expert determination pursuant to the applicable Clause or if the Seller Group and the Buyer agree in writing that, in view of the nature of that Dispute, the Dispute is more suitable for expert determination. Any Dispute referred to an Expert shall be referred and resolved as follows:

(A)
either the Buyer or the Seller Group may refer such Dispute to an Expert (which expression shall include a panel of Experts if the Parties so agree) by proposing in writing the appointment of an Expert;

(B)
the Parties shall jointly appoint the Expert by agreement, or failing such agreement within twenty-one (21) days of the Parties agreement to submit such Dispute to an Expert, by the [***] in accordance with the [***] on the application of either Party;

(C)
the language to be used for the determination of the Dispute shall be English unless otherwise agreed provided that any person (other than the Expert) participating in the Expert determination may speak in French or another language with the assistance of a translator;

(D)
the Parties shall notify the Expert of his or her selection and the proposed terms of appointment. Such terms shall include a covenant from the Expert that such Expert will not during the term of the appointment accept any duty, or acquire or agree to acquire any interest, that may materially conflict with the Expert’s function under such appointment.

(E)
the Expert appointed shall be, and shall remain, independent of all Parties and shall act impartially. Any Person appointed as an Expert shall before accepting such appointment fully disclose any interest or duty he has or may have which conflicts with his function under such appointment, and he shall also fully disclose any such interest or duty incurred at any time before he gives his determination under such appointment, provided that no Person shall be appointed an Expert who at the time of appointment is or has at any time during the twenty (20) years prior to the time of appointment been an employee of or consultant to any Party or of any Affiliate of any Party or of any company in which any Party has a financial interest;

(F)
if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the Seller Group and the Buyer or, failing agreement within fourteen (14) days of the Parties being notified that the Expert is unable or unwilling to complete the reference, by the [***] in accordance with the [***] on the application of either Party;

(G)	the Expert shall act as an expert and not as an arbitrator or mediator;

(H)
the Seller Group and the Buyer shall have the right to make representations and submissions to the Expert, to be provided to the Expert within fourteen (14) days of the date of the appointment of the Expert. There will be no formal hearing;

(I)	the Seller Group and the Buyer shall make all relevant documents and information within their control available to the Expert, subject to any obligations of confidentiality;

EXECUTION VERSION

(J)	the Seller Group and the Buyer shall request that the Expert determine the referred Dispute and provide a decision in writing within thirty (30) days of receiving the reference;

(K)
any decision of the Expert shall, in the absence of fraud, manifest error or breach by the Expert of his or her covenant referred to in Clause 23.3.1(D) be final and binding upon the Parties. Any such challenge pursuant to the previous sentence to the Expert’s determination must be made within thirty (30) days of the issuance of the Expert’s decision, and shall be deemed a Dispute and shall be resolved pursuant to clause 23.1;

(L)
the procedure by which the Expert reaches his or her determination shall not be, and such determination itself shall not be, appealable or subject to, challenge, whether under any applicable arbitration statute or otherwise, except in instances of manifest error, fraud or breach by the Expert of his or her covenant referred to in Clause 23.3.1(D); and

(M)	the costs and expenses of the Expert shall [***], except as may be otherwise provided herein.

23.4	Costs and Expenses

23.4.1
Unless otherwise determined in a final arbitration award or by the Expert, each party shall bear the costs of its own lawyers, witnesses, experts and other assisting persons it may utilise for any arbitration proceeding under Clause 23.

23.4.2
Unless otherwise determined in a final arbitration award or by the Expert, the cost of the venue of any arbitration under this Clause 23 and the fees of the arbitration tribunal shall, together with any Expert fees incurred under Clause 23.3, [***].

23.5	Immunity

23.5.1
Each Party, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives the benefit of any right of immunity (sovereign or otherwise) and agrees not to claim or assert any immunity with respect to the matters covered by or arising out of or in connection with this Agreement in any arbitration, Expert proceeding or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

23.5.2	Each Party irrevocably and unconditionally:

(A)	acknowledges and agrees that the execution and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(B)
consents in respect of the enforcement of any judgment against it in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

EXECUTION VERSION

23.5.3	For the avoidance of doubt, any reference to any assets of a Party in this Article shall mean those assets to which such Party has right, title and/or interest. The Parties accept and recognize that:

(A)
PETROSEN’s assets do not include the share of the State as defined in the St-Louis PSC, the share of the Republic of Senegal pursuant to any other hydrocarbon exploration and production sharing contract or any other assets, interests or entitlements of the Republic of Senegal or of any of its agencies, authorities or manifestations (except for the avoidance of doubt the assets, interests and entitlements of PETROSEN itself); and

(B)
SMHPM’s assets do not include the share of the State as defined in the Block C8 PSC,  the share of the Islamic Republic of Mauritania pursuant to any other exploration and production sharing contract or any other assets, interests or entitlements of the Islamic Republic of Mauritania or of any of its agencies, authorities or manifestations (except for the avoidance of doubt the assets, interests and entitlements of SMHPM itself).

23.6	Governing Law
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed [***], without reference to any choice or conflict of law principle that would result in the application of any other law. [***].

24.	ASSIGNMENT

24.1	Generally
Subject to Clause 3.1.3, Clause 22.6.3 and Clause 24.2, no Party may, without the prior written consent of the Buyer (in the case of an assignment by a Seller) or each Seller (in the case of an assignment by Buyer) (such consent not to be unreasonably withheld or delayed), assign or transfer to any Person any benefit or obligation under this Agreement, in whole or in part, absolutely or conditionally, provided that any novation or assignment of its rights and/or obligations under this Agreement by a Party is only permitted if:

(A)	in the case of Buyer,
(i) [***]
(ii) [***]

(B)
in the case of Buyer and Seller, such assignee assumes all of the obligations of the assigning Party under this Agreement commencing as of the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by the non-assigning Party) or by execution of a binding assignment and assumption agreement which is enforceable by the non-assigning Party.

[***]

24.2	Permitted Assignees

EXECUTION VERSION

24.2.1	Notwithstanding Clause 24.1, any Party may novate or assign all of its rights and obligations under this Agreement to an Affiliate, provided that:

(A)	such Affiliate has the legal capacity, the financial capacity and the technical capability (directly or indirectly through its Affiliates) to perform the obligations to be assigned;

(B)
where the Buyer is the assigning Party, it shall remain liable to maintain the Buyer Guarantee required in accordance with Clause 12.7 and ensure the continued validity of any letter of credit issued on its behalf in accordance with Clause 12.7;

(C)	the assigning Party shall remain liable under this Agreement for the performance of all of its obligations, including those assigned to the Affiliate;

(D)	performance of this Agreement with such Affiliate assignee would comply with applicable Laws and all relevant Authorisations;

(E)
if such Affiliate of the assigning Party, following such assignment, ceases at any time to be an Affiliate of the assigning Party, all rights and obligations of such Affiliate under this Agreement shall be automatically re-assigned to the assigning Party;

(F)
following such assignment, the assigning Party shall not Transfer any of its Upstream Participating Interest to any Third Party unless and until such Affiliate has reassigned to the assigning Party all of its rights and obligations hereunder; and

(G)	such Affiliate may not in turn assign any or all of such rights and obligations to any Party except to the assigning Party.

24.2.2
Notwithstanding Clause 24.1, any Transferring Seller may novate or assign all or any part of its rights and obligations under this Agreement to any Person to whom it Transfers all or a corresponding part of its Upstream Participating Interest or all or any part of its rights under this Agreement to another Seller as may be required by the terms of other agreements among the Seller Group, provided that the Transferring Seller complies with the terms of Clauses 3.1.3, and 3.1.4.

24.2.3	Clause 24.1 shall be without prejudice to Clause 3.1.6.

24.2.4	Any assignee or transferee shall be subject to the other Party’s reasonable know-your-customer process.

24.3	[***]

24.3.1	[***]

24.3.2	[***]

(A)	[***]

(B)	[***]

(C)	[***]

(D)
agreement by the Buyer not to terminate or cancel this Agreement without the lenders being given a right to cure the default giving rise to the Buyer’s right to cancel or terminate within the cure period referred to in (B) above;

(E)
agreement that the Buyer shall make payments due under this Agreement to an account or accounts specified from time to time by the lenders or their agent or trustee on the condition that such payment will be good discharge

EXECUTION VERSION

of the relevant obligations of the Buyer to the Sellers under this Agreement; and

(F)
agreement that, without prejudice to the Buyer’s other rights under this Agreement, the Buyer consents to the lenders appointing a substitute Third Party, subject to the terms of Clauses 3.1.3, 3.1.4, and 3.1.5, to assume the rights and obligations of Seller Group or a Seller (as applicable) following enforcement of the lenders’ security and shall not terminate this Agreement solely due to assumption by that Third Party, at the direction of the lenders, of some or all of the rights and obligations of the Seller Group or any Seller under this Agreement.

24.3.3
If the Seller Group or one or more of the Sellers elects to seek project financing in respect of the GTA Project or a Future GTA Project, the Parties agree to work together in good faith (and the Seller Group (or applicable Sellers) shall reimburse all the reasonable transactional costs (including travel and associated costs) of Buyer in connection therewith), to address the reasonable requirements of the lenders with respect to the terms of this Agreement, but without any obligation on either Party to accept any such requirements.

24.3.4
The Seller Group’s obligations to apply credits and the Buyer’s rights to set-off amounts in accordance with Clause 12.3 shall be unaffected by the direct agreement or consent to an assignment by way of security in favour of a lender or lenders.

24.3.5	In respect of the above provisions, the Buyer shall carry out its customary know-your-customer process on all Persons with which it deals pursuant to this Clause 24.

25.	MISCELLANEOUS

25.1	Disclaimer of Agency
Nothing in this Agreement nor any other agreement or arrangement of which it forms part, nor the performance by the Parties of their respective obligations under any such agreement or arrangement, shall constitute a partnership between the Parties. Save as expressly provided in this Agreement, this Agreement does not constitute any Party as the agent, partner or legal representative of the other Party for any purposes whatsoever, and no Party shall have any express or implied right or authority (unless expressly conferred in writing under this Agreement or otherwise and not revoked) to assume or to create any obligations or responsibility on behalf of or in the name of the other Party as its agent or otherwise.

25.2	Entire Agreement
This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter contemplated by this Agreement and supersedes any prior or contemporaneous written or oral agreement between them with respect to such subject matter, including specifically [***].

25.3	Reliance
Each Party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into this Agreement. So far as permitted by Law and except in the case of fraud, each Party agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement, to the exclusion

EXECUTION VERSION

of all other rights and remedies (including those in tort or arising under statute). In this Clause, “this Agreement” includes all documents entered into pursuant to this Agreement

25.4	Third Party Beneficiaries

25.4.1
Except for the provisions of Clauses 3.3.6 and 17.1, this Agreement is intended solely for the benefit of the Seller Group and the Buyer, and the Parties do not intend any term of this Agreement to be for the benefit of or enforceable by any Person who is not a Party to this Agreement and no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a Party to this Agreement.

25.4.2	The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party.

25.5	Variation
No amendment, change, modification or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party and approved by the Ministers.

25.6	Waiver
No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach. Any waiver of any breach of this Agreement shall be in writing signed by the waiving Party.

25.7	Counterparts
This Agreement and any instrument amending this Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

25.8	Severability

25.8.1
Except as may otherwise be stated herein, if at any time any provision or part of a provision of this Agreement is declared or rendered illegal, invalid, unlawful or unenforceable by any Competent Authority, or deemed unlawful because of a statutory change, that provision or part of a provision shall be deemed to be deleted from this Agreement and the remaining provisions will not, in any way, be affected or impaired.

25.8.2
The Parties will negotiate in good faith with a view to agreeing one or more valid and enforceable provisions which may be substituted for any such invalid, illegal or unenforceable provision or part of a provision to ensure as nearly as is practicable in all the circumstances that the appropriate balance of the commercial interests of the Parties under this Agreement is preserved. No failure to agree upon such provisions shall be susceptible to dispute resolution pursuant to Clause 23.

25.9	Compliance with ABC Law

25.9.1
Each Party represents and warrants (as a continuing representation and warranty repeated each day for the duration of this Agreement) and undertakes to the other that in connection with this Agreement or any activities contemplated by it, neither it nor any of its Representatives:

(A)
has offered, authorised, promised, given, solicited or accepted or received nor shall offer, authorise, promise, give, solicit or accept or receive, to or from any Person, directly or indirectly, any payment, gift, service, thing of value or other

EXECUTION VERSION

advantage where such payment, gift, service, thing of value or other advantage would be an ABC Law Violation; nor

(B)	has received nor will receive any commission, fee, rebate, gift or entertainment of significant cost or value without prior written notification to the other Party.

25.9.2	Each Party shall (and shall ensure that its Representatives shall) with respect to or in connection with this Agreement or any activities contemplated by it:

(A)	comply with ABC Laws; and

(B)	not commit an ABC Law Violation.

25.9.3	In particular, each Party represents, warrants and undertakes to the other that it shall not, and shall ensure that its Representatives shall not, directly or indirectly:

(A)	pay, promise to pay, authorise the payment of, give, offer, accept or agree to accept, any monies or other things of value to or from a Person or a Competent Authority; or

(B)	engage in other acts or transactions,
in each case if this represents a violation of or is inconsistent with ABC Law.

25.9.4	Each Party must immediately notify the other Party of any ABC Law Violation.

25.9.5
If either Party asserts that the other Party is not in compliance with Clause 25.9.1 or 25.9.2, the Party asserting non-compliance shall send a notice to the other Party indicating the type of non-compliance asserted and providing supporting evidence and documentation.

25.9.6
No Party is authorised to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities, or any other transaction, or which would put such other Party in violation of its obligations under any law applicable to this Agreement and its contemplated activities.

25.10	Trade controls and Sanctions

25.10.1	Each Party:

(A)
represents and warrants (as a continuing representation and warranty repeated each day for the duration of this Agreement) that neither it nor any Person or entity that owns or controls it is a restricted party on a Sanctions List or is subject to any Trade Sanctions that may apply to the subject matter of this Agreement and its contemplated activities;

(B)
agrees to comply with any Trade Sanctions and with any anti-money laundering and anti-terrorism laws applicable to the subject matter of this Agreement and its contemplated activities, provided that with respect to Trade Sanctions adopted by the States of Mauritania or Senegal, compliance by the Buyer shall be subject to the Buyer first having received written notification of such Trade Sanctions from the Seller Group or from the Competent Authorities in the States of Mauritania or Senegal, as applicable; and

(C)	agrees to comply with all export and trade control laws, regulations, and orders applicable to the export, re-export, transfer, import sale or use of the LNG sold under this Agreement.

25.10.2
If a Party reasonably believes that the other Party has breached or will be in breach of Clause 25.10.1 or that, as a result thereof, continuing to perform this Agreement would cause it to act in a manner which would likely put it in breach of Clause 25.10.1, then:

EXECUTION VERSION

(A)	it may notify the other Party requiring the other Party to provide all information reasonably required to verify whether the other Party is in compliance with Clause 25.10.1; and

(B)	the other Party must provide that information to it.

25.10.3
None of the language in this Agreement is intended, or shall be construed, to require either Party to take or refrain from taking any action in connection with the subject matter of this Agreement and its contemplated activities that:

(A)	would be in violation of applicable Trade Sanctions;

(B)	would be penalised under the anti-boycott laws and regulations or (to the extent that this does not contravene any applicable law) secondary sanctions laws of the United States of America; or

(C)	would place the other Party or its Affiliates in a position of non-compliance with the foregoing laws or any ABC Law.

25.10.4
Nothing in this Clause 25.10 shall require SMHPM to comply with any Trade Sanctions that might be applied against the Islamic Republic of Mauritania or to require PETROSEN to comply with any Trade Sanctions that might be applied against the Republic of Senegal.

26.	NOTICES

26.1	Form of Notice
Any notice or other communication, including invoices, from the Buyer to the Seller Group or from the Seller Group to the Buyer (or, where contemplated in this Agreement, from or to the LNG Hub Facilities Operator, Transporter or the master of the Approved LNG Ship), which is required or permitted to be made by the provisions of this Agreement shall be:

26.1.1	made in the English language;

26.1.2	made in writing;

26.1.3
delivered by email or by hand or sent by courier to the address of the Buyer or the Seller Group (as applicable) which is shown below or to such other address as Buyer or the Seller Group shall by notice require, or sent to such other e-mail address as the Buyer or the Seller Group (as applicable) shall by notice require.

26.1.4	marked for the attention of the Person(s) there referred to or to such other Person(s) as the other Party shall by notice require.
The addresses of the Parties for service of notices are as follows:
For notices to the Buyer:

[***]

For notices to the Seller Group:

Seller Group’s Representative: [***]

EXECUTION VERSION

[***]	[***]

For notices to an individual Seller:

SMHPM: [***]	PETROSEN: [***]
BPMIL: [***]	BPSIL: [***]
KEM: [***]	KEISL: [***]

26.1.5
The Buyer or the Seller Group (as applicable) may change the address, e-mail address or Person to whom the notice or communication shall be served by providing not less than seven (7) days’ written notice thereof to the Buyer or the Seller Group (as applicable).

26.2	Effective Time of Notice

26.2.1
Any notice, invoice or other communication made by one Party to the other Party in accordance with the foregoing provisions of this Clause 26 shall be deemed to be received by the other Party if delivered by hand or by courier, on the day on which it is received at that Party's address, or if sent by e-mail on the next day on which the office of the receiving Party is normally open for business; provided always that operational notices pursuant to Clause 9 sent by email shall be deemed to be received immediately after their transmission. The receiving Party shall be obligated to transmit a manual (not automatic) written acknowledgement of successful receipt (which may be transmitted electronically) which the receiving Party shall furnish promptly after successful receipt.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorised representative as of the day and year first above written.

For and on behalf of
LA SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER

By:    /s/ Tourad Abdel Baghi
Name:    Tourad Abdel Baghi
Title:    Director General

For and on behalf of
BP MAURITANIA INVESTMENTS LIMITED

By:    /s/ Norman Christie
Name:    Norman Christie
Title:

For and on behalf of
KOSMOS ENERGY MAURITANIA

By:    /s/ Todd Niebruegge
Name:    Todd Niebruegge
Title:    Vice President

For and on behalf of
LA SOCIETE DES PÉTROLES DU SENEGAL

By:    /s/ Mamadou Faye
Name:    Mamadou Faye
Title:    Director General

For and on behalf of
BP SENEGAL INVESTMENTS LIMITED

EXECUTION VERSION

By:    /s/ Norman Christie
Name:    Norman Christie
Title:

For and on behalf of
KOSMOS ENERGY INVESTMENTS SENEGAL LIMITED

By:    /s/ Todd Niebruegge
Name:    Todd Niebruegge
Title:    Vice President

For and on behalf of
BP GAS MARKETING LIMITED

By:    /s/ Robert J. Harrison
Name:    Robert J. Harrison
Title:    Director

EXECUTION VERSION

Following execution of this Agreement by all the Parties hereto, this Agreement will be effective on the date (the “Effective Date”) when approved by the two States. The States mean:

THE ISLAMIC REPUBLIC OF MAURITANIA, represented for the purposes of these presents by the Minister of Petroleum Mines and Energy; and
THE REPUBLIC OF SENEGAL represented for the purposes of these presents by the Minister of Petroleum and Energies.

IN WITNESS of their approval, the Ministers or their authorised representatives have approved this Agreement for the term of the Agreement on the date indicated below. [***]
For the Islamic Republic of Mauritania, by the Minister of Petroleum Mines and Energy	For the Republic of Senegal, by the Minister of Petroleum and Energies
By: /s/ Mohamed Abdel Vetah__________ Mohamed Abdel Vetah _______________ (Printed name) Date:11 February 2020_________________	By: /s/ Mouhamadou Makhtar Cisse_______ Mouhamadou Makhtar Cisse____________ (Printed name) Date:11 February 2020_________________